UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Under Rule 14a-12

HUDSON CITY BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 18, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Hudson City Bancorp, Inc., which will be held on April 21, 2010 at 4:30 p.m., Eastern Time, at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656.

The attached Notice of the 2010 Annual Meeting of Shareholders and the attached Proxy Statement describe the business to be transacted at the annual meeting. Directors and officers of Hudson City Bancorp, as well as a representative of KPMG LLP, the accounting firm appointed by the Audit Committee of the Board of Directors to be Hudson City Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2010, will be present at the annual meeting to respond to appropriate questions.

The Board of Directors of Hudson City Bancorp has determined that an affirmative vote on each matter to be considered at the annual meeting is in the best interests of Hudson City Bancorp and its shareholders and recommends a vote “FOR” each of these matters.

Please complete, sign, date and return the enclosed proxy card promptly, or if you prefer, vote by using the telephone or Internet, whether or not you plan to attend the annual meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the annual meeting, but will assure that your vote is counted if you are unable to attend the meeting. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to attend and to vote personally at the annual meeting. Examples of appropriate documentation include a broker’s statement, letter or other document confirming your ownership of shares of Hudson City Bancorp common stock.

On behalf of the Board of Directors and the employees of Hudson City Bancorp, we thank you for your continued support and hope to see you at the annual meeting.

Sincerely yours,

Ronald E. Hermance, Jr.
Chairman of the Board of Directors,
President and Chief Executive Officer

Hudson City Bancorp, Inc.
West 80 Century Road
Paramus, New Jersey 07652
(201) 967-1900

NOTICE OF THE 2010 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 21, 2010

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders of Hudson City Bancorp, Inc. will be held at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656, on April 21, 2010 at 4:30 p.m., Eastern Time, to consider and vote upon the following matters:

(1) The election of two directors for terms of three years each;

(2) The adoption of the Executive Officer Annual Incentive Plan of Hudson City Bancorp, Inc.; and

(3) The ratification of the appointment of KPMG LLP as Hudson City Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Shareholders may also be asked to vote upon such other business as may properly come before the annual meeting, and any adjournment or postponement thereof. Please note that we are not aware of any such business.

The Board of Directors has fixed March 1, 2010 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. A list of shareholders of record will be available for inspection at the branch office of Hudson City Savings Bank located at West 80 Century Road, Paramus, New Jersey 07652 for 10 days prior to the annual meeting. The list will also be available at the annual meeting.

By Order of the Board of Directors

Veronica Olszewski
Senior Vice President, Treasurer
and Corporate Secretary

Paramus, New Jersey
March 18, 2010

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO SUBMIT YOUR PROXY CARD AS SOON AS POSSIBLE. YOU MAY SUBMIT YOUR PROXY CARD BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED ENVELOPE OR, IF YOU PREFER, VOTE BY USING THE TELEPHONE OR INTERNET. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

HUDSON CITY BANCORP, INC.

PROXY STATEMENT FOR THE
2010 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 21, 2010

GENERAL INFORMATION

General

This proxy statement, accompanying proxy card and the 2009 Annual Report to Shareholders are being furnished to the shareholders of Hudson City Bancorp, Inc., referred to as Hudson City Bancorp, in connection with the solicitation of proxies by the Board of Directors of Hudson City Bancorp for use at the 2010 Annual Meeting of Shareholders. The 2010 Annual Meeting of Shareholders will be held on April 21, 2010 at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656 at 4:30 p.m., Eastern Time. This proxy statement, together with the enclosed proxy card, is first being mailed to shareholders on or about March 18, 2010.

Hudson City Bancorp, a Delaware corporation, operates as a savings and loan holding company for its wholly owned subsidiary, Hudson City Savings Bank, referred to as Hudson City Savings. As used in this proxy statement, “we,” “us,” “our” and “the Company” refer to Hudson City Bancorp or Hudson City Bancorp and its consolidated subsidiaries, depending on the context. The term “annual meeting,” as used in this proxy statement, includes any adjournment or postponement of such meeting.

Who Can Vote

The Board of Directors has fixed the close of business on March 1, 2010 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. Accordingly, only holders of record of shares of Hudson City Bancorp common stock, par value $0.01 per share, at the close of business on such date will be entitled to vote at the annual meeting. On March 1, 2010, there were 526,871,902 shares of Hudson City Bancorp common stock outstanding. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Hudson City common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the meeting.

How Many Votes You Have

Each holder of shares of Hudson City Bancorp common stock outstanding on March 1, 2010 will be entitled to one vote for each share held of record (other than excess shares, as defined below) at the annual meeting. As provided in Hudson City Bancorp’s certificate of incorporation, record holders of common stock who beneficially own in excess of 10% of the issued and outstanding shares of common stock are record holders of excess shares, which shall be entitled to one-hundredth of one vote per share for each excess share. A person or entity is deemed to beneficially own shares owned by an affiliate or associate as well as by persons acting in concert with such person or entity. Hudson City Bancorp’s certificate of incorporation authorizes the Board of Directors to interpret and apply the provisions of the certificate of incorporation governing excess shares, and to determine on the basis of information known to the Board of Directors after reasonable inquiry of all facts necessary to ascertain compliance with the certificate of incorporation, including, without limitation, (1) the number of shares of common stock beneficially owned by any person or purported owner, (2) whether a person or purported owner is an affiliate or associate of, or is acting in concert with, any other person or purported owner and (3) whether a person or purported owner has an agreement, arrangement or understanding with any person or purported owner as to the voting or disposition of any shares of common stock.

How to Vote

You may vote your shares:

(1)	By Internet. Vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until 11:59 p.m., Eastern Time, on Tuesday, April 20, 2010. Once you are logged into the Internet voting system, you can record and confirm (or change) your voting instructions.

(2)	By telephone. Use the toll free telephone number shown on your proxy card. The telephone voting system is available 24 hours a day until 11:59 p.m., Eastern Time, on Tuesday, April 20, 2010. Once you are dialed into the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

(3)	By mail. Mark and sign the enclosed proxy card and return it in the enclosed self-addressed, postage-prepaid envelope. All properly executed proxy cards received by Hudson City Bancorp will be voted in accordance with the instructions marked on the proxy card. If you return an executed proxy card without marking your instructions, your executed proxy will be voted “FOR” the proposals identified in the preceding Notice of the 2010 Annual Meeting of Shareholders (unless you are a broker, in which case your executed proxy will be voted as set forth below under the caption “Vote Required”). Returning a proxy card will not prevent you from voting in person if you attend the annual meeting.

Alternatively, you may attend the annual meeting and vote in person. If you are a shareholder whose shares are not registered in your own name (for example, if your shares are held in a bank or brokerage account), you will need to obtain a written legal proxy from your shareholder of record to vote personally at the annual meeting. If you do not obtain a legal proxy from your shareholder of record, you will not be entitled to vote your shares in person at the annual meeting, but you can still attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned your shares of common stock on March 1, 2010.

Vote Required

Proposal 1.  In 2008, the Board of Directors amended Hudson City Bancorp’s bylaws to provide a majority voting standard for the election of directors in uncontested elections and plurality voting in any election that is contested. At the 2010 Annual Meeting of Shareholders, each nominee must receive the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy in respect of such nominee’s election to be elected. For purposes of the election of directors, “a majority of the votes cast” means that the number of votes cast “FOR” a nominee’s election exceeds the number of votes cast “AGAINST” that nominee’s election. If an incumbent nominee is not elected by the requisite vote, he or she must tender his or her resignation, and the Board of Directors, through a process managed by the Nominating and Governance Committee, will decide whether to accept the resignation within 90 days following certification of the vote by the inspectors of election. Shares as to which the “ABSTAIN” box has been selected on the proxy card, shares held by a broker who submits a proxy card but fails to cast a vote on this proposal (also known as a “broker non-vote”) and shares for which a proxy card is not returned (and are not otherwise voted in person) will be treated as shares that are not represented and will have no effect on the outcome of the vote.

Proposals 2 and 3.  In order for the shareholders to approve Proposal 2 or Proposal 3, we must obtain the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal. Under the voting standard for Proposals 2 and 3, shares as to which the “ABSTAIN” box has been selected on the proxy card for the proposal will count as shares represented and entitled to vote and will be treated as votes “AGAINST” that proposal. Shares held by a broker who submits a proxy card but fails to cast a vote on a proposal and shares for which a proxy card is not returned (and are not otherwise voted in person) will be treated as shares that are not represented and will have no effect on the outcome of the vote.

Our Board of Directors recommends that you promptly complete, sign and date the enclosed proxy card(s) in favor of Proposals 1, 2 and 3 and return the card(s) in the enclosed self-addressed, postage-prepaid envelope or, if you prefer, vote by using the telephone or Internet. Proxy cards must be received prior to the commencement of the annual meeting. Returning the proxy card will not prevent you from voting in person if you attend the annual meeting. Your vote is very important.

Revocability of Proxies

You may revoke your grant of a proxy at any time before it is voted at the annual meeting by:

•	filing a written revocation of the proxy with our corporate secretary;

•	submitting a signed proxy card bearing a later date; or

•	attending and voting in person at the annual meeting, but you also must file a written revocation with the secretary of the annual meeting prior to the voting.

If you voted using the Internet, you can change your vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until 11:59 p.m., Eastern Time, on Tuesday, April 20, 2010.

If you voted by telephone, you can change your vote by using the toll free telephone number shown on your proxy card. The telephone voting system is available 24 hours a day until 11:59 p.m., Eastern Time, on Tuesday, April 20, 2010.

We are soliciting proxies only for the 2010 Annual Meeting of Shareholders. If you grant us a proxy to vote your shares, the proxy will only be exercised at the 2010 Annual Meeting of Shareholders.

Solicitation of Proxies

Our officers, members of our Board of Directors and our employees may solicit proxies on our behalf by telephone or through other forms of communication but none of these persons will receive any compensation for their solicitation activities in addition to their regular compensation. We have retained Laurel Hill Advisory Group to assist in the solicitation of proxies for a fee of $7,000 plus out-of-pocket expenses. We request that persons, firms and corporations holding shares in their own name or in the name of nominees, in each case which are beneficially owned by others, send proxy materials to and obtain proxies from such beneficial owners, and we will reimburse such holders for the reasonable expenses incurred in connection therewith. We will bear all costs of solicitation.

Interest of Management and Directors in Matters to be Acted Upon

Management and directors of Hudson City Bancorp have an interest in the matters that will be acted upon that are different from the interests of other shareholders as follows:

•	Executive Officer Annual Incentive Plan. Proposal 2 involves the continuance of an incentive program under which our executive officers may earn incentive rewards tied to the successful attainment of predetermined performance criteria.

The Board of Directors has taken the above interests into account in recommending that shareholders approve Proposal 2.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 21, 2010

This proxy statement and the 2009 Annual Report to Shareholders are available on Hudson City Bancorp’s website at www.hcbk.com.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table sets forth, as of February 28, 2010, certain information as to Hudson City Bancorp common stock beneficially owned by persons owning in excess of 5% of the outstanding shares of our common stock. We know of no person, except as listed below, who beneficially owned more than 5% of the outstanding shares of our common stock as of February 28, 2010. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission and with Hudson City Bancorp pursuant to the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under the caption “Directors and Executive Officers,” in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock (1) over which that person has or shares, directly or indirectly, voting or investment power, or (2) of which that person has the right to acquire beneficial ownership at any time within 60 days after February 28, 2010. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. Except as otherwise indicated, (i) each shareholder shown in the table below has sole voting and investment power with respect to the shares of common stock indicated and (ii) none of such shares are listed because the person has the right to acquire beneficial ownership within 60 days after February 28, 2010.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent(1)

Employee Stock Ownership Plan Trust of Hudson City Savings Bank(2) West 80 Century Road Paramus, New Jersey 07652	41,672,418	7.9%
Human Resources Committee of Hudson City Savings Bank(3) West 80 Century Road Paramus, New Jersey 07652	45,789,818	8.7
Blackrock, Inc.(4) 40 East 52nd Street New York, NY 10022	36,506,302	6.9

(1)	Based on the 526,871,902 total outstanding shares of Hudson City Bancorp as of February 28, 2010.

(2)	Based on the Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2010. The Human Resources Committee, a plan fiduciary, shares voting and investment power with participants in the Employee Stock Ownership Plan.

(3)	Based on the Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2010. The Human Resources Committee has sole voting and investment power over 699,773 shares in the Hudson City Savings Bank Retirement Plan for Employees. The Human Resources Committee shares voting power over 41,672,418 shares and shares investment power over 45,090,045 shares, which number of shares includes the 41,672,418 shares also indicated as beneficially owned by the Employee Stock Ownership Plan Trust of Hudson City Savings Bank.

(4)	Based on the Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010. The Schedule 13G was filed by BlackRock, Inc. for itself and as the parent holding company for 16 of its subsidiaries (each identified on Exhibit A to the Schedule 13G, and each of which was acquired as a result of BlackRock, Inc.’s acquisition of Barclays Global Investors from Barclays Bank PLC). As provided in

(Notes continued on following page)

the Schedule 13G, BlackRock, Inc. and these 16 subsidiaries have, in the aggregate, sole voting power and sole investment power over all 36,506,302 shares of Hudson City Bancorp common stock held collectively by them, and no one of these entities, on its own behalf, has ownership interests exceeding 5% of the total outstanding shares of common stock of Hudson City Bancorp.

Directors and Executive Officers

The following table sets forth information about the shares of common stock beneficially owned by each director of Hudson City Bancorp, by each named executive officer of Hudson City Bancorp identified in the Summary Compensation Table included elsewhere herein, and all directors and executive officers of Hudson City Bancorp or Hudson City Bancorp’s wholly owned subsidiary, Hudson City Savings, as a group as of February 28, 2010. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock indicated.

		Amount and Nature		Percent of
	Position with	of Beneficial Ownership		Common Stock
Name	the Company	(1)(2)(3)(4)		Outstanding (5)

Ronald E. Hermance, Jr.	Director, Chairman, President and Chief Executive Officer	7,681,240	(6)	1.4%
Denis J. Salamone	Director, Senior Executive Vice President and Chief Operating Officer	3,622,792	(7)	*
Michael W. Azzara	Director	582,918		*
William G. Bardel	Director	492,379	(8)	*
Scott A. Belair	Director	500,825		*
Victoria H. Bruni	Director	491,183		*
William J. Cosgrove	Director	416,960	(9)	*
Donald O. Quest, M.D.	Director	684,022	(10)	*
Joseph G. Sponholz	Director	803,342	(11)	*
James C. Kranz	Executive Vice President and Chief Financial Officer	819,064	(12)	*
Thomas E. Laird	Executive Vice President and Chief Lending Officer	1,113,352	(13)	*
Ronald J. Butkovich	Senior Vice President	772,412	(14)	*
All directors and executive officers as a group (20 persons)		66,599,188	(15)	12.4%

*	Less than one percent

(1)	The figures shown include the following shares that have been allocated as of December 31, 2009 to individual accounts of participants in the Hudson City Bancorp, Inc. Employee Stock Ownership Plan (referred to as the ESOP): Mr. Hermance, 72,401 shares; Mr. Salamone, 47,506 shares; Mr. Kranz, 72,401 shares; Mr. Laird 69,455 shares; Mr. Butkovich, 31,872 shares; and all directors and executive officers as a group, 653,998 shares. Such persons have voting power (subject to the legal duties of the ESOP Trustee) but no investment power, except in limited circumstances, as to such shares. The figures shown for each of the executive officers named in the table do not include 33,676,464 shares held in trust pursuant to the ESOP that have not been allocated as of December 31, 2009 to any individual’s account and as to which each of the executive officers named in the table shares voting power with other ESOP participants. The figure shown for all directors and executive officers as a group includes such 33,676,464 shares as to which the Hudson City Savings Bank’s Human Resources Committee (as of

(Notes continued on following page)

January 1, 2010, consisting of Messrs. Azzara, Belair, Hermance, Quest and Salamone) may be deemed to have shared investment power, except in limited circumstances, thereby causing such committee to be deemed a beneficial owner of such shares. This figure also includes all 7,995,955 shares allocated to individual accounts under the ESOP, as the Human Resources Committee may be deemed to have shared investment power, in limited circumstances, over those shares as well. Each of the members of the Human Resources Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Human Resources Committee individually. See “Compensation of Executive Officers and Directors — Deferred Compensation — Employee Stock Ownership Plan.”

(2)	The figures shown include the following shares held as of February 28, 2010 in individual accounts of participants in the Profit Incentive Bonus Plan of Hudson City Savings Bank: Mr. Hermance, 359,150 shares; Mr. Salamone, 11,666 shares; Mr. Kranz, 98,881 shares; Mr. Laird, 171,244 shares; and Mr. Butkovich, 5,873 shares; all directors and executive officers as a group, 907,273. Such persons have sole voting power and sole investment power as to such shares. The figure shown for all directors and executive officers as a group includes all 3,417,627 shares allocated to the accounts of participants in the Profit Incentive Bonus Plan, as to which the Human Resources Committee may be deemed to have shared investment power, in limited circumstances. Each of the members of the Human Resources Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Human Resources Committee individually. See “Compensation of Executive Officers and Directors — Deferred Compensation — Profit Incentive Bonus Plan.”

(3)	The figures shown include unvested shares held in a custodial account pursuant to the 2000 Recognition and Retention Plan and the 2006 Stock Incentive Plan that have been awarded to individuals as follows: Mr. Hermance, 259,236 shares; Mr. Salamone, 97,118 shares; Mr. Kranz, 33,206 shares; Mr. Laird, 33,206 shares; Mr. Butkovich, 12,500 shares; and all directors and executive officers as a group, 552,773 shares. Such persons have sole voting power but no investment power, except in limited circumstances, as to such shares.

(4)	The figures shown include the following shares which may be acquired upon the exercise of stock options that are, or will become, exercisable within 60 days of February 28, 2010: Mr. Hermance, 3,941,651 shares; Mr. Salamone, 2,295,653 shares; Mr. Kranz, 360,740 shares; Mr. Laird, 336,206 shares; Mr. Butkovich, 553,100 shares; Mr. Azzara, 429,720 shares; Mr. Bardel, 406,480 shares; Mr. Belair, 328,240 shares; Ms. Bruni, 200,000 shares; Mr. Cosgrove, 200,000 shares; Dr. Quest, 200,000 shares; Mr. Sponholz, 584,720 shares; and all directors and executive officers as a group, 12,094,037 shares.

(5)	Based on the 526,871,902 total outstanding shares as of February 28, 2010 plus the 12,094,037 shares which such person or group of persons has the right to acquire within 60 days after February 28, 2010.

(6)	Includes 1,319,062 shares as to which Mr. Hermance may be deemed to share voting and investment power.

(7)	Includes 138,923 shares as to which Mr. Salamone may be deemed to share voting and investment power and 558,926 shares held in a brokerage account with margin provisions.

(8)	Includes 85,899 shares held in a brokerage account with margin provisions.

(9)	Includes 110,300 shares as to which Mr. Cosgrove may be deemed to share voting and investment power. These shares are held in a brokerage account with margin provisions.

(10)	Includes 159,399 shares as to which Dr. Quest may be deemed to share voting and investment power.

(11)	Includes 6,412 shares as to which Mr. Sponholz may be deemed to share voting and investment power.

(12)	Includes 72,401 shares as to which Mr. Kranz may be deemed to share voting power.

(13)	Includes 557,695 shares as to which Mr. Laird may be deemed to share voting and investment power and 487,330 shares held in a brokerage account with margin provisions.

(14)	Includes 31,872 shares as to which Mr. Butkovich may be deemed to share voting and investment power and 162,817 shares held in a brokerage account with margin provisions.

(15)	Includes 2,330,660 shares held in brokerage accounts with margin provisions by directors and executive officers as a group. Also includes 699,773 shares held in trust under the Hudson City Savings Bank Employee Retirement Plan, as to which the Human Resources Committee may be deemed to have sole investment power. Each of the members of the Human Resources Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Human Resources Committee individually.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The certificate of incorporation and bylaws of Hudson City Bancorp provide for the election of directors by the shareholders. The Board of Directors of Hudson City Bancorp is divided into three classes with each class as nearly equal in number as possible. The terms of office of the members of one class expire, and a successor class is to be elected, at each annual meeting of shareholders. There are currently nine directors on the Board of Directors of Hudson City Bancorp.

The terms of three directors expire at the 2010 Annual Meeting of Shareholders. Pursuant to the bylaws of Hudson City Bancorp, no member of the Board of Directors who has reached the age of 75 shall be eligible for reelection. One of our directors, William J. Cosgrove, has reached the age of 75 and is, therefore, not standing for reelection at the annual meeting. Pursuant to the bylaws of Hudson City Bancorp, the Board of Directors has reduced the size of the Board of Directors from nine members to eight members, effective as of the close of the 2010 Annual Meeting of Shareholders. The remaining two incumbent directors with terms expiring at the annual meeting, Donald O. Quest, M.D. and Joseph G. Sponholz, have been nominated by the Board of Directors, upon recommendation by the Nominating and Governance Committee, to be reelected at the 2010 Annual Meeting of Shareholders for three-year terms expiring at the Annual Meeting of Shareholders to be held in 2013, or when their successors are otherwise duly elected and qualified. Each nominee has consented to being named in this proxy statement and to serve if elected.

Assuming the reelection of Dr. Quest and Mr. Sponholz, at the conclusion of the annual meeting, our Board of Directors will consist of eight members divided into three classes as nearly equal in number as possible, and our Chief Executive Officer and Chief Operating Officer will be the only members of the Board of Directors who are not “independent” under the NASDAQ listing rules. See “Corporate Governance.”

The terms of the remaining two classes of directors expire at the Annual Meetings of Shareholders to be held in 2011 and 2012, respectively, or when their successors are otherwise duly elected and qualified. In the event that any nominee for election as a director at the 2010 Annual Meeting of Shareholders is unable or declines to serve, which the Board of Directors has no reason to expect, the persons named in the completed and returned proxy cards will vote for the substitute nominee designated by the present Board of Directors to serve until the next annual meeting of shareholders. Proxies cannot be voted for a greater number of persons than the two nominees named in this Proposal 1.

Who Our Directors Are

The table below states certain information with respect to each nominee for election as a director and each director whose term does not expire at the 2010 Annual Meeting of Shareholders (including time spent on the Board of Directors or Board of Managers of Hudson City Savings prior to the incorporation of Hudson City Bancorp on March 4, 1999). There are no arrangements or understandings between Hudson City Bancorp and any director or nominee pursuant to which such person was elected or nominated to be a director of Hudson City Bancorp. For information with respect to security ownership of directors, see “Security Ownership of Certain Beneficial Owners and Management — Directors and Executive Officers.”

			Term	Positions Held
Name	Age(1)	Director Since	Expires	at Hudson City

Nominees
Donald O. Quest, M.D.	70	1983	2010	Director
Joseph G. Sponholz	66	2002	2010	Director

Continuing Directors
Ronald E. Hermance, Jr.	62	1988	2011	Director, Chairman, President and Chief Executive Officer
William G. Bardel	70	2003	2011	Director
Scott A. Belair	62	2004	2011	Director
Denis J. Salamone	57	2001	2012	Director, Senior Executive Vice President and Chief Operating Officer
Michael W. Azzara	63	2002	2012	Director
Victoria H. Bruni	68	1996	2012	Director

(1)	As of May 1, 2010.

Directors

The business experience, qualifications and other attributes that led to the conclusion by the Nominating and Governance Committee and the Board of Directors that each person identified below should serve as a director of Hudson City Bancorp is as follows:

Nominees for Election as Director

Donald O. Quest, M.D. has been a neurological surgeon since 1976, a professor at Columbia University since 1989, Assistant Dean for Student Affairs at Columbia University, and an attending physician at The Valley Hospital and Columbia-Presbyterian Medical Center since 1978. He is a member of the Neurosurgical Associates of New York and New Jersey and a member of the Board of Trustees of Mary Imogene Bassett Hospital in New York. Dr. Quest has been President of the American Association of Neurological Surgeons, the American Academy of Neurological Surgeons, the Congress of Neurological Surgeons, the Chairman of the American Board of Neurological Surgery and the Chairman of the Residency Review Committee for Neurological Surgery. A graduate of the University of Illinois, he received his M.D. from Columbia University.

As a result of the senior positions Dr. Quest has held in professional organizations during his career, Dr. Quest has developed valuable leadership skills and experience related to governance and ethical issues. In addition, Dr. Quest has developed a broad understanding of the banking industry based on his service on the Board of Directors since 1983. As Hudson City’s longest serving continuing director, Dr. Quest makes a unique contribution through his institutional knowledge of the evolution of the Company’s business and the policies and practices of the Board as its governing body. The Nominating and Governance Committee considers Dr. Quest’s leadership skills, governance experience and knowledge of Hudson City as assets to the Board and, accordingly, has recommended Dr. Quest for reelection to the Board.

Joseph G. Sponholz is a retired Vice Chairman of Chase Manhattan Bank, a position he held from 1997 to his retirement in 2000. Prior to assuming the position of Vice Chairman, Mr. Sponholz had served as Chief Administrative Officer of Chase Manhattan Bank. Serving as a member of Chase’s Executive Committee, Mr. Sponholz spearheaded the company’s Internet efforts as leader of Chase.com. Prior to its merger with Chase, he served as Chief Financial Officer and Chief Technology Officer at Chemical Bank as part of a 20 year career at that institution and its successor. Prior to joining Chemical Bank, Mr. Sponholz spent 7 years, including two years as a Partner, at the financial advisory firm of Booz Allen Hamilton. A graduate of Fordham University, Mr. Sponholz holds an MBA in Finance from New York University. Mr. Sponholz currently serves as our lead independent director.

As the former Chief Financial Officer of one of the largest banks in the country, Mr. Sponholz is recognized as an industry leader in the areas of business strategy, technology and financial management. During his 30 year career working in the banking industry, Mr. Sponholz held many significant leadership roles and developed a detailed understanding of financial institutions and the financial, operational and regulatory issues they confront on a daily basis. The Nominating and Governance Committee considers Mr. Sponholz’s financial and leadership skills and his experience and knowledge of the financial services industry, and the unique contribution he makes as the only continuing outside director with experience as a senior retail and commercial banking executive, as assets to the Board and, accordingly, has recommended Mr. Sponholz for reelection to the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS.

Continuing Directors

Ronald E. Hermance, Jr. has been President and Chief Executive Officer of Hudson City Bancorp and Hudson City Savings since January 1, 2002 and Chairman of the Board since January 1, 2005. Prior to assuming these positions, Mr. Hermance had served as President and Chief Operating Officer of Hudson City Bancorp since its incorporation in 1999 and of Hudson City Savings since January 1997. Mr. Hermance previously was Senior Executive Vice President and Chief Operating Officer from the time he joined Hudson City Savings in 1988. He was elected to the Board of Managers of Hudson City Savings in 1988. Prior to joining Hudson City Savings, Mr. Hermance was Chief Financial Officer of Southold Savings Bank, Long Island, New York. In addition to his most recent service, Mr. Hermance was Senior Vice-President and Chief Lending Officer for Bankers Trust Company of Western New York, a division of Bankers Trust Company of New York. In 2004, Mr. Hermance was elected to the board of directors of the Federal Home Loan Bank of New York where he is Chairman of the Nominating and Corporate Governance Committee and serves also on the Executive Committee. He also serves as a member of the Thrift Institutions Advisory Panel for the Federal Reserve Bank of New York and as a Trustee on the Board of St. John Fisher College in Rochester, New York.

Mr. Hermance has over 40 years of experience in the banking industry, both in management and as a board member. Of these 40 years, Mr. Hermance has spent 21 years with the Company serving in senior management capacities. Under Mr. Hermance’s leadership the Company has been able to grow to an asset size of in excess of $60 billion from $11 billion over his tenure as Chief Executive Officer while posting record profits in all 8 of those years. Mr. Hermance’s management skills, leadership skills and knowledge of the banking industry, strengthen the Board’s collective knowledge, capabilities and experience.

Michael W. Azzara has been a part-time Senior Consultant with the executive search and consulting firm of Foley Proctor Yoskowitz since October 2003. He is the retired President and Chief Executive Officer of Valley Health System, a regional health care provider comprised of The Valley Hospital in Ridgewood, New Jersey, Valley Home Care and the Valley Health Medical Group, a position he held from 1997 to his retirement in 2003. Prior to assuming such position, Mr. Azzara served as President and Chief Executive Officer of The Valley Hospital. Mr. Azzara serves on the Advisory Board to the Dean of the School of Arts and Sciences, Rutgers University. He also serves on the Board of Directors of the non-profit Bergen Volunteer Medical Initiative and the Planned Giving Advisory Committee at the Ramapo College Foundation. Mr. Azzara had served on the Board of Directors of Ridgewood Savings Bank for 13 years until its purchase by another community bank. A graduate of Rutgers University, he has a Masters degree from Cornell Graduate School of Business and Public Administration. Mr. Azzara is also a Life Fellow of the American College of Health Care Executives.

As a former health care executive with 22 years of experience serving as a Chief Executive Officer, Mr. Azzara has developed and demonstrated valuable leadership skills and extensive experience with the myriad of issues facing corporate entities, including government regulations, risk management, governance, leadership development and human resources. A resident of Northern New Jersey for his entire life, and a former board member of a Northern New Jersey savings bank, Mr. Azzara possesses insightful knowledge of the market area currently served by Hudson City, including regional economic conditions and the competitive landscapes. All of these qualities, as well as the unique contributions Mr. Azzara makes as the only outside director with experience as a chief executive officer, strengthen the Board’s collective knowledge, capabilities and experience.

William G. Bardel was the Associate Headmaster and Chief Financial Officer of the Lawrenceville School, a preparatory high school in Lawrenceville, New Jersey, from 1994 until 2006. The Lawrenceville School had an annual budget of $40 million and an endowment of $200 million. Previously, from 1988 to 1994, he served as head of the Government Advisory Group of Lehman Brothers in London, England, which provided financial market guidance to developing nations in Africa, Asia, Eastern Europe, South America and the Middle East, having been named a Managing Director of Lehman Brothers in 1984. Since 2006, Mr. Bardel has acted as a financial consultant to a number of educational institutions. Mr. Bardel currently serves as Hudson City’s Audit Committee financial expert. A graduate of Yale University, he has a Masters degree from Oxford University where he was a Rhodes Scholar. Mr. Bardel received his J.D. from Harvard Law School and is currently admitted to the bar in the state of New York.

Having worked for many years in the financial services industry and as the Chief Financial Officer of a prestigious educational institution, Mr. Bardel possesses a strong overall knowledge of both business and finance. In addition, as an attorney Mr. Bardel also possesses a valuable understanding of the legal system and an ability to assess and evaluate risk from a legal as well as a business standpoint. These skills, combined with Mr. Bardel’s leadership experience in several capacities, strengthen the Board’s collective knowledge, capabilities and experience.

Scott A. Belair is a co-founder of Urban Outfitters, Inc., a NASDAQ-listed retailer and wholesaler operating under the brand names Urban Outfitters, Anthropologie and Free People, and has served on its Board of Directors since 1970. Previously, Mr. Belair, a CPA, was a Principal at Morgan Stanley and Vice President and Chief Financial Officer of the international offices and subsidiaries at Goldman Sachs, having worked at these investment banks for more than 15 years. In addition, Mr. Belair has been Principal at The ZAC Group, performing financial advisory services, since 1989. A graduate of Lehigh University, he has an MBA from the University of Pennsylvania.

As a CPA and having previously served in various senior managerial roles for financial services companies, Mr. Belair has gained extensive knowledge of the financial services industry and the many accounting, regulatory and risk management issues faced by financial institutions. These skills, combined with the unique perspective Mr. Belair brings from his background as an entrepreneur and his extensive experience in the areas of business growth and the development of business strategy as a co-founder of Urban Outfitters, strengthen the Board’s collective knowledge, capabilities and experience.

Victoria H. Bruni served as Vice President for Administration and Finance at Ramapo College of New Jersey, a public four year liberal arts college with an annual budget of over $100 million, from June 1993 until July 2006. She was responsible for financial planning and reporting, budgets, public financings, accounting operations, and purchasing, as well as administrative functions such as human resources and capital facilities planning, construction and maintenance. From 1964 to 1993 she served in various management and executive positions at New Jersey Bell Telephone Co./Bell Atlantic, including Assistant Comptroller, Treasurer, Assistant Secretary and Attorney. A graduate of Smith College, she received her J.D. with honors from Seton Hall University School of Law. Ms. Bruni is admitted to the bar in the state of New Jersey and is a member of the NYC Downtown Economists Club.

Prior to Ms. Bruni’s retirement in 2006, her professional career spanned 42 years, 29 of which were spent in managerial and executive positions where she gained valuable leadership and governance experience and a strong understanding of corporate financial matters and human resources related issues. In addition, as an attorney admitted to the bar since 1978, Ms. Bruni possesses a valuable understanding of the legal system and the ability to assess and evaluate risk from a legal as well as a business standpoint. Ms. Bruni’s skills, experience and knowledge, as well as the unique perspective she brings as the only outside director with line officer experience in human resources management, strengthen the Board’s collective knowledge, capabilities and experience.

Denis J. Salamone has served as Senior Executive Vice President of Hudson City Bancorp and Hudson City Savings since October 2001 and succeeded Mr. Hermance as Chief Operating Officer on January 1, 2002. He was elected to the Board of Directors in October 2001. Prior to joining the Company, Mr. Salamone had a twenty-six year career with the independent accounting firm of PricewaterhouseCoopers LLP, where he had been a partner for sixteen years. Immediately prior to joining Hudson City Bancorp, Mr. Salamone was the Global Financial Services leader for Audit and Business Advisory Services, and a member of the PricewaterhouseCoopers eighteen member board of partners. Mr. Salamone is a member of the American Institute of CPAs and a member of the New York State Society of CPAs. He graduated in 1975 with a B.S. in Accounting from St. Francis College where he is currently a member of its Board of Trustees.

Mr. Salamone has 34 years of experience in the financial services industry. Prior to joining the Company, for 27 years Mr. Salamone served a clientele consisting of many banks and investment banks as a professional advisor. As a partner at a major accounting firm working with financial institutions, Mr. Salamone developed a depth of knowledge in areas of accounting, risk management, internal control, regulatory compliance and operational efficiency and effectiveness which are a valuable asset to the Board of Directors. Mr. Salamone’s skills, experience and knowledge strengthen the Board’s collective knowledge, capabilities and experience.

Retiring Director

William J. Cosgrove served at Citibank, N.A. from 1963 to 1991 when he retired as a Senior Banker, Senior Credit Officer. From 1993 to 2004, he served as Executive Vice President at Citadel Group Representatives Inc. From 1991 to 2005, he served as Trustee and later as Lead Trustee of John Hancock Funds, and from 1991 to 2006 as an adjunct Professor at the Lubin Graduate School of Business of Pace University. From 1966 to 1991, Mr. Cosgrove served as an instructor at the American Institute of Banking. Mr. Cosgrove holds a B.A. from Fordham College, an MBA from New York University and a J.D. from Fordham University School of Law. Mr. Cosgrove is admitted to the New York bar and the United States Supreme Court bar.

Having worked for many years in the banking industry, Mr. Cosgrove held many significant leadership roles and developed a detailed understanding of financial institutions and the financial, operational and regulatory issues they confront on a daily basis. In addition, his 15 years of service as a trustee of the John Hancock Funds has enhanced his knowledge of corporate governance matters and the relationship of independent directors and management. Mr. Cosgrove’s skills, experience and knowledge strengthen the Board’s collective knowledge, capabilities and experience.

Executive Officers

In addition to Messrs. Hermance and Salamone, Hudson City Bancorp and Hudson City Savings have the following executive officers:

Ronald J. Butkovich, age 60, has been Senior Vice President of Hudson City Savings and Hudson City Bancorp since April 2004. He is responsible for the development of the Long Island Region. Mr. Butkovich joined Hudson City Savings in 2004. He formerly served as Operations/Retail Banking officer of Southold Savings Bank on Long Island, New York for 16 years and the Director of Real Estate, Branch Development, and Construction for North Fork Bank for 16 years. Mr. Butkovich holds an undergraduate degree from Albany State University and is a graduate of the National School of Savings Banking and the Executive Development Program at Fairfield University. Mr. Butkovich has served on various industry, community, and civic associations including treasurer of the Southold Fire Department since 1978.

V. Barry Corridon, age 61, joined Hudson City Savings in 1970. He has been Senior Vice President of Mortgage Servicing of Hudson City Savings since January 2000 and Senior Vice President of Hudson City Bancorp since January 2004. He previously served as First Vice President of Mortgage Servicing of Hudson City Savings from 1995 to 2000 and as a Vice President from 1982 to 1995. He is responsible for the administration of our mortgage portfolio, supervision of new loan set-up, post-closing, payoffs, mortgage accounting, collections and foreclosures. Mr. Corridon was President of the Mortgage Bankers Association of New Jersey in 1995. He is the past President of the Mortgage Bankers Association’s Educational Foundation. Mr. Corridon also serves on the board of WOODLEA/PATH Advisory Council of Children’s Aid and Family Services. He earned his undergraduate degree at Fairleigh Dickinson University and is also a graduate of the Graduate School of Savings Banking at Brown University and the Executive Development Program at Fairfield University.

Anthony J. Fabiano, age 49, has served as Senior Vice President — Finance of Hudson City Savings and Hudson City Bancorp since January 2010. He previously served as First Vice President — Finance of Hudson City Savings and Hudson City Bancorp from January 2007 to December 2009. Mr. Fabiano has also served as the Vice President and Treasurer of each of Hudson City Preferred Funding and Sound REIT, Inc. and as the Secretary and Director of HudCiti Service Corp. since January 2008. Immediately prior to joining the Company, Mr. Fabiano was the Senior Vice President, Chief Financial Officer and Corporate Secretary of Sound Federal Bancorp from January 2001 to July 2006, and the Vice President and Chief Financial Officer of Sound Federal Bancorp from July 1998 to December 2000. Mr. Fabiano was the Senior Vice President and Chief Financial Officer of MSB Bancorp, Inc. from July 1992 to June 1998 and was employed by KPMG from August 1982 until June 1992 in the Audit Practice. Mr. Fabiano is a member of the American Institute of CPAs and the New York State Society of CPAs. Mr. Fabiano is a graduate of Manhattan College and the National School of Banking at Fairfield University.

James A. Klarer, age 57, joined Hudson City Savings in 1976. He has served as Senior Vice President of Hudson City Savings and Hudson City Bancorp since January 2005. He previously served as First Vice President of Hudson City Savings from 2002 to 2004, and as a Vice President from 1992 to 2002. Mr. Klarer has also served as Secretary of HudCiti Service Corp. from January 1993 to January 2008. He is responsible for real estate development, branch expansion, insurance, purchasing and general services. Mr. Klarer also manages the disposition of ORE properties originated and serviced by Hudson City Savings Bank. Mr. Klarer is a former member of the Institute of Real Estate Management (IREM) and is a current member of the Building Owners and Managers Association (BOMA). He is a graduate of William Paterson College.

James C. Kranz, age 61, has been Executive Vice President and Chief Financial Officer of Hudson City Savings and Hudson City Bancorp since October 2007. He previously served as Senior Vice President and Chief Financial Officer of Hudson City Savings and Hudson City Bancorp from January 2007 to October 2007, and as Senior Vice President and Investment Officer of Hudson City Savings from January 2000 to January 2007, and as Senior Vice President of Hudson City Bancorp from January 2004 to 2006. He maintains oversight of the entire accounting and finance functions as well as primary execution responsibility for investments and borrowings. Mr. Kranz joined Hudson City Savings in 1983. Mr. Kranz is a member of the New Jersey Bond Club and serves on the Asset and Liability Management Committee of the New Jersey League of Community and Savings Bankers. Mr. Kranz has an undergraduate degree and an MBA from Lehigh University. He is a graduate of the Graduate School of Savings Banking at Brown University.

Thomas E. Laird, age 57, joined Hudson City Savings in 1974. He has served as Executive Vice President and Chief Lending Officer of Hudson City Savings and Hudson City Bancorp since October 2007. He previously served as Senior Vice President and Chief Lending Officer of Hudson City Savings Bank and Hudson City Bancorp from January 2002 to September 2007, Senior Vice President of Hudson City Bancorp since January 2004 and Senior Vice President and Mortgage Officer from January 2000 to 2002. Prior to that, he served as First Vice President and Mortgage Officer from 1991 to 2000. His primary areas of responsibility are mortgage and consumer lending and loan production. Mr. Laird holds an undergraduate degree from St. Peter’s College and is a graduate of the National School of Banking at Fairfield University. Mr. Laird was actively involved from 1989 to 1999 on the Wanaque Board of Education, having served for two terms as Board President. He has also been active in the New Jersey League of Community and Savings Bankers. He is a former member of the Board of Governors of the Mortgage Bankers Association of New Jersey and a former board member of the Dover Housing Development Corporation.

Michael B. Lee, age 60, has served as Senior Vice President of Hudson City Savings since January 2000 and as Senior Vice President of Hudson City Bancorp since January 2004. He previously served as First Vice President of Hudson City Savings from 1989 to 2000, and as Secretary from 1989 to 2003. He is responsible for branch administration, training and customer retirement programs. He has an undergraduate degree in management from St. Peter’s College and a Masters Degree from New Jersey Institute of Technology. He has also graduated from the National School of Finance and Management at Fairfield University. Mr. Lee is a Past President of the Bergen Chapter of the American Institute of Banking and has served on several committees of the New Jersey League of Community and Savings Bankers. Mr. Lee joined Hudson City Savings in 1971.

Christopher L. Mahler, age 49, has worked for Hudson City Savings since 1982 in various capacities related to retail banking, mortgage servicing and mortgage originations and he has served as Senior Vice President of Hudson City Savings and Hudson City Bancorp since January 2010. He was previously appointed First Vice President and Mortgage Officer of Hudson City Savings and Hudson City Bancorp in December 2003. Additionally, Mr. Mahler has served as President and Chief Executive Officer of Hudson City Preferred Funding since its incorporation in May 2000. Mr. Mahler graduated from Providence College in Rhode Island with a B.S. degree. He received his MBA from Saint Peter’s College in New Jersey. He also graduated from the National School of Banking at Fairfield University. Mr. Mahler has been a member of the Mortgage Bankers Association of New Jersey on both the Affordable Housing Committee as well as the Conventional Loan Committee. He is also active with the Community Bankers Association of New Jersey. Mr. Mahler also had been active with the Bergen County Habitat for Humanity having served three years on its board of directors as well as Vice President and Chairman of the Construction Committee.

Michael McCambridge, age 47, joined Hudson City Savings in 1986 and has served as Senior Vice President of Hudson City Savings and Hudson City Bancorp since January 2010. He previously served as First Vice President of Hudson City Savings and Hudson City Bancorp from 2003 to 2009, and as Vice President from 1998 to 2002. Mr. McCambridge is responsible for asset/liability management reports including income and growth forecasting and interest rate risk analysis. He also manages the borrowing portfolio and is responsible for daily cash management. Mr. McCambridge, a CPA, received a B.A. from the University of Delaware and a B.S. in accounting from Ramapo College of New Jersey. Mr. McCambridge is a member of the American Institute of CPAs and the New Jersey Society of CPAs.

Veronica A. Olszewski, age 50, has served as Senior Vice President, Treasurer and Corporate Secretary of Hudson City Bancorp and Hudson City Savings since June 2007. She previously served as Senior Vice President and Corporate Secretary of Hudson City Bancorp and Hudson City Savings from January 2004 to June 2007, Senior Vice President from January 2002 to December 2003, First Vice President from January 2000 to December 2001 and Vice President and Assistant Auditor from March 1997 to December 1999. Ms. Olszewski joined Hudson City Savings in 1980. She is responsible for the functions of Corporate Secretary, special projects and strategic planning. Ms. Olszewski is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants, New Jersey Society of CPAs and the American Society of Corporate Governance Professionals. She is a graduate of Jersey City State College.

Steven M. Schlesinger, age 54, joined Hudson City Savings Bank in 1978. He has served as Senior Vice President of Information Services of Hudson City Savings and Hudson City Bancorp since January 2009. He previously served as First Vice President of Information Services of Hudson City Savings and Hudson City Bancorp from 2003 to 2008 and Vice President from 1989 to 2003. He is responsible for the Information Services department and has over thirty-six years of progressive experience in information technology including operations, programming, systems and data communication. He holds an AAS degree in Computer Sciences and is a graduate of the National School of Banking at Fairfield University.

Certain Transactions with Members of Our Board of Directors and Executive Officers

Transactions with related persons, including directors, executive officers and their immediate family members, have the potential to create actual or perceived conflicts of interest between Hudson City Bancorp and such persons. Transactions with related persons generally are categorized as either loans that we may make in the ordinary course of business as a financial institution or all other related person transactions.

We do not currently make loans or extend credit to directors or executive officers. We have made residential mortgage loans to two of our executive officers prior to promotion to executive officer status and to members of the immediate families of certain of our officers and directors. Such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

All other related person transactions are generally treated as potential violations of our Code of Ethics for which a waiver must otherwise be obtained if they are found to create a conflict of interest. Under both our Code of Ethics and our Audit Committee Charter, the Audit Committee is charged with reviewing and approving all related person transactions, including any loans to directors, executive officers or their immediate family members, for potential conflicts of interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Hudson City Bancorp’s executive officers and directors, and persons who own more than 10% of Hudson City Bancorp common stock to file with the Securities and Exchange Commission reports of ownership and changes of ownership. Officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulation to furnish Hudson City Bancorp with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, Hudson City Bancorp believes that all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

PROPOSAL 2
APPROVAL OF THE EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN
OF HUDSON CITY BANCORP, INC.

Why We Are Asking For Shareholder Approval

Hudson City Bancorp is asking shareholders to approve the Executive Officer Annual Incentive Plan to help Hudson City Bancorp and Hudson City Savings maximize the tax deductibility of incentives that we pay to our executive officers.

Since 2005, Hudson City Bancorp and Hudson City Savings have paid incentive compensation to their executive officers under the shareholder-approved Executive Officer Annual Incentive Plan, which enables us to link a portion of cash compensation to our performance. We do this using awards under the plan which allow executive officers to earn incentives that vary based on performance relative to goals pre-set annually by the Compensation Committee, acting as the administrative committee referenced below. Under the Internal Revenue Code of 1986, as amended (the “Code”), Hudson City Bancorp cannot deduct fiscal year taxable compensation in excess of $1,000,000 that it pays to either its Chief Executive Officer or any of its three highest paid officers other than its Chief Executive Officer and Chief Financial Officer, unless such compensation meets the Code’s definition of “qualified performance-based compensation.” Incentives cannot be qualified performance-based compensation unless paid by Hudson City Bancorp pursuant to a written plan that its shareholders approve.

Our shareholders last approved the Executive Officer Annual Incentive Plan in 2005. Where performance-linked compensation is paid under a shareholder-authorized plan that allows discretion in the selection of performance goals and the establishment of specific targets, section 162(m) of the Code requires that the range of available performance goals be disclosed to and approved by shareholders every five years. The Company is not implementing an additional compensation plan, but instead is seeking shareholder approval to continue the existing Executive Officer Annual Incentive Plan, with certain modifications, for another five years. If the shareholders do not approve the Executive Officer Annual Incentive Plan, the Company will not pay incentives under the plan.

Material Provisions of the Plan

Appendix A to this Proxy Statement contains the full text of the plan. Appendix A is incorporated by reference into the following plan summary. The summary is qualified in its entirety by this reference.

Nature of the Plan.  Under this plan, Hudson City Bancorp and Hudson City Savings may pay cash incentives which may be deductible under the Code. The amount of such incentives will vary based on the level of achievement relative to performance goals pre-established by the administrative committee. Incentive payouts may be zero if threshold performance goals are not attained. Historically, such incentives have been paid annually based on achievement of performance targets measured over a one-year period. If shareholders approve the Executive Officer Annual Incentive Plan, the Compensation Committee will have the added flexibility to award incentives based on achievement of performance targets measured over periods of one year or longer.

Administration of the Plan.  A committee of outside directors administers this plan. The administrative committee must have at least two members and has broad discretionary powers. Its members are the members of the Compensation Committee of the Board of Directors who are “outside directors” under the federal tax laws. In general, disinterested directors are directors who (1) are not, and never were, officers or employees of Hudson City Bancorp or Hudson City Savings and (2) do not receive material compensation from Hudson City Bancorp except for service as a director.

Eligibility.  Eligibility is restricted to top-level executive employees of Hudson City Bancorp and Hudson City Savings who are responsible for establishing strategic direction and long-range plans. Currently, the Chief Executive Officer, Chief Operating Officer and any and all Senior Executive, Executive and Senior Vice Presidents, a total of 13 people, are eligible employees. During the first 90 days of each performance measurement period, the administrative committee selects participants from among the eligible employees. After the first 90 days, the administrative committee may allow participation on a pro-rated basis by employees who are placed in eligible positions through hiring, promotion or transfer before the last four months of the performance period.

Target Awards and Performance Goals.  When the administrative committee selects a participant for a designated performance measurement period, it sets the participant’s target incentive and the performance goals which must be achieved to earn the incentive. The target incentive is typically a percentage of the participant’s base salary. The performance goals will be target levels established with respect to any or all of the following corporate performance measures:

• Basic earnings per common share	• Non interest income
• Diluted earnings per common share	• Cash general and administrative expense to average assets ratio
• Net income	• Cash efficiency ratio
• Net interest income	• Cash return on average assets
• General and administrative expense to average assets ratio	• Cash return on average stockholders’ equity
• Efficiency ratio	• Cash return on average tangible stockholders’ equity
• Return on average assets	• Operating income
• Return on average stockholders’ equity	• Net interest rate spread
• Return on average tangible stockholders’ equity	• Non-performing loans
• Core earnings • Operating efficiency ratio • Loan production volume • Cash flow • Basic cash earnings per common share • Diluted cash earnings per common share • Cash earnings
• Strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management

• Any combination of the foregoing

The administrative committee will assign a percentage weight to each performance goal. The aggregate weight for all goals must be 100%. The committee may also set one or more performance levels below or above the target level and assign lower or higher percentages that will be paid if these levels are attained.

Certification of Performance and Payment of Incentives.  After the end of each performance measurement period, the administrative committee will determine the extent of achievement of the established performance goals and certify the results. Hudson City Bancorp and Hudson City Savings will pay the incentive amounts assigned to the performance level achieved as soon as practicable. Historically, the maximum incentive that could be paid under the plan to any participant for a year was $3.0 million. If shareholders approve the Executive Officer Annual Incentive Plan, the maximum incentive that Hudson City Bancorp may pay under the plan to any participant for any performance measurement period will be 0.6% of consolidated operating income before income taxes (excluding extraordinary items) for the period for any participant who holds the title of Senior Executive Vice President (or more senior position) on the first day of the measurement period and 0.15% of consolidated operating income before income taxes (excluding extraordinary items) for the measurement period for any other participant.

Committee Discretion to Adjust Incentive Amounts and Performance Measures; Clawbacks.  After setting the target incentives and performance goals for a measurement period, the administrative committee may change them only in limited instances. It may also exercise discretion to reduce, but not increase, the incentive payable to any participant. If there is a change in generally accepted accounting principles, a stock split, stock dividend, reclassification, merger, spin-off, infrequently occurring or extraordinary item or other corporate event, it may adjust the performance goals in a manner designed to neither enlarge nor diminish a participant’s incentive opportunity. Historically, the administrative committee has had the power to interpret the plan and adopt rules for its administration. If the shareholders approve the Executive Officer Annual Incentive Plan, the administrative committee will have added flexibility to adopt policies or procedures that establish terms, conditions or limitations with respect to awards or payments under the plan. These policies could, among other things, provide for awards of shares authorized under other plans in lieu of cash and provide for a clawback policy under which incentives paid may be recalled, in whole or in part, in appropriate circumstances, such as if it is subsequently determined that the measurement of achievement of performance targets was inaccurate.

Retirement, Death, Disability and Change of Control.  Generally, a participant will not receive an incentive for a performance measurement period unless he or she is an employee on the last day of the period. In cases of retirement, death or disability, the administrative committee may authorize a pro-rated payment. The administrative committee may also authorize pro-rated payments following a change of control, based on the attainment of adjusted performance goals through the date of the change of control. Such payments may not be considered qualified performance-based compensation for tax deduction purposes.

Amendment and Termination.  If approved, this plan will be in effect for a five-year period ending December 31, 2014. The Board may suspend or terminate this plan before then. It may also amend this plan at any time and in any respect. Any amendment that would change the list of performance measures, the class of eligible employees or the maximum annual incentive amount must first be approved by shareholders.

New Plan Benefits

The benefits or amounts that will be received by or paid to participants, any Named Executive Officer, or the executive officers as a group pursuant to the Executive Officer Annual Incentive Plan are not currently determinable. The following table reflects the amounts paid under the Executive Officer Annual Incentive Plan for 2009:

New Plan Benefits Table

Executive Officer Annual Incentive Plan
Name	Position	Dollar Value ($)	Number of Units

Ronald E. Hermance, Jr.	Chairman, President and Chief Executive Officer	$2,550,000	N/A
Denis J. Salamone	Senior Executive Vice President and Chief Operating Officer	1,270,500	N/A
James Kranz	Executive Vice President and Chief Financial Officer	450,000	N/A

Thomas E. Laird	Executive Vice President and Chief Lending Officer	400,000	N/A
Ronald J. Butkovich	Senior Vice President	190,000	N/A
All Executive Officers as a Group (13 persons)		5,925,500	N/A
Non-Executive Director Group		N/A	N/A
Non-Executive Officer Employee Group		N/A	N/A

Securities Authorized for Issuance under Equity Compensation Plans

The following table presents equity compensation plan information as of December 31, 2009.

Equity Compensation Plan Information

	Number of				Number of Securities
	Securities to be				Remaining Available for
	Issued Upon		Weighted-Average		Future Issuance Under
	Exercise of		Exercise Price of		Equity Compensation
	Outstanding		Outstanding		Plans (Excluding
	Options, Warrants		Options, Warrants		Securities Reflected in
	and Rights		and Rights		Column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by security holders	23,953,072	(1)	$12.491	(2)	10,195,781
Equity compensation plans not approved by security holders	1,269,576		$5.973		—

Total	25,222,648		$12.163	(3)	10,195,781

(1)	Of these 23,953,072 shares, 959,956 represent restricted stock awards under Hudson City Bancorp’s 2000 Recognition and Retention Plan and Hudson City Bancorp’s 2006 Stock Incentive Plan.

(2)	This weighted-average exercise price is $12.87 excluding restricted stock awards.

(3)	This weighted-average exercise price is $12.51 excluding restricted stock awards.

The Hudson City Bancorp, Inc. Denis J. Salamone Restricted Stock Award Plan was adopted in fiscal year 2001. Pursuant to the Denis J. Salamone Stock Option Plan, Mr. Salamone was granted an option to purchase 1,025,920 shares at a per share exercise price of $3.59, all of which became exercisable. Of these options, 820,736 remained unexercised as of December 31, 2009. These awards were granted as a recruitment incentive to induce Mr. Salamone to leave his prior position and join Hudson City.

The Hudson City Bancorp, Inc. 2004 Employment Inducement Stock Program was adopted in fiscal year 2004. Pursuant to this plan, Mr. Butkovich was granted an option to purchase 320,600 shares and another officer was granted an option to purchase 128,240 shares, all of which became exercisable. All of these options remained unexercised as of December 31, 2009. The per share exercise price of these options is $10.33.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN OF HUDSON CITY BANCORP, INC.

PROPOSAL 3
RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP to act as Hudson City Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2010, subject to ratification of such appointment by our shareholders. A representative of KPMG LLP is expected to be present at the annual meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF HUDSON CITY BANCORP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

Fees Paid to KPMG LLP

Audit Fees

For the fiscal year ended December 31, 2009, KPMG LLP billed Hudson City Bancorp an aggregate of $991,000 for professional services rendered for the audits of the Company’s financial statements for such period and internal control over financial reporting as of December 31, 2009, and the reviews of the financial statements included in Hudson City Bancorp’s Quarterly Reports on Form 10-Q during such period. Such fees were $966,325 for the fiscal year ended December 31, 2008.

Audit-Related Fees

For the fiscal year ended December 31, 2009, KPMG LLP billed Hudson City Bancorp an aggregate of $159,900 for services that are reasonably related to the audit or review of the Company’s financial statements and not described above under the caption “Audit Fees.” The services comprising these fees were employee benefit plan audits and services related to the shelf registration statement filed by the Company in 2009. Audit-related fees were $130,000 for the fiscal year ended December 31, 2008.

Tax Fees

For the fiscal year ended December 31, 2009, KPMG LLP billed Hudson City Bancorp an aggregate of $75,000 for professional services rendered for federal and state tax compliance, advice and planning. Tax fees were $109,400 for the fiscal year ended December 31, 2008.

All Other Fees

KPMG LLP did not perform any other services for Hudson City Bancorp for the fiscal years ended December 31, 2009 and 2008.

Audit Committee Approval

Acting under its charter, the Audit Committee annually appoints the independent registered public accounting firm, in its sole discretion, and reviews the scope of the audit services to be performed for the year with the independent registered public accounting firm, the principal accounting officer and the senior internal auditing executive, and pre-approves all such audit services. In addition, the Audit Committee pre-approves the retention of the independent registered public accounting firm for all non-audit services and the fees to be paid for such services. In accordance with its charter, the Audit Committee pre-approved 100% of the services described above under “Audit-Related Fees,” “Tax Fees” and “All Other Fees.”

Audit Committee Report

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Hudson City’s independent registered public accounting firm is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The responsibilities of the Audit Committee are as set forth in the Audit Committee Charter, adopted by the Board of Directors, which is available at www.hcbk.com. Under the guidance of the Audit Committee Charter, the Audit Committee is primarily responsible for:

•	Monitoring the integrity of Hudson City Bancorp’s financial statements, the reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance and public disclosure of financial information;

•	Monitoring the independence and performance of Hudson City Bancorp’s independent registered public accounting firm and internal auditing department; and

•	Maintaining free and open communication between the Audit Committee, the independent registered public accounting firm, management, the internal auditing department, and the Board of Directors.

In fulfilling its responsibilities, the Audit Committee, among other things:

•	Reviews with management and the independent registered public accounting firm Hudson City Bancorp’s audited financial statements and other financial disclosures to be included in its Annual Report on Form 10-K and the quarterly financial statements and other financial disclosures to be included in Quarterly Reports on Form 10-Q, in each case prior to the filing of such reports with the Securities and Exchange Commission;

•	Supervises the relationship between Hudson City Bancorp and its independent registered public accounting firm, including making decisions with respect to its appointment or removal, evaluating its performance, reviewing the scope of its audit services and approving the compensation for such services, approving any non-audit services and the fees for such services, and evaluating the independence of the independent registered public accounting firm; and

•	In consultation with management, the independent registered public accounting firm, and the internal auditors of Hudson City Bancorp, evaluates the integrity of Hudson City Bancorp’s financial reporting processes and system of internal control.

In accordance with the Audit Committee Charter, the Audit Committee has reviewed and discussed the audited financial statements of Hudson City Bancorp for the fiscal year ended December 31, 2009, with Hudson City Bancorp’s management. In addition, the Audit Committee has discussed with KPMG LLP Hudson City Bancorp’s audited financial statements for the fiscal year ended December 31, 2009, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of KPMG LLP with that firm. The Audit Committee has also considered whether KPMG LLP’s provision of non-audit services is compatible with its independence.

Based on the review and discussions with Hudson City Bancorp’s auditors and management and KPMG LLP as noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2009 be included in Hudson City Bancorp’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee of Hudson City Bancorp, Inc.

William G. Bardel, Chair

William J. Cosgrove, Member

Victoria H. Bruni, Member

CORPORATE GOVERNANCE

Hudson City Bancorp aspires to the highest standards of ethical conduct. In that spirit, we are committed to being a leader in corporate governance matters. In addition to our ongoing compliance with the Sarbanes-Oxley Act of 2002, the rules of the NASDAQ Global Select Market and Delaware law, Hudson City Bancorp continues to strive to follow high standards of corporate governance.

Independence of Directors

A majority of the Board of Directors and each member of the Compensation, Nominating and Governance and Audit Committees is independent, as affirmatively determined by the Board consistent with the criteria established by the NASDAQ listing rules and as required by Hudson City Bancorp’s bylaws. In addition to explicitly requiring compliance with the NASDAQ listing rules and in order to further ensure the independence of our directors, Hudson City Bancorp’s bylaws prohibit directors from serving on the board of directors of an insured depository institution, bank holding company, financial holding company or thrift holding company, other than Hudson City Bancorp and its affiliated entities or the Federal Home Loan Bank of New York, while serving as a member of the Board of Directors. This prohibition prevents directors from simultaneously serving as a director of another financial institution that may have a business relationship with Hudson City Bancorp.

The Board has conducted an annual review of director independence for all current nominees for election as directors and all continuing directors. During this review, the Board considered transactions and relationships during the prior year between each director or any member of his or her immediate family and Hudson City Bancorp and its subsidiaries, affiliates and equity investors, including those reported under “Certain Transactions with Members of Our Board of Directors and Executive Officers” above. The Board also examined transactions and relationships between directors or their affiliates and members of the senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that both of the nominees, Donald O. Quest, M.D. and Joseph G. Sponholz, and the following continuing directors, meet Hudson City Bancorp’s standard of independence: Michael W. Azzara, William G. Bardel, Scott A. Belair and Victoria H. Bruni. The remaining directors were determined not to be independent for the following reasons: Ronald E. Hermance, Jr. and Denis J. Salamone are currently executive officers of Hudson City Bancorp and Hudson City Savings Bank.

Board Leadership Structure

The positions of Chairman of the Board, President and Chief Executive Officer are held by Mr. Hermance. In these roles, Mr. Hermance has general charge, supervision and control of the business and affairs of Hudson City Bancorp, and is responsible generally for assuring that policy decisions of the Board are implemented as adopted. As part of his duties, Mr. Hermance is also responsible for planning Hudson City Bancorp’s growth, for shareholder relations and relations with investment bankers and other similar financial institutions and financial advisors, for exploring opportunities for mergers, acquisitions and new business, and for performing such other duties as the Board may from time to time assign. As the Chairman of the Board, Mr. Hermance provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. We believe this Board leadership structure is appropriate for our Company, in that the combined role of Chairman of the Board, President and Chief Executive Officer promotes unified leadership and direction for our Company, allowing for a single, clear focus for management to execute the Company’s strategy and business plan while contributing to a more efficient and effective Board. The Board also believes that Hudson City’s strong performance under Mr. Hermance, especially in light of the recent financial crisis, demonstrates the effectiveness of its leadership approach.

In addition, the Board of Directors has created the position of lead independent director, whose primary responsibility is to preside over periodic executive sessions of the independent members of the Board of Directors. The lead independent director also prepares the agenda for meetings of the independent directors, serves as a liaison between the independent directors and management and outside advisors, and makes periodic reports to the Board of Directors regarding the actions and recommendations of the independent directors. The independent members of the Board of Directors have designated Joseph G. Sponholz to serve in this position for 2010.

Oversight of Risk Management

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. The Board receives these reports to enable it to understand the Company’s risk identification, risk management and risk mitigation strategies. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of both management and the Board also have responsibility for risk management. In particular, a new Risk Management Department was created in the fourth quarter of 2009 and the Board appointed a Chief Risk Officer. The Risk Management Department is responsible for enhancing the Company’s ability to manage and monitor material risks to the Company, in particular, its exposure to credit and interest rate risk. In order to facilitate improvements in risk management and oversight by the Board of Directors, the Chief Risk Officer is responsible for preparing a comprehensive risk management report and presenting it to the Asset and Liability Committee and the Board monthly, summarizing the key risks facing the Company. In addition, as a part of its charter, the Audit Committee assists the Board in its oversight of the Company’s risk assessment and risk management policies as well as the procedures and the safety and soundness of Hudson City Savings. The Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors.

Continuing Corporate Governance Efforts

We will continue our effort to be a leader in corporate governance. Hudson City Bancorp’s bylaws, among other things, define who may be considered an “independent” director, establish a mandatory retirement age for all directors, require the independent directors to meet periodically in executive session, and require that the responsibilities of the committees of the Board of Directors conform with the requirements of the Sarbanes-Oxley Act and related rules and regulations. In addition, Hudson City Bancorp has Corporate Governance Guidelines and a Code of Ethics, both of which are available on our website at www.hcbk.com. Further actions to enhance our corporate governance mechanisms will be taken as required by law and the NASDAQ Global Select Market or as otherwise deemed necessary or appropriate by the Board of Directors, with a continuing focus on high standards of corporate governance.

Shareholder Communications with the Board

Shareholders of Hudson City Bancorp may contact the Board of Directors, either individually or as a group, by writing to the Board of Directors, c/o Corporate Secretary, Hudson City Bancorp, Inc., West 80 Century Road, Paramus, New Jersey 07652. The Corporate Secretary will forward a copy of all written communications to each member of the Board of Directors.

Meetings of the Board of Directors and its Committees

During 2009, Hudson City Bancorp’s Board of Directors held nine meetings. The independent members of the Board of Directors met in executive session four times during 2009. No current director attended fewer than 75% of (a) the total number of Board meetings held in 2009 during the period for which such director was a director and (b) the total number of committee meetings held in 2009 during the period which such director was a committee member. While we do not have a specific policy regarding attendance at the annual meeting, all nominees and continuing directors are expected to attend. All of the incumbent directors attended last year’s annual meeting of shareholders.

The Board of Directors of Hudson City Bancorp maintains the following three independent standing committees:

The Nominating and Governance Committee consists of Mr. Azzara, Mr. Bardel, Mr. Belair, Ms. Bruni, Mr. Cosgrove and Dr. Quest, with Mr. Azzara serving as Chairman. All members of the Nominating and Governance Committee have been determined by the Board to be independent of Hudson City Bancorp and meet the definition of independence set forth in Rule 5605(a)(2) of the NASDAQ listing rules. The Nominating and Governance Committee acts under a written charter adopted by Hudson City Bancorp’s Board of Directors, a copy of which is available on Hudson City Bancorp’s website at www.hcbk.com. This committee is responsible for developing and implementing policies and practices relating to corporate governance, including developing and monitoring implementation of Hudson City Bancorp’s Corporate Governance Guidelines. In addition, the Nominating and Governance Committee is responsible for developing criteria for the selection and evaluation of directors and recommends to the Board of Directors candidates for election as directors and senior management.

The Nominating and Governance Committee employs a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee will review the performance of Hudson City Bancorp’s current Board members up for election to determine if they should stand for reelection. If a determination is made that a current Board member will not be recommended by the Nominating and Governance Committee for reelection, due to no longer satisfying the minimum qualifications, retirement or otherwise, the Nominating and Governance Committee will conduct a search for individuals qualified to become members of Hudson City Bancorp’s Board of Directors, unless the Board of Directors decides to reduce the size of the Board. The Nominating and Governance Committee will also evaluate director nominations by shareholders that are submitted in accordance with the procedural and informational requirements set forth in Hudson City Bancorp’s bylaws and described herein under “Additional Information — Notice of Business to be Conducted at Annual Meeting.”

Hudson City Bancorp’s Corporate Governance Guidelines contain criteria considered by the Nominating and Governance Committee in evaluating nominees for a position on the Board. All nominees, including incumbent directors, other board nominees and shareholder nominees, are evaluated in the same manner. Although the Board of Directors does not have a formal diversity policy, the Corporate Governance Guidelines set forth Hudson City Bancorp’s goal to have a Board of Directors comprised of members who have diverse professional backgrounds and have demonstrated personal achievement, the highest personal and professional ethics and integrity and have broad experience in positions with a high degree of responsibility, corporate board experience and the ability to commit adequate time and effort to serve as a director. Other criteria that the Nominating and Governance Committee will consider include expertise currently desired on the Board of Directors, geography, finance or financial services industry experience and involvement in the community. The Nominating and Governance Committee also evaluates potential nominees to determine if they meet Hudson City Bancorp’s standard of independence (to ensure that at least a majority of the directors will, at all times, be independent).

Directors of Hudson City Bancorp may not serve on the board of more than three other public companies and may not serve on the board of another unaffiliated insured depository institution, bank holding company, financial holding company or thrift holding company, other than the Federal Home Loan Bank of New York, while serving as a director of Hudson City Bancorp. The Nominating and Governance Committee met nine times during 2009.

The Audit Committee consists of Mr. Bardel, Ms. Bruni and Mr. Cosgrove, each of whom has been determined by the Board to be independent of Hudson City Bancorp and meets the definition of independence set forth in Rule 5605(a)(2) of the NASDAQ listing rules. Mr. Bardel serves as Chairman of the Audit Committee, and Hudson City Bancorp’s Board of Directors has determined that Mr. Bardel is an “audit committee financial expert,” as defined by the rules and regulations of the Securities and Exchange Commission.

The Audit Committee acts under a written charter adopted by Hudson City Bancorp’s Board of Directors, a copy of which is available on Hudson City Bancorp’s website at www.hcbk.com. The Audit Committee is primarily responsible for: monitoring the integrity of Hudson City Bancorp’s financial reporting process and systems of internal controls regarding finance, accounting, legal compliance and public disclosure of financial information; monitoring the independence and performance of Hudson City Bancorp’s independent registered public accounting firm and internal auditing department; and maintaining free and open communication between the Audit Committee, the independent registered public accounting firm, management, the internal auditing department, and the Board of Directors. The Audit Committee met five times during 2009.

The Compensation Committee consists of the following members: Mr. Azzara, Mr. Belair and Dr. Quest, with Mr. Belair serving as Chairman. None of the members is or previously has been an officer or employee, or has had a relationship with us requiring disclosure in this proxy statement under the caption “Certain Transactions with Members of our Board of Directors and Executive Officers.” The Compensation Committee has a written charter that has been approved by the Board of Directors, a copy of which is available on Hudson City Bancorp’s website at www.hcbk.com. The Compensation Committee met eight times during 2009.

Our bylaws require that the Board of Directors, or a board committee to which decision-making authority has been delegated, set executive officer compensation. As a NASDAQ Global Select Market listed company, we must observe governance standards that require independent directors or a committee of independent directors to set executive officer compensation. Consistent with these requirements, our Board of Directors has established the Compensation Committee, all of whose members meet the definition of independence set forth in Rule 5605(a)(2) of the NASDAQ listing rules. The Board of Directors has delegated authority to the Compensation Committee to:

•	grant incentive compensation under our shareholder-approved Executive Officer Annual Incentive Plan;

•	grant equity compensation under our shareholder-approved 2006 Stock Incentive Plan;

•	set the terms and conditions of those grants and to administer those plans;

•	administer, but not make further equity compensation grants under, our shareholder-approved 2000 Stock Option Plan and 2000 Restricted Stock Plan, and

•	determine or recommend, subject to ratification by the Board of Directors or its independent members, compensation policy and other elements of executive officer compensation.

The Compensation Committee meets in executive session and with its advisors and invited management present. It considers the expectations of the Chief Executive Officer and the Chief Operating Officer with respect to these officers’ compensation, and these officers’ recommendations with respect to the compensation of directors and more junior executive officers. It also considers empirical data and the recommendations of advisors. Executive officer compensation matters are presented for discussion at periodic executive sessions of the independent directors and at meetings of the full Board of Directors.

The Compensation Committee may delegate any or all of its powers and responsibilities only to subcommittees of its membership. During 2009, the Committee did not delegate any of its powers or responsibilities.

During 2009, the Compensation Committee continued to work with Frederic W. Cook & Co., Inc., a nationally recognized compensation consulting firm, to assist it in carrying out its duties. The consultant’s specific assignments included a competitive review of our named executive officer compensation levels and practices and a more focused review of equity compensation strategies. The Compensation Committee communicates directly with, and receives written work product directly from, its consultant. It determines the compensation of its consultant and meets with the consultant both in executive session and with invited executive officers present. The Compensation Committee relies on consultants for survey data, for assistance in understanding market practices and trends and for recommended compensation strategies. The Compensation Committee has relied on Hudson City Bancorp’s outside legal counsel for advice as to its obligations under applicable corporate, securities, tax and employment laws, for assistance in interpreting its obligations under compensation plans and agreements, and for drafting plans and agreements to document business decisions. The Compensation Committee has the right to select other legal counsel.

Compensation Committee Interlocks and Insider Participation

During 2009, the following directors served as members of the Compensation Committee: Mr. Azzara, Mr. Belair and Dr. Quest, with Mr. Belair serving as Chairman. None of the members was, during 2009, an officer or employee of Hudson City Bancorp or Hudson City Savings; and none of them has formerly been an officer or employee of Hudson City Bancorp or Hudson City Savings. In addition, none of them has any relationship requiring disclosure by us in this proxy statement under the caption “Certain Transactions with Members of Our Board of Directors and Executive Officers.”

None of our executive officers served as a director or member of the compensation committee (or equivalent body) of another entity where any of our directors or any member of our Compensation Committee served as an executive officer or director.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and has discussed it with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of Hudson City Bancorp, Inc.

Scott A. Belair, Chair

Michael W. Azzara, Member

Donald O. Quest, Member

COMPENSATION DISCUSSION AND ANALYSIS

Private Securities Litigation Reform Act Safe Harbor Statement

This Compensation Discussion and Analysis contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “consider” “should,” “plan,” “estimate,” “predict,” “continue,” “probable” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp, Inc. These factors include, but are not limited to:

•	the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control;

•	there may be increases in competitive pressure among the financial institutions or from non-financial institutions;

•	changes in the interest rate environment may reduce interest margins or affect the value of our investments;

•	changes in deposit flows, loan demand or real estate values may adversely affect our business;

•	changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

•	general economic conditions, including unemployment rates, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate;

•	legislative or regulatory changes may adversely affect our business;

•	applicable technological changes may be more difficult or expensive than we anticipate;

•	success or consummation of new business initiatives may be more difficult or expensive than we anticipate;

•	litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate;

•	the risks associated with adverse changes to credit quality, including changes in the level of loan delinquencies and non-performing assets and charge-offs, the duration of our non-performing assets remain in our portfolio and changes in estimates of the adequacy of the allowance for loan losses;

•	difficulties associated with achieving expected future financial results;

•	our ability to diversify our funding sources and to continue to access the wholesale borrowing market and the capital markets;

•	the risk of an economic slowdown that would adversely affect credit quality and loan originations; and

•	changes in prevailing compensation practices.

Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. As such, forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this filing. We do not intend to update any of the forward-looking statements after the date of this proxy statement or to conform these statements to actual events.

Introduction

This section of the proxy statement (1) describes our decision- and policy-making process for executive compensation, (2) discusses the background and objectives of our compensation programs for executive officers, and (3) sets forth the material elements of the compensation of the following individuals, whom we refer to as our “named executive officers”:

Name	Title

Ronald E. Hermance, Jr.	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
Denis J. Salamone	Senior Executive Vice President and Chief Operating Officer
James C. Kranz	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Thomas E. Laird	Executive Vice President and Chief Lending Officer
Ronald J. Butkovich	Senior Vice President

Descriptions of compensation plans, programs and individual arrangements referred to in this Compensation Discussion and Analysis (other than broad-based plans that are open to substantially all salaried employees) that are governed by written documents are qualified in their entirety by reference to the full text of their governing documents. We have filed these documents as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2009 and incorporate them here by this reference.

Objectives

The creation of long-term value for our shareholders is highly dependent on the development and execution of our business strategy by our executive officers. Our executive officer compensation program, consistent with previous years, seeks to:

•	attract and retain executive officers with the skills, experience and vision to create and execute a strategy for the prudent and efficient deployment of invested capital and retained earnings in a manner that will create superior long-term, cumulative returns to our shareholders through dividends and stock price appreciation,

•	motivate behavior in furtherance of these goals through an incentive program that appropriately balances short and long term performance objectives without encouraging unnecessary or excessive risks, and

•	reward favorable results.

The factors that influence the design of our executive compensation program include the following:

•	We operate in a highly regulated industry. We value industry-specific experience and a track record of effective interaction with our primary regulators.

•	The success of our product offerings depends on the behavior of customers in the local communities that we serve, as well as on local, regional and national interest rates, employment levels and real estate markets, and on other economic factors that influence the performance of our loan and investment portfolios. We value executives with sufficient tenure in our markets to have experienced the behavior of our customers, products and investments in various phases of the economic cycle.

•	We are a community-based institution focused primarily on the organic expansion of our core business. We value commitment to shared objectives and individual contribution to their achievement.

•	Strategic initiatives that enhance long-term shareholder value may not always improve short-term operating results or shareholder returns. We value decision-making that focuses on long-term results with sensitivity to short-term effects.

•	We operate in interest rate and credit markets that are in a state of flux. We value flexible decision-making that respects our business plan but adapts quickly to change.

•	External recruitment of executives can have substantial monetary costs, unpredictable outcomes, and a disruptive effect on corporate culture. We value the retention of performing incumbent executives and the internal development of their successors where possible, turning to external recruitment where retention and management development programs do not meet our needs.

•	Our principal operating subsidiary is a federally-chartered savings bank, and compensation paid for service as an executive officer of the savings bank must take into account certain specific considerations enumerated in regulations issued by the Office of Thrift Supervision of the United States Treasury Department.

The executive compensation program includes several components designed, in combination, to address these factors. We expect that the components of our executive compensation program and their relative significance could change in the future from year to year as circumstances change.

Key Elements of the Compensation Package

In General.  Our executive compensation program consists of three key elements: base salary to provide a reasonable level of predictable income; annual cash incentives to motivate our executives to meet or exceed annual performance objectives derived from our business plan; and long-term incentives to retain talented executives and provide an incentive to maximize shareholder return in the long term. We also provide fringe benefits and perquisites, and retirement and other termination benefits, to reduce outside distractions. Performance-based compensation opportunities make up a significant portion of each named executive officer’s total annual compensation opportunities. Long-term incentives, with values derived from stock price, make up a majority of the performance-based compensation opportunities. In 2006 through 2008, we granted long-term incentives exclusively in the form of stock options, the ultimate value of which depend entirely on stock price appreciation and, for performance-based awards, the attainment of performance objectives. In 2009, long-term incentives reflect a mix of performance-based stock options, whose value is related to stock price appreciation, and performance-based restricted stock grants, whose value is related to stock price performance. This change reflects our strategy to retain our incumbent management team during a period of unprecedented disruption in the financial markets and the financial services sector and our belief that in current market conditions, stock options alone may not provide an effective retention incentive.

Use of Discretion.  The Compensation Committee exercises substantial discretion in setting pay levels and determining the elements of compensation, and their relative weight in the compensation packages of our named executive officers. The following table summarizes the most significant elements of our named executive officers’ compensation packages and the basis, in addition to cost considerations, on which each has been determined:

Element	Basis of Determination	Selected Contributing Factors

Base Salary	Compensation Committee discretion	Informed but not dictated by peer group practices Tenure in office Individual long-term performance Local cost of living factors

Annual Cash Incentive
Participation and incentive opportunities are at Compensation Committee discretion

Actual awards derived by achievement of pre-established performance goals, then adjusted based on subjective review of performance
Informed but not dictated by peer group practices Strategic and operating objectives derived from business plan and personal influence over same Individual performance

Stock Incentives	Compensation Committee discretion	Informed but not dictated by peer group practices Strategic and operating objectives that support earnings growth, dividend policy and share price appreciation consistent with long term strategic plan

Retirement Benefits	Qualified plans — formula applicable to all participating employees Non-qualified plans — participation at Compensation Committee’s discretion; benefits are formula-based for all participants	N/A Informed but not dictated by peer group practices

Fringe Benefits	Group insurance and other broad-based benefits — formula applicable to all participating employees Other — Compensation Committee discretion	N/A Informed but not dictated by peer group practices Internal custom and practice

Termination Benefits	Compensation Committee discretion	Informed but not dictated by peer group practices Benefit demands of external management recruits

Base Salary.  Base salaries are reviewed annually. They do not vary substantially and directly with annual performance. Instead, they reflect market factors, experience and tenure in office, job content and sustained job performance over an extended period, and general cost of living. In 2009, all of our named executive officers’ base salaries were set above the median of an indicated range of salaries for their position derived from an independent compensation consultant’s report. These decisions reflect a combination of the individual’s experience and tenure in office and sustained performance. In 2009, base salary increases for our named executive officers were as follows:

			Resulting Annual
Name	% Increase	$ Increase	Base Salary Rate

Ronald E. Hermance, Jr.	6.7%	$100,000	$1,600,000
Denis J. Salamone	6.9	62,500	970,000
James C. Kranz	8.1	35,000	469,200
Thomas E. Laird	9.2	35,000	415,000
Ronald J. Butkovich	7.5	25,000	360,040

Cash Incentives.  Our Executive Officer Annual Incentive Plan provides performance-based annual incentives to motivate named executive officers to execute specific financial and non-financial elements of our business plan, and to reward individual conduct that supports shared corporate goals. A subjective evaluation of individual performance, in addition to the achievement of shared corporate financial goals, influences actual incentive payments.

Our business plan includes the following elements:

•	the use of retained earnings and capital to support measured expansion of our franchise primarily through de novo branch openings in selected markets,

•	balance sheet growth and dividend payments, in light of prevailing business conditions and opportunities, and

•	expense discipline and the preservation of and growth in annual net income.

For 2009, each of our named executive officers had the opportunity to earn an incentive payment once the Company’s annual income before income taxes and extraordinary items equaled or exceeded a threshold level of $592.9 million. In the cases of Messrs. Hermance and Salamone we set a maximum incentive payment for each in early 2009 and the actual payment was based on a subjective, retrospective review of corporate and individual performance indicators. In the case of Messrs. Kranz, Laird and Butkovich, we established target and superior payment levels that each executive could earn based on the Compensation Committee’s subjective review of our annual income before income taxes and extraordinary items and individual performance factors. The Compensation Committee set target and superior payment levels to create a linkage between the executive’s incentive payment and the Compensation Committee’s assessment of his performance. In light of the subjective nature of the individual performance factors, the Compensation Committee did not attach quantitative performance measures to the payment levels. This approach enabled us to control the portion of our income before income taxes and extraordinary items expended for cash incentives. It focused management on the income effects of increases in overhead expense associated with expansion of the branch network, balance sheet growth and other strategic and operating decisions. It also afforded management flexibility to adapt to business conditions as they emerged during the year and afforded the Compensation Committee the ability to reward or discipline management for its actions based on a retrospective review of the business context in which action was taken.

For 2009, the named executive officers’ target and maximum award opportunities, and actual incentives awarded as a percentage of maximum, were:

			Actual Award
	Target Award	Maximum Award	as a % of
Name	Opportunity ($)	Opportunity ($)	Maximum

Ronald E. Hermance, Jr.	—	$2,550,000	100%
Denis J. Salamone	—	1,270,500	100
James C. Kranz	$282,230	564,460	80
Thomas E. Laird	247,000	494,000	81
Ronald J. Butkovich	150,768	301,536	63

Final award decisions reflected our actual income before income taxes and extraordinary items of $874.0 million, a record amount for Hudson City Bancorp which the Compensation Committee regarded as a superior achievement, and the Compensation Committee’s subjective assessment of the individual performance factors described above, and, in the case of executives other than the Chief Executive Officer, the Chief Executive Officer’s subjective assessment of their individual performance. The Compensation Committee also considered the Chief Operating Officer’s views regarding the performance of his direct reports.

Mr. Hermance’s incentive payment for 2009 reflects the Compensation Committee’s assessment of his success in directing the Company to an eighth consecutive year of record earnings on continued strong mortgage volume with continued deposit growth and sustained operating efficiency. The Compensation Committee attributed these results to Mr. Hermance’s core vision for the Company and discipline in adhering to a business model focused on high operating efficiency, conservative credit underwriting, traditional mortgage products, favorable pricing and measured, organic growth. The Company achieved its earnings performance despite elevated levels of non-performing assets and credit losses, which occurred due to continuing negative trends in employment and real estate values in the Company’s markets and reflect management’s efforts to proactively identify and address problem loans. Even at elevated levels, non-performing asset and credit loss measures remained superior in relation to industry averages.

Mr. Salamone’s incentive payment for 2009 reflects his success in continuing to assume investor relations responsibilities previously borne exclusively by Mr. Hermance, and in deepening the Company’s senior management team as part of the evolving management development and succession plan. It also reflects Mr. Salamone’s contributions, through oversight of his direct reports, to our disciplined growth and superior operating performance in a difficult economic environment.

Mr. Kranz’ incentive payment for 2009 reflects an assessment of his success as Chief Financial Officer in executing our financial plan and overseeing the Company’s balance sheet management. In particular, during 2009 this included the execution of a funds diversification plan designed to enhance the Company’s ability to respond to future changes in interest rates. Mr. Kranz also had responsibility for supervision of accounting and finance and oversight of financial reporting and internal controls during a year of record earnings.

Mr. Laird’s incentive payment for 2009 reflects his overall responsibility for our continuing strong mortgage volume, achieved through internal originations and an expanded broker network, in a very volatile mortgage market. His incentive payment also reflects his adherence to the conservative internal underwriting standards that are critical to differentiating us from our competitors in the investment markets and maintaining our high operating efficiency.

Mr. Butkovich’s incentive payout for 2009 reflects his continuing success in building what is, in effect, a de novo banking franchise on Long Island. During 2009, Mr. Butkovich successfully identified and opened new bank branch locations that have achieved high rates of deposit growth, and has recruited experienced, service-oriented branch managers to build customer relationships and brand loyalty. He actively participated in community events to raise Hudson City Savings’ profile and build brand recognition.

Equity Compensation.  In 2009, we continued a transition begun in 2006 to a performance-based equity compensation program from a more traditional service-based approach.

Prior to 2006, it had been our practice to consider stock option and restricted stock grants at the time of hire or promotion for newly hired or promoted executive officers and annually in connection with our annual executive officer compensation review for incumbent executive officers. We used equity awards as a retention tool and as an incentive for executive officers to make strategic and operating decisions that, over time, result in stock price appreciation. Awards vested ratably over a vesting period, contingent only on continued service through the vesting date or the occurrence of certain acceleration events such as death, disability, retirement and change in control. We valued awards based on the grant-date fair market value of our common stock (in the case of restricted stock awards) and the grant-date value of stock options based on a recognized option valuation methodology. We amortized the grant-date value over the award’s vesting period and included each year’s amortization amount as part of that year’s compensation package in evaluating the overall compensation package. It has not been our practice to reduce compensation or retirement benefits in subsequent years based on stock price performance that causes previously granted equity awards to increase in value, or to grant additional compensation or retirement benefits where stock price performance has impaired the value of previous awards, because such practices could weaken the intended linkage between equity compensation and mid- to long-term shareholder return.

In 2006, we implemented, with shareholder approval, the 2006 Stock Incentive Plan, our first equity compensation plan since 2000. During 2009, we made our fourth award under the 2006 Stock Incentive Plan. We granted and priced these awards on the third trading day after our release of annual financial results for 2008. Awards took the form of stock option grants and performance-based restricted stock awards. While stock options granted in 2006 were a mix of retention awards with service-based vesting and performance awards with a combination of service- and performance-based vesting, the stock options granted to our named executive officers in 2007 through 2009 were all performance awards.

In contrast to grants prior to 2006 and in order to strengthen the retention aspect of retention stock options, vesting of retention stock options does not accelerate on retirement, and acceleration in cases of death or disability is limited to those options scheduled to vest within six months of the termination date. Vesting accelerates in the event of a change of control only if the executive is discharged without cause or resigns with good reason before the option’s regularly scheduled vesting date.

In 2009, we changed our approach to equity compensation, granting a mix of performance-based stock options and performance-based restricted stock awards to each named executive officer. We consider retention of our experienced management team a high priority in this period of stress in the financial services industry and in the regional economy where we operate. The deterioration of the markets for financial institution stocks has significantly impaired the in-the-money value of the stock options outstanding to our named executive officers and compromised the effectiveness of outstanding and potential new option grants as retention incentives. We have included performance-based restricted stock as part of the 2009 long-term incentive awards so that these awards have some tangible value at grant. We have tied the vesting of these awards to the attainment of financial performance targets that should beneficially affect both stock price performance and the Company’s financial strength.

Performance stock options granted in 2009 have been structured to reward option holders for stock price appreciation that is achieved through sustained earnings and increased return on equity. All performance stock options will vest 100% on January 23, 2012, if certain performance measurements are satisfied. The specified performance measures are (1) as to one-half of the number of options granted to each recipient, a target level of aggregate diluted earnings per share measured over any four consecutive calendar quarters during calendar years 2009, 2010 or 2011, and (2) as to the balance of the number of options, a target level for return on average equity which must be attained or exceeded for at least one calendar quarter during 2009, 2010 or 2011. Performance stock options have the same acceleration features as retention stock options. We have tied vesting of performance stock options to targets for earnings per share and return on equity in order to encourage conduct that produces stock price appreciation. See the notes to unexercised unearned options in the “Outstanding Equity Awards at Fiscal Year-End Table — 2009” below for additional detail on the vesting conditions attached to performance stock option grants.

Performance-based restricted stock awards granted in 2009 have been structured to reward recipients based on stock price performance that is achieved through efficiency. All performance-based stock awards will vest in three equal installments on January 23 in 2010, 2011 and 2012, if a specified performance measurement is satisfied. The specified performance measure is the average quarterly efficiency ratio for calendar quarters during 2009. Performance-based restricted stock awards have the same acceleration features as performance and retention stock options. We have tied vesting of performance-based restricted stock awards to a target for efficiency in order to encourage conduct that increases corporate value. We achieved this performance target in 2009.

Our current policy is to consider equity grants to incumbent executive officers in the first quarter of each year, giving consideration to any episodic grants we may award to promoted or newly hired executives. We seek to price our performance stock option grants shortly after the release of quarterly or annual financial results or at other times when we would permit our directors and executives to purchase or sell our common stock on the open market under our securities trading policy.

Other Elements of the Executive Compensation Package

Our 2009 compensation program for our named executive officers includes the following additional elements:

Retirement Benefits.  In addition to base salary, annual cash incentives and long-term equity incentives, our named executive officers are eligible to participate in the same broad-based, tax-qualified retirement and savings plans as other employees with similar dates of hire. They are also eligible to participate in certain non-qualified supplemental executive retirement plans because applicable tax rules do not permit them to receive benefits under our broad-based, tax-qualified plans at the same percentage of salary as other employees. The supplemental executive retirement plans generally provide benefits that, when added to the benefits available under our qualified plans, are equivalent, as a percentage of salary, to the benefits provided to other employees. We provide these benefits in lieu of additional current cash or equity compensation to assure that our named executive officers have a source of retirement income that is available at the time of retirement without regard to the performance of their personal savings and investment portfolios and because these programs enjoy more favorable corporate and/or personal income tax treatment under the federal tax laws than current compensation.

We also use the supplemental plans to provide additional pension benefits to executives who are recruited from other employers in mid-career by granting additional years of service credits for periods of employment with a prior employer. It has been our practice to grant additional years of service credit only at the time of hire and as part of the employment negotiation. Messrs. Hermance, Salamone and Butkovich received negotiated prior service credits as part of their hiring packages in their respective years of hire.

Under our supplemental employee stock ownership plan, Messrs. Hermance and Salamone also participate in an additional benefit designed to duplicate the benefits each would earn under our leveraged employee stock ownership plan if the plan were to repay all acquisition debt incurred by the plan to purchase common stock for future allocation on or before their respective retirement dates. The plan will award this benefit only in the event of early or normal retirement while our employee stock ownership plan has unpaid acquisition debt. We designed the benefit to approximate an additional employee stock ownership plan benefit that would be provided if, prior to the executive’s retirement, we should experience a change in control that would result in a mandatory prepayment of our tax-qualified employee stock ownership plan’s acquisition debt and an accelerated allocation of any remaining common stock that had secured the acquisition debt. We provide this benefit primarily so that the change in control feature of our employee stock ownership plan does not serve as a financial disincentive to retirement. In addition, in the event of a change in control, we expect that the payment of this benefit to a retirement-eligible executive would reduce the cost of change-in-control benefits otherwise payable to him.

Benefits under our broad-based and executive-level retirement programs are tied to base salary. Cash incentives, restricted stock, option-related compensation and other items of compensation do not increase or reduce benefit levels.

Perquisites and Other Benefits.  We also provide certain perquisites and benefits to our named executive officers. We provide the use of a company automobile to Messrs. Hermance, Salamone and Butkovich. We pay membership dues in private clubs for Messrs. Hermance and Salamone. We cover travel and entertainment expenses for the wives of all named executive officers to accompany them on certain business travel, both as a convenience and because we believe our business benefits from their participation. We provide these benefits in kind, but the Compensation Committee takes the cost of these items into account in setting other elements of compensation.

Each of our named executive officers is also eligible, under our charitable matching contribution program, to direct us to make charitable gifts in limited dollar amounts to the tax-exempt organizations of their choice. We offer this program to encourage philanthropy among our named executives and to capture any benefit to our corporate reputation that may result from our named executives’ philanthropic activity.

Employment Agreements and Change in Control Agreements.  Consistent with the practices of other financial institutions of similar size and asset and business mix, we have entered into employment or change of control severance agreements with each of our named executive officers. We have found it necessary to offer these arrangements as part of the recruitment packages for newly hired executives. We have offered them to incumbent executives in order to make our package of employment and change in control protections comparable to those available at other employers. If we did not follow market practice in this regard, we believe we would compromise our relationship with our executives and would have to offer increased annual compensation packages, at increased recurring annual cost, in order to attract and retain the executive talent we require.

The employment agreements with Messrs. Hermance and Salamone help us protect our franchise in two ways. First, each agreement restricts the named executive’s ability to work for competitors in our markets for a specified period following a voluntary resignation without good reason or a discharge with cause. Second, each agreement prohibits solicitation of or disturbance of our relations with customers or employees by the named executive for a specified period following termination for any reason. We have chosen to secure these restrictions through employment agreements rather than by attaching them to equity compensation grants or other items of compensation so that they remain in effect indefinitely and are not tied to a decision to continue or discontinue, or to the value of, a particular item of compensation. In return for these restrictions, these agreements provide the executives a termination benefit equal in value to three years’ compensation and benefits (excluding stock options, restricted stock or other equity compensation) in the event of termination under certain circumstances. These circumstances include discharge without cause or resignation following certain triggering events, including a diminution in title, position, duties or authority, failure to pay or a reduction in compensation, involuntary relocation or other material breach of contract. In addition, for a limited period of time following a change in control, Messrs. Hermance and Salamone may each choose to resign for any reason or no reason and collect the same termination benefits that would be available if their resignation had followed a specified triggering event. We provide these benefits as a retention incentive for these named executives to remain in their positions through the conclusion of a change in control transaction that will be in place regardless of the existence or value, from time to time, of other items of compensation with retention features. We have provided this resignation window following a change in control to reduce the extent to which personal issues might serve to distract these executives from corporate matters during the negotiation and execution of a change in control transaction. Our employment agreements provide benefits only in the event of an actual termination of employment; payments are not due in the event of a change of control following which the executive retains his position beyond the expiration of the resignation window.

The change-in-control agreements in effect with our other named executive officers restrict their right to solicit or disturb our relations with our customers or employees following termination of employment for any reason following a change in control. We chose to secure these restrictions through change in control agreements rather than by attaching them to equity compensation grants or other items of compensation so that they remain in effect indefinitely and are not tied to a decision to continue or discontinue, or to the value of, a particular item of compensation. These agreements provide a termination benefit equal in value to two years’ compensation and benefits (excluding stock options, restricted stock or other equity compensation) in the event of discharge without cause or resignation following certain triggering events. These triggering events include a diminution in title, position, duties or authority, failure to pay or a reduction in compensation, involuntary relocation or other material breach of contract. We provide these benefits as a retention incentive for these named executives to remain in their positions through the conclusion of a change in control transaction that will be in place regardless of the existence or value, from time to time, of other items of compensation with retention features. As is the case with our employment agreements, change in control agreements do not provide payments unless the officer experiences a termination of employment.

Material Policies and Procedures

Benchmarking and Survey Data

The Compensation Committee requests and reviews survey data for information relating to compensation practices at other financial institutions of similar asset and business mix as well as general compensation trends in the private sector. For 2009, the Compensation Committee considered survey data for the following companies: Associated Banc-Corp; Astoria Financial Corp.; Blackrock, Inc.; Comerica, Inc.; Cullen/Frost Bankers; Franklin Resources; Huntington Bancshares, Inc.; M & T Bank Corp.; New York Community Bancorp, Inc.; Northern Trust Corporation; People’s United Financial; and Zions Bancorporation. Sovereign Bancorp, Inc. was removed from this list in 2009 because it was acquired. The Compensation Committee, in consultation with its compensation consultant, selected these companies based on their asset size, market capitalization, headcount and/or business focus. The Compensation Committee does not seek to set compensation levels at prescribed percentile rankings within a peer group. It does use survey data to determine on a historical basis the degree of correlation between the base salary, annual incentive and equity compensation provided by us (expressed as a percentile ranking relative to our peers) and our percentile ranking among the same peer group for performance measures that include, but are not limited to, return on average assets, return on average equity, asset growth, total shareholder return, efficiency ratio and net income growth.

Risk.  We have sought to establish a compensation package for our named executive officers that rewards success without promoting excessive or unnecessary risk in the conduct of our business. We seek to set base compensation, insurance coverages and retirement savings benefits at levels that support a reasonable standard of living without reliance on incentive pay. Our cash bonus program is not formulaic. We set a challenging but realistic financial goal and afford the Compensation Committee substantial discretion to determine final payouts based on a retrospective, subjective evaluation of corporate and individual conduct using a variety of financial and operational factors. In particular, we do not promise increased payouts for achieving pre-determined, aggressively set goals. We impose stock ownership requirements on our executive officers to discourage activities with short-term benefits to corporate performance but potentially adverse long term effects. We tie these guidelines to compensation levels, rather than requiring ownership of a defined number of shares or retention of all or a portion of shares delivered as compensation, so that required holdings are meaningful but should not be so large a portion of any executive’s income or net worth as to impair his judgment in the performance of his duties.

Impact of Accounting and Tax Treatment

Section 162(m).  Section 162(m) of the Internal Revenue Code imposes a $1 million annual limit per executive officer on our federal tax deduction for certain types of compensation paid to some of the named executive officers. It has been the Compensation Committee’s practice to structure the compensation and benefit programs offered to the named executive officers with a view to maximizing the tax deductibility for the Company of amounts paid. However, in structuring compensation programs and making compensation decisions, the Compensation Committee considers a variety of factors, including the materiality of the payments and tax deductions involved, the need for flexibility to address unforeseen circumstances and the need to attract and retain qualified management. After considering these factors, the Compensation Committee may decide to authorize payments all or part of which would be nondeductible for federal tax purposes. We anticipate that certain restricted stock awards made before 2009 may be non-deductible, in whole or in part, as a result of section 162(m).

Sections 4999 and 280G.  Section 4999 of the Internal Revenue Code imposes a 20% excise tax on certain “excess parachute payments” made to “disqualified individuals.” Under section 280G of the Internal Revenue Code, such excess parachute payments are also nondeductible to Hudson City. If payments that are contingent on a change of control to a disqualified individual (which terms include the named executive officers) exceed three times the individual’s “base amount,” they constitute “excess parachute payments” to the extent they exceed one times the individual’s base amount.

We have entered into employment agreements with each of Messrs. Hermance and Salamone, pursuant to which we will make an indemnification payment to the executive officer so that, after payment of the initial excise tax and all additional income and excise taxes imposed on the indemnification payment, the executive officer would retain approximately the same net after-tax amounts under the employment agreement that he would have retained if there was no excise tax. We have done this so that, in general, whether or not we have experienced a change in control will not affect the net after-tax value to these individuals of termination benefits under their employment agreements. Messrs. Kranz, Laird and Butkovich are not entitled to such payments under their change in control agreements. Neither Hudson City Savings, nor Hudson City Bancorp, is permitted to claim a federal income tax deduction for the portion of the change of control payment that constitutes an “excess parachute payment,” or the indemnification payment.

Accounting Considerations.  The Compensation Committee is informed of the financial statement implications of the elements of the executive officer compensation program. However, a compensation element’s contribution to the objectives of our executive officer compensation program and its projected economic cost, which may or may not be reflected on our financial statements, are the primary drivers of executive officer compensation decisions.

Personal Income Tax Considerations.  Federal and state income tax laws do not apply uniformly to all items of compensation, with the result that certain items of compensation are more valuable, on a net after-tax basis, to our named executives, or less costly, on a net after-tax basis, to us. We take the federal and state personal income tax treatment of various items of compensation into account to the extent consistent with the corporate goals and objectives of our executive compensation program.

Stock Ownership Policy

In February of 2005, we set stock ownership targets for our directors and officers with a title of Executive Vice President or higher. The purpose of these guidelines is to promote director and officer stock ownership that will cause our directors and officers to share, with other shareholders, a financial interest in the performance of our stock. Pursuant to these stock ownership targets, we expect each outside director to own an amount of our common stock equal to ten times the annual cash retainer for such director’s service. In addition, we expect each officer to own an amount of our common stock equal to three times the senior executive officer’s base salary. The board has authorized the Nominating and Governance Committee to adopt stock ownership guidelines for our other officers as it deems necessary or appropriate. Current stock ownership by our directors and named executive officers meets or exceeds the target levels.

Role of CEO in Determining the Compensation of Other Named Executive Officers

We believe that compensation policy is an important tool that should be available to the Chief Executive Officer in setting and executing corporate strategy. Our Compensation Committee, alone or in consultation with the other independent members of our Board of Directors, determines the compensation of each executive officer but considers the views of the Chief Executive Officer and Chief Operating Officer in setting the compensation of the more junior executive officers.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Officer Compensation

The following table provides information about the compensation of our named executive officers for fiscal years 2007 through 2009.

SUMMARY COMPENSATION TABLE

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)
							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary(1)	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Ronald E. Hermance, Jr.	2009	$1,526,923	—	$4,330,800	$1,440,000	$2,550,000	$837,194	$785,405	$11,470,322
Chairman of the Board,	2008	1,390,385	—	—	3,562,500	2,295,000	1,202,493	664,588	9,114,966
President & Chief Executive Officer	2007	1,240,385	—	—	3,240,000	2,040,000	688,599	623,768	7,832,752
Denis J. Salamone	2009	924,327	—	1,578,938	576,000	1,270,500	614,652	416,332	5,380,749
Senior Executive Vice	2008	847,212	—	—	1,068,750	1,100,000	792,228	391,764	4,199,954
President and Chief Operating Officer, Director	2007	751,923	—	—	972,000	850,000	468,563	369,219	3,411,705
James C. Kranz	2009	443,623	—	541,350	244,800	450,000	328,318	166,580	2,174,671
Executive Vice President and	2008	409,354	—	—	427,500	350,000	453,884	168,667	1,809,405
Chief Financial Officer	2007	363,515	18,183	—	194,400	175,000	260,404	157,879	1,169,381
Thomas E. Laird	2009	389,423	—	541,350	244,800	400,000	291,838	148,337	2,015,748
Executive Vice President and	2008	358,077	—	—	427,500	300,000	447,102	146,418	1,679,097
Chief Lending Officer	2007	296,654	14,833	—	194,400	150,000	204,232	126,846	986,965
Ronald J. Butkovich	2009	341,771	—	225,563	129,600	190,000	154,476	118,629	1,160,039
Senior Vice President	2008	316,771	—	—	213,750	175,000	214,582	131,776	1,051,879
	2007	293,222	14,662	—	194,400	140,000	128,646	137,186	908,116

(1)	The figures shown for salary and bonus represent amounts earned for the fiscal year, whether or not actually paid during such year, whether or not deferred pursuant to non-incentive deferred compensation plans; and whether or not exchanged for awards of restricted stock, stock options or other forms of non-cash compensation. In the case of Mr. Hermance, salary earned during each fiscal year in excess of $1 million has been deferred, placed in a deferred compensation account and converted into 83,738 cumulative share-equivalent units (years 2006 through 2009), which are adjusted to reflect dividends and positive or negative share price performance for Hudson City Bancorp common stock. Amounts reported in column (D) reflect participation in a broad-based, non-incentive bonus program that has been discontinued for executive officers beginning in 2008.

(2)	Represents the aggregate grant date fair value of restricted stock of Hudson City Bancorp granted to the named executive officer during the applicable year, calculated in accordance with FASB ASC Topic 718 for financial statement purposes. For more information concerning the assumptions used for these

(Notes continued on following page)

calculations, please refer to note 10(c) to the audited financial statements included in our 2009 Annual Report to Shareholders filed as Exhibit 13.1 to our Annual Report on Form 10-K for the year ended December 31, 2009. This amount does not reflect the value of dividends paid on unvested restricted stock, which is included in the Summary Compensation Table under the caption “All Other Compensation.”

(3)	Represents the aggregate grant date fair value of options to purchase shares of Hudson City Bancorp common stock granted to the named executive officer during the applicable year, calculated in accordance with FASB ASC Topic 718 for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to note 10(d) to the audited financial statements included in the 2009 Annual Report to Shareholders filed as Exhibit 13.1 to our Annual Report on Form 10-K for the year ended December 31, 2009. All options granted to our named executive officers in fiscal 2007 through 2009 were performance-based stock options.

(4)	Represents amounts earned for services rendered during the fiscal year under our Executive Officer Annual Incentive Plan, whether or not actually paid during such fiscal year.

(5)	Includes for each named executive officer the increase (if any) for the fiscal year in the present value of the individual’s accrued benefit (whether or not vested) under each tax-qualified and non-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual’s accrued benefit under each such plan in accordance with FASB ASC Topic 715 (“FAS 87”) as of the plan’s measurement date in such fiscal year to the present value of the individual’s accrued benefit as of the plan’s measurement date in the prior fiscal year.

(6)	The named executive officers participate in certain group life, health and disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. The figure shown for each named executive officer for 2009 includes our direct out-of-pocket cost (reduced, in the case of the figures shown for company cars, by the amount that we would otherwise have paid in cash reimbursements during the year for business use of a personal car), for the following items:

	Mr. Hermance	Mr. Salamone	Mr. Kranz	Mr. Laird	Mr. Butkovich

Employer contributions to qualified and non-qualified deferred compensation plans (including 401(k) plans and ESOP)	$467,034	$282,720	$135,690	$119,111	$104,536
Life insurance premiums (excluding nondiscriminatory group term life insurance)	—	—	—	—	—
Amount paid or accrued under termination of employment or change of control arrangements	—	—	—	—	—
Tax gross-up or reimbursement payments	—	—	—	—	—
Accelerated benefits due to change in control under defined benefit or actuarial plans	—	—	—	—	—
Employer contribution to designated charity under charitable contribution matching program	50,000	30,000	2,000	250	—
Dividends paid on unvested restricted stock	226,442	84,459	28,890	28,890	11,063
Company car	33,600	10,614	—	—	3,030
Club dues	8,111	8,539	—	—	—
Executive medical program	218	—	—	86	—
Travel expense for spouse to accompany on business travel	—	—	—	—	—
Amounts paid under a plan in connection with termination	—	—	—	—	—

Salary and bonus (Columns (C) and (D)) as a percentage of total compensation (Column (J)) in 2009 ranged from approximately 13.31% for Mr. Hermance to 29.46% for Mr. Butkovich. Total cash compensation (Columns (C), (D) and (G)) as a percentage of total compensation (Column (J)) ranged from approximately 35.54% for Mr. Hermance to 45.84% for Mr. Butkovich. Total performance-based compensation (Columns (E) (F) and (G)) as a percentage of total compensation (Column (J)) ranged from approximately 47.00% for Mr. Butkovich to approximately 72.54% for Mr. Hermance.

Employment Agreements

Hudson City Bancorp and Hudson City Savings have each entered into employment agreements dated as of December 31, 2008 with Messrs. Hermance and Salamone to secure their services as officers. These employment agreements amend and restate prior agreements among Hudson City Bancorp, Hudson City Savings and each of Messrs. Hermance and Salamone. Other than as noted in this summary or any other discussion of the employment agreements in this annual proxy statement, the terms and conditions of the employment agreements between the executives and Hudson City Bancorp are substantially similar in all material respects to the terms and conditions of the employment agreements between the executives and Hudson City Savings.

The employment agreements between Hudson City Bancorp and each of Messrs. Hermance and Salamone have rolling three-year terms, until the executive or Hudson City Bancorp gives notice of non-extension, at which time the terms are fixed for three years. The employment agreements between Hudson City Savings and each of Messrs. Hermance and Salamone have an initial three-year term, subject to annual extensions based on a review by the Board of Directors of Hudson City Savings of the executive’s performance. The executives’ current annual salary rates payable pursuant to these agreements are their current rates of $1,600,000 for Mr. Hermance and $970,000 for Mr. Salamone. The agreements also provide for discretionary cash bonuses, participation on generally applicable terms and conditions in compensation and fringe benefit plans and customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination. The employment agreements with Hudson City Bancorp also provide for the use of an automobile owned or leased by Hudson City Bancorp and reimbursement for memberships in mutually agreed upon clubs and organizations. See “Executive Officer Compensation — Termination and Change of Control Benefits” for a description of the severance provisions contained in the employment agreements.

Compensation Plans

Incentive Plans

Executive Officer Annual Incentive Plan.  Officers at and above the level of Senior Vice President are eligible to earn cash incentives each year under the Executive Officer Annual Incentive Plan upon achievement of corporate and individual performance goals. We intend incentives payable under the Executive Officer Annual Incentive Plan to constitute qualified performance-based compensation under section 162(m) of the Internal Revenue Code.

In order to be eligible for incentive payments under the Executive Officer Annual Incentive Plan for a given year, participants must (with certain exceptions for death, disability, retirement or a change in control) be employed on the last day of the plan year. The amount of the incentive payable to each participant is either a fixed dollar amount or a percentage of his or her annual rate of base salary. The committee administering the plan determines the incentive payments after the end of the year based on the achievement of pre-established corporate performance goals and a subjective review of individual performance in the context of pre-established subjective performance factors. Generally no incentives are payable if corporate and individual performance are below minimum thresholds. We generally pay incentives under the Executive Officer Annual Incentive Plan on or before March 15 of the year following the plan year in which they are earned, following determination of the level of achievement of corporate and individual performance goals. In the event that a deferred compensation plan for officers is in effect, participants may elect to defer payment of their bonus until a later date.

The Compensation Committee of our Board of Directors has been appointed to be the administrative committee of the Executive Officer Annual Incentive Plan at all times during that plan’s existence.

Annual Bonus Plan.  None of our named executive officers participated in our annual bonus program for 2008. This program covers substantially all of our salaried employees. This program was discontinued for executive officers beginning in 2008.

2000 Stock Option Plan and 2000 Restricted Stock Plan.  Our Board of Directors adopted the 2000 Stock Option Plan and 2000 Restricted Stock Plan in 1999 and our shareholders approved the plans in 2000. We have not made any awards under these plans since 2005 and will not make any more in the future. Awards made to our named executive officers under these plans after 2000 and prior to 2006 vest in 20% increments over a five year period beginning at the date of grant and continued to vest during 2009. The vesting of all awards made under these plans accelerates upon the named executive officer’s death, disability or retirement or in the event of a change in control. The Compensation Committee of our Board of Directors has been appointed to be the administrative committee of the 2000 Stock Option Plan and 2000 Restricted Stock Plan at all times during those plans’ existence.

2006 Stock Incentive Plan.  Our Board of Directors adopted the 2006 Stock Incentive Plan in 2006. Our shareholders approved the plan in the same year. Subject to the terms of the 2006 Stock Incentive Plan, employees, directors and officers of Hudson City Bancorp and Hudson City Savings and any other subsidiary are eligible to participate. Hudson City Bancorp reserved 30,000,000 shares of Common Stock for issuance under the 2006 Stock Incentive Plan.

The committee administering the 2006 Stock Incentive Plan may, in its discretion, grant any or all of nine types of equity-linked awards to eligible individuals: stock options, stock appreciation rights, restricted stock (both time-based and performance-based), performance shares, performance units, deferred stock, phantom stock and other stock-based awards. The administrative committee will, in its discretion, determine the type of awards made and establish other terms and conditions applicable to the award. The Compensation Committee of our Board of Directors has been appointed to be the administrative committee of the 2006 Stock Incentive Plan at all times during that plan’s existence.

The following table sets forth information regarding plan-based awards granted to the named executive officers of Hudson City Bancorp during the last fiscal year.

GRANTS OF PLAN-BASED AWARDS TABLE — 2009

			(c)	(d)	(e)
						(g)		(j)		Closing Sale	(l)
						Estimated		All Other	(k)	Price of	Grant
						Future Payouts		Option	Exercise	Hudson City	Date Fair
						Under		Awards:	or Base	Common	Value of
		Compensation	Estimated Future Payouts Under			Equity Incentive		Number of	Price of	Stock on the	Stock and
	(b)	Committee	Non-Equity Incentive Plan Awards(2)			Plan Awards		Securities	Option	Grant	Option
(a)	Grant	Decision	Threshold	Target	Maximum	Target		Underlying	Awards	Date	Awards
Name	Date	Date(1)	($)	($)	($)	(#)		Options (#)	($/Sh)	($/Sh)	($)(5)

Ronald E. Hermance, Jr.	1/20/2009	—	—	$2,550,000	—	—		—	—	—	—
	1/23/2009	1/20/2009	—	—	—	750,000	(3)	—	$12.03	$12.03	$1,440,000
	1/23/2009	1/20/2009	—	—	—	360,000	(4)	—	—	—	4,330,800
Denis J. Salamone	1/20/2009	—	—	1,270,500	—	—		—	—	—	—
	1/23/2009	1/20/2009	—	—	—	300,000	(3)	—	12.03	12.03	576,000
	1/23/2009	1/20/2009	—	—	—	131,250	(4)	—	—	—	1,578,938
James C. Kranz	1/20/2009	—	—	282,230	$564,460	—		—	—	—	—
	1/23/2009	1/20/2009	—	—	—	127,500	(3)	—	12.03	12.03	244,800
	1/23/2009	1/20/2009	—	—	—	45,000	(4)	—	—	—	541,350
Thomas E. Laird	1/20/2009	—	—	247,000	494,000	—		—	—	—	—
	1/23/2009	1/20/2009	—	—	—	127,500	(3)	—	12.03	12.03	244,800
	1/23/2009	1/20/2009	—	—	—	45,000	(4)	—	—	—	541,350
Ronald J. Butkovich	1/20/2009	—	—	150,768	301,536	—		—	—	—	—
	1/23/2009	1/20/2009	—	—	—	67,500	(3)	—	12.03	12.03	129,600
	1/23/2009	1/20/2009	—	—	—	18,750	(4)	—	—	—	225,563

(Notes on following page)

(1)	We issued our earnings press release for the quarter ended December 31, 2008 prior to the market opening on January 21, 2009. The Compensation Committee decided to defer the pricing, and thus the grant date, of options until the third trading day after the issuance of our earnings press release in keeping with our general policy not to grant stock options during periods when our securities trading policy does not permit market purchases or sales of our common stock by our executive officers.

(2)	Represents targets set under our Executive Annual Incentive Plan. For Messrs. Hermance and Salamone, represents the maximum amount payable as an incentive upon achievement of a level of income before taxes and extraordinary items of $592.9 million and is subject to downward but not upward adjustment in the discretion of the Compensation Committee. For Messrs. Kranz, Laird and Butkovich, represents the amounts payable at threshold, target and superior levels of achievement of income before taxes and extraordinary items and relative to the Compensation Committee’s subjective assessment of individual performance relative to individual performance goals.

(3)	The reported awards are performance stock options granted under the 2006 Stock Incentive Plan. The stock options vest on January 23, 2012 provided that the named executive officer continues in service through such date, and provided that specified performance measures have been satisfied. The specified performance measures are target levels for aggregate diluted earnings per share sustained over any four successive quarters in the years 2009, 2010 and 2011, and return on average equity attained for any of the years 2009, 2010 and 2011. These targets are subject to mandatory adjustment in the event of an unforeseen or extraordinary circumstance such that the event does not materially adversely affect the rights of option holders. Option recipients generally forfeit performance options in the event the option recipient terminates service before the vesting date or in the event the option holder or the company fails to satisfy one or more of the performance measures. In the event of termination of service due to death or disability (as defined in the 2006 Stock Incentive Plan) within six months prior to a vesting date, the options scheduled to vest on that vesting date will vest on the date of termination. In the event of a change in control (as defined in the 2006 Stock Incentive Plan) followed by a discharge without cause or a resignation with good reason, all unvested options will vest on the date of termination. The options expire on the tenth anniversary of the grant date or, if earlier, immediately upon termination of service for cause (as defined in the 2006 Stock Incentive Plan), one year after termination due to death, disability (as defined in the 2006 Stock Incentive Plan) or retirement (as defined in the 2006 Stock Incentive Plan), and three months after voluntary or involuntary termination for any other reason.

(4)	The reported awards are performance-based restricted stock awards granted under the 2006 Stock Incentive Plan. These stock awards vest in three equal installments on January 23 in 2010, 2011 and 2012 provided that the named executive officer continues in service through such date, and provided that specified performance measure has been satisfied. The specified performance measure is the average quarterly efficiency ratio for 2009. This target is subject to mandatory adjustment in the event of an unforeseen or extraordinary circumstance such that the event does not materially adversely affect the rights of award recipients. A recipient generally forfeits performance-based stock awards in the event the recipient terminates service before the vesting date or in the event the recipient or the company fails to satisfy one or more of the performance measures. In the event of termination of service due to death or disability (as defined in the 2006 Stock Incentive Plan) within six months prior to a vesting date, the awards scheduled to vest on that vesting date will vest on the date of termination. In the event of a change in control (as defined in the 2006 Stock Incentive Plan) followed by a discharge without cause or a resignation with good reason, all unvested awards will vest on the date of termination.

(5)	Represents the aggregate grant date fair value of each award, calculated in accordance with FASB ASC Topic 718 for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to note 10(c) (with regard to awards of restricted stock) and note 10(d) (with regard to awards of options) to the audited financial statements included in our 2009 Annual Report to Shareholders filed as Exhibit 13.1 to our Annual Report on Form 10-K for the year ended December 31, 2009.

Stock Awards and Stock Option Grants Outstanding

The following tables set forth information regarding stock awards, stock options and similar equity compensation outstanding at December 31, 2009, whether granted in 2009 or earlier, including awards that have been transferred other than for value.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE — 2009

	Option Awards							Stock Awards
											Equity Incentive	Equity Incentive
											Plan Awards:	Plan Awards:
											Number of	Market or
	Number of	Number of						Number of		Market Value	Unearned Shares,	Payout Value
	Securities	Securities		Equity Incentive				Shares or		of Shares or	Units or	of Unearned
	Underlying	Underlying		Plan Awards:		Options		Units of Stock		Units of Stock	Other Rights	Shares, Units or
	Unexercised	Unexercised		Number of Securities		Exercise	Option	That Have		That Have	of Stock That	Other Rights That
	Options (#)	Options (#)		Underlying Unexercised		Price(9)	Expiration	Not Vested		Not Vested	Have Not Vested	Have Not Vested
Name	(Exercisable)	(Unexercisable)		Unearned Options (#)		($)	Date	(#)		($)(1)	(#)	($)(1)

Ronald E. Hermance, Jr.	438,411	128,240	(2)	—		12.22	2/18/14	19,236	(7)	$264,110	—	—
	2,250,000			—		12.76	7/20/16	360,000	(8)	4,942,800	—	—
				1,125,000	(4)	13.78	1/25/17	—		—	—	—
				1,250,000	(5)	15.69	1/24/18	—		—	—	—
				750,000	(6)	12.03	1/22/19	—		—	—	—
Denis J. Salamone	820,736	—		—		3.59	10/28/11	9,618	(7)	132,055	—	—
	248,297	64,120	(2)	—		12.22	2/18/14	131,250	(8)	1,802,064	—	—
	825,000	300,000	(3)	—		12.76	7/20/16	—		—	—	—
	—	—		337,500	(4)	13.78	1/25/17	—		—	—	—
				375,000	(5)	15.69	1/24/18	—		—	—	—
				300,000	(6)	12.03	1/22/19	—		—	—	—
James C. Kranz	102,592	25,648	(2)	—		12.22	2/18/14	3,206	(7)	44,018	—	—
	165,000	60,000	(3)			12.76	7/20/16	45,000	(8)	617,850	—	—
	—	—		67,500	(4)	13.78	1/25/17	—		—	—	—
				150,000	(5)	15.69	1/24/18	—		—	—	—
				127,500	(6)	12.03	1/22/19	—		—	—	—
Thomas E. Laird	78,050	25,656	(2)	—		12.22	2/18/14	3,206	(7)	44,018	—	—
	165,000	60,000	(3)			12.76	7/20/16	45,000	(8)	617,850	—	—
	—	—		67,500	(4)	13.78	1/25/17	—		—	—	—
				150,000	(5)	15.69	1/24/18	—		—	—	—
				127,500	(6)	12.03	1/22/19	—		—	—	—
Ronald J. Butkovich	320,600	—		—		10.33	4/14/14	18,750	(8)	257,439	—	—
	165,000	60,000	(3)			12.76	7/20/16	—		—	—	—
	—	—		67,500	(4)	13.78	1/25/17	—		—	—	—
				75,000	(5)	15.69	1/24/18	—		—	—	—
				67,500	(6)	12.03	1/22/19	—		—	—	—

(Notes on following page)

(1)	We calculate market value on the basis of $13.73 per share, which is the closing sales price for our common stock on the NASDAQ Global Market on December 31, 2009.

(2)	These stock options vested on January 13, 2010.

(3)	For Messrs. Salamone, Kranz, Laird and Butkovich, these stock options vested 60% on July 21, 2009 and the remaining 40% vest on July 21, 2011.

(4)	These stock options vested on January 26, 2010, based on continued employment through December 31, 2009, and the Compensation Committee’s determination that Hudson City attained both of the following performance goals:

•	Earnings Per Share. Aggregate diluted earnings per share sustained over any four successive calendar quarters in the period beginning July 1, 2007 and ending December 31, 2009 must exceed $0.80.

•	Return on Average Equity. Return on average equity for at least one quarter during the calendar years 2007, 2008 and 2009 must exceed 9%.

In each case, these targets were subject to mandatory adjustment in the event of an unforeseen or extraordinary circumstance such that the event does not materially adversely affect the rights of option holders. No adjustments were considered or approved.

(5)	These stock options vest on January 25, 2011 (subject to continued employment through such date), provided that Hudson City must attain minimum target levels for its aggregate diluted earnings per share sustained over any four successive quarters in the years 2008, 2009 and 2010, and return on average equity attained for any quarter during the years 2008, 2009 and 2010, of $0.90 and 9.5% respectively. These targets are subject to mandatory adjustment in the event of an unforeseen or extraordinary circumstance such that the event does not materially adversely affect the rights of option holders. We believe we attained these target levels in 2008.

(6)	These stock options vest on January 23, 2012 (subject to continued employment through such date), provided that Hudson City must attain minimum target levels for its aggregate diluted earnings per share sustained over any four successive quarters in the years 2009, 2010 and 2011, and return on average equity attained for any quarter during the years 2009, 2010 and 2011, of $1.10 and 11.0% respectively. These targets are subject to mandatory adjustment in the event of an unforeseen or extraordinary circumstance such that the event does not materially adversely affect the rights of option holders.

(7)	These shares of restricted stock will vest on April 20, 2010 (subject to continued employment through such date).

(8)	These shares of restricted stock will vest in equal annual installments on January 23 in 2010, 2011 and 2012 (subject to continued employment through such date), provided that Hudson City must attain an average efficiency ratio below 29% for the calendar quarters in 2009. These targets are subject to mandatory adjustment in the event of an unforeseen or extraordinary circumstance such that the event does not materially adversely affect the rights of option holders. We believe we attained these target levels in 2009. These shares are required to be held in a restricted account and cannot be sold until January 23, 2012.

(Notes continued on following page)

(9)	All stock options have a ten-year term and have an exercise price equal to the closing sales price for our common stock on the NASDAQ Global Market on the date of grant (or, where no sales occurred on the date of grant, the closing sales price on the closest prior date on which sales occurred). The exercise prices for all options with expiration dates prior to 2016 include adjustments made to the original grant-date exercise price to reflect subsequent stock splits. The option grant dates and split-adjusted closing sales price for our common stock on the various options grants are as follows:

					NASDAQ
	Number of	Number of			Global
	Securities	Securities	Equity Incentive		Market
	Underlying	Underlying	Plan Award:		Closing Sales
	Unexercised	Unexercised	Number of Securities		Price on
	Options (#)	Options (#)	Underlying Unexercised	Option	Option Award
Name	(Exercisable)	(Unexercisable)	Unearned Options (#)	Award Date	Date ($)

Ronald E. Hermance, Jr.	438,411	128,240	—	2/19/04	12.22
	2,250,000		—	7/21/06	12.76
			1,125,000	1/26/07	13.78
			1,250,000	1/25/08	15.69
			750,000	1/23/09	12.03
Denis J. Salamone	820,736	—	—	10/29/01	3.59
	248,297	64,120	—	2/19/04	12.22
	825,000	300,000	—	7/21/06	12.76
	—	—	337,500	1/26/07	13.78
			375,000	1/25/08	15.69
			300,000	1/23/09	12.03
James C. Kranz	102,592	25,648	—	2/19/04	12.22
	165,000	60,000		7/21/06	12.76
	—	—	67,500	1/26/07	13.78
			150,000	1/25/08	15.69
			127,500	1/23/09	12.03
Thomas E. Laird	78,050	25,656	—	2/19/04	12.22
	165,000	60,000		7/21/06	12.76
	—	—	67,500	1/26/07	13.78
			150,000	1/25/08	15.69
			127,500	1/23/09	12.03
Ronald J. Butkovich	320,600	—	—	4/15/04	10.33
	165,000	60,000		7/21/06	12.76
	—	—	67,500	1/26/07	13.78
			75,000	1/25/08	15.69
			67,500	1/23/09	12.03

The following table sets forth the stock awards that vested and the option awards that were exercised for the named executive officers during the last fiscal year.

OPTION EXERCISES AND STOCK VESTED TABLE — 2009

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(1)

Ronald E. Hermance, Jr.	50,000	$12,000	19,236	$246,413
Denis J. Salamone	—	—	9,618	123,207
James C. Kranz	179,859	2,078,469	3,206	41,069
Thomas E. Laird	49,968	594,619	3,206	41,069
Ronald J. Butkovich	—	—	—	—

(1)	These figures include the amount realized during the fiscal year upon exercise of vested stock options by the named individual and the vesting of restricted stock, based on the closing sales price for a share of our common stock on the NASDAQ Global Market on the exercise date or vesting date, as applicable. Option holders may not transfer unexercised stock options or unvested restricted stock for value.

Post-Employment Compensation

Pension Benefits

The Employees’ Retirement Plan of Hudson City Savings Bank is a tax-qualified plan that covers substantially all salaried employees hired before August 1, 2005 who have attained age 21 and have at least one year of service. Its purpose is to take advantage of favorable tax rules to provide substantially all eligible employees with a stable and predictable source of retirement income that does not require the individual employee to bear either investment or mortality risk. The Hudson City Savings Bank Benefit Maintenance Plan covers selected executive officers and covered Messrs. Hermance, Salamone, Kranz, Laird and Butkovich as of December 31, 2009.

The Benefit Maintenance Plan provides for the payment of certain benefits that would otherwise be payable under the Employees’ Retirement Plan, but for certain limitations imposed by the Internal Revenue Code. Tax laws impose a limit (up to $233,333 for individuals retiring in 2009) on the average final compensation that we may count in computing benefits under the Employees’ Retirement Plan, and on the annual benefits ($195,000 in 2009) that we may pay. The Employees’ Retirement Plan may also pay benefits accrued as of January 1, 1994 based on tax law limits then in effect. For Messrs. Hermance, Salamone, Kranz, Laird and Butkovich, benefits based on average final compensation in excess of tax limits are payable under the Benefit Maintenance Plan.

Under the Employees’ Retirement Plan, upon attaining age 65, participants receive an annual retirement benefit commencing at retirement equal to two percent of their average compensation (which includes salary, but not bonus, overtime or other special pay) for the highest three consecutive years out of the final ten years of employment, multiplied by their years of credited service, up to a maximum of 30 years of service. The Benefit Maintenance Plan provides that participants, upon attaining age 65, will receive an annual retirement benefit equal to two percent of their average compensation (which includes salary, but not bonus, overtime or other special pay) for the highest three consecutive years out of the final ten years of employment, multiplied by their years of credited service, up to a maximum of 30 years of service, minus the amount of their accrued benefit under the Employee’s Retirement Plan. Under both the Employees’ Retirement Plan and the Benefit Maintenance Plan, participants have the option of choosing an actuarially equivalent alternative form of benefit, which would affect the amount of the retirement benefit payable each year.

Both the Employees’ Retirement Plan and the Benefit Maintenance Plan also provide for payment of a reduced early retirement benefit to participants who retire either after age sixty with at least five years of service or after 30 years of service. Messrs. Hermance, Kranz and Laird are currently eligible for early retirement benefits. The plans calculate early retirement benefits under the same formula as normal retirement benefits, but base them on compensation and credited service as of the date of termination of employment, and reduce benefits by 2/12 of 1% for each of the first 60 months that payment commencement precedes the normal retirement date. A participant who has completed at least 30 years of service and wants to begin payment before age 60 is entitled to the actuarial equivalent to the benefit payable at age 60.

We may, as part of our hiring negotiations with a new employee, agree to grant credit for service with the newly hired employee’s immediate prior employer.

The following table sets forth information regarding pension benefits accrued by the named executive officers during the last fiscal year.

PENSION BENEFITS TABLE — 2009

		Number of
		Years of		Payments
		Credited	Present Value of	During
		Service	Accumulated	Last Fiscal
Name	Plan Name	(#)(1)(2)	Benefit ($)(2)	Year ($)

Ronald E. Hermance, Jr.	Retirement Plan for Employees	21.58	$971,554	—
	Benefit Maintenance Plan	21.58	4,926,152	—
Denis J. Salamone	Retirement Plan for Employees	7.17	228,991	—
	Benefit Maintenance Plan	21.75	2,368,521	—
James C. Kranz	Retirement Plan for Employees	25.33	1,072,760	—
	Benefit Maintenance Plan	25.33	814,487	—
Thomas E. Laird	Retirement Plan for Employees	30	977,363	—
	Benefit Maintenance Plan	30	499,593	—
Ronald J. Butkovich	Retirement Plan for Employees	4.67	180,200	—
	Benefit Maintenance Plan	19.67	880,102	—

(1)	As part of their initial employment negotiations, the following individuals were granted the following years of service credit under the Benefit Maintenance Plan for prior employment with other employers: Mr. Hermance -0- years; Mr. Salamone 14.58 years; Mr. Kranz -0- years; Mr. Laird -0- years; and Mr. Butkovich 15 years. Mr. Hermance was granted 1.33 years of service credit under the Benefit Maintenance Plan and Retirement Plan for Employees.

(2)	We determined the figures shown as of the plan’s measurement date during 2009 under FASB ASC Topic 715 for purposes of Hudson City Bancorp’s audited financial statements. For the mortality, discount rate and other assumptions used for this purpose, please refer to note 10(a) to the audited financial statements included in our 2009 Annual Report to Shareholders filed as Exhibit 13.1 to our Annual Report on Form 10-K for the year ended December 31, 2009.

Deferred Compensation

Profit Incentive Bonus Plan.  The Profit Incentive Bonus Plan of Hudson City Savings Bank is a tax-qualified defined contribution plan for substantially all salaried employees who have attained age 21 and have at least one year of service. Hudson City Savings may make discretionary contributions to this plan as determined by the Board of Directors. The Profit Incentive Bonus Plan has an individual account for each participant’s contributions and allows each participant to direct the investment of his or her account. One permitted investment is common stock of Hudson City Bancorp. Participants direct the voting of shares purchased for their plan accounts.

Benefits under the Profit Incentive Bonus Plan are generally payable upon termination of employment or retirement (including early retirement). No employer contributions were made to this plan for 2009.

Employee Stock Ownership Plan.  The Employee Stock Ownership Plan of Hudson City Savings Bank is a tax-qualified plan that covers substantially all salaried employees who have at least one year of service and have attained age 21. In 1999, Hudson City Bancorp lent the plan enough money to purchase 27,879,376 of the shares of Hudson City Bancorp common stock (adjusted for stock splits) issued to investors other than Hudson City, MHC (or 3.76% of the total number of shares issued in our 1999 reorganization). The plan has purchased all 27,879,376 shares. In connection with the second-step conversion and stock offering completed on June 7, 2005, Hudson City Bancorp lent the plan enough money to purchase an additional 15,719,223 of the shares of Hudson City Bancorp common stock (or 4% of the total number of shares issued in our second-step conversion and stock offering). The plan has purchased all 15,719,223 shares. As a condition to the extension of the 2005 loan, Hudson City Bancorp and the trustee of the plan renegotiated the terms (including the interest rate and maturity) of the 1999 loan. Although contributions to this plan are discretionary, Hudson City Savings intends to contribute enough money each year to make the required principal and interest payments on the loans from Hudson City Bancorp. Any additional contributions are discretionary. Both the 1999 loan (as extended) and the 2005 loan mature on December 31, 2044. Each loan calls for level annual payments of principal and interest. The plan has pledged the shares it purchased as collateral for the loan and holds them in a suspense account. The plan released 962,185 of the pledged shares during 2009. We expect the plan will release 962,185 of the shares annually in the years 2009 through 2044, and release the remaining shares in 2044. The plan will allocate the shares released each year among the accounts of participants in proportion to their base salary for the year. For example, if a participant’s base salary for a year represents 1% of the total base salaries of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. The trustee of the plan will usually vote the shares in the suspense account in a way that mirrors the votes which participants cast for shares in their individual accounts.

Benefit Maintenance Plan.  The Benefit Maintenance Plan of Hudson City Savings Bank is a non-qualified plan that permits selected individuals to defer amounts that would otherwise be deferred under the Profit Incentive Bonus Plan, but for certain limitations imposed by the Internal Revenue Code. This aspect of the Plan was frozen as of December 31, 2004 and no additional amounts may be deferred thereunder. As of December 31, 2009, Messrs. Hermance, Salamone and Kranz had balances under this aspect of the Plan. This aspect of the Plan credits account balances with interest at the end of each calendar quarter at the highest rate of interest credited on certificates of deposit issued by Hudson City Savings during the calendar quarter. During 2009, the plan credited balances using interest rates of 3.92% during the first calendar quarter, 3.44% during the second calendar quarter, 2.68% during the third calendar quarter and 3.39% during the fourth calendar quarter. This aspect of the Plan allows for distribution of accounts in a single lump sum (unless the participant elects to receive annual installments over a period not to exceed fifteen years) as soon as administratively practicable on or after the first day of the calendar quarter coinciding with or next following (i) the participant’s termination of employment, (ii) the participant’s attainment of a designated age not earlier than age 59-1/2 and not later than age 70-1/2, (iii) the earlier of (i) and (ii), or (iv) the later of (i) and (ii), as elected by the participant, with (i) being the default if no election is made.

The Benefit Maintenance Plan also provides a “supplemental benefit” and a “restoration benefit” to certain executives with respect to their participation in the qualified Employee Stock Ownership Plan. The supplemental benefit consists of a payment representing shares that we cannot allocate under the Employee Stock Ownership Plan due to the legal limitations imposed on tax-qualified plans. See “Executive Officer Compensation — Deferred Compensation — Employee Stock Ownership Plan” for a

discussion of the Employee Stock Ownership Plan of Hudson City Savings Bank, including the share allocation formula thereunder. The plan pays out this benefit in a single lump sum as soon as practicable following the last day of the year of termination of service (or in such other form as elected within 30 days after becoming eligible for the supplemental benefit) in an amount determined by multiplying the number of shares payable under the supplemental benefit by the closing price of Hudson City Bancorp’s common stock as reported on the NASDAQ Global Market. The restoration benefit consists of a payment representing shares that the Employee Stock Ownership Plan and supplemental benefit of this Plan would have allocated to a participant who retires before the repayment in full of the Employee Stock Ownership Plan’s loans if his employment had continued through the full term of the loans. The ESOP Restoration Plan pays out such benefit in a single lump sum as soon as practicable following the last day of the calendar year of termination of service (or in such other form as elected within 30 days after becoming eligible for such benefit). The plan determines the amount of the benefit by multiplying the number of shares payable under the restoration benefit by the average closing price of Hudson City Bancorp’s common stock reported on the NASDAQ Global Market at the end of each quarter during the twelve quarters immediately preceding termination of service.

The following table sets forth information regarding nonqualified deferred compensation our named executive officers earned during the last fiscal year under the Benefit Maintenance Plan.

NONQUALIFIED DEFERRED COMPENSATION TABLE — BENEFIT MAINTENANCE
PLAN — 2009

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
	Last FY	Last FY	Last FY	Distributions	Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)

Ronald E. Hermance, Jr.	—	$387,606	$413,848	$357,401	$2,959,824
Denis J. Salamone	—	203,292	174,654	173,447	1,240,606
James C. Kranz	—	56,261	43,326	43,104	228,127
Thomas E. Laird	—	39,683	28,301	28,255	108,489
Ronald J. Butkovich	—	25,108	21,212	18,708	88,003

(1)	The Summary Compensation Table includes executive contributions under the captions “Salary” and “Non-Equity Incentive Plan Compensation,” as applicable.

(2)	The Summary Compensation Table includes registrant contributions under the caption “All Other Compensation” in the Summary Compensation Table.

(3)	The Summary Compensation Table does not include reported earnings, as they did not accrue at above-market or preferential rates.

Other Deferred Compensation Program.  We maintain a non-qualified deferred compensation plan pursuant to which our named executive officers may elect to defer all or any portion of their base salary, bonus or cash incentive under the Executive Annual Incentive Plan. Executives may elect to invest deferred amounts in phantom units of our common stock or in an interest-bearing phantom account that the plan credits with interest on a quarterly basis based on the highest rate of interest Hudson City Savings paid to depositors during the quarter. The plan will pay deferred amounts, adjusted for earnings and/or losses, following termination of employment or at specified dates that the named executive officer has selected prior to the deferral.

The following table sets forth information regarding nonqualified deferred compensation our named executive officers earned during the last fiscal year under the other non-qualified defined contribution plan.

NONQUALIFIED DEFERRED COMPENSATION TABLE — OFFICERS’ DEFERRED COMPENSATION PLAN — 2009

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
	Last FY	Last FY	Last FY	Distributions	Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)

Ronald E. Hermance, Jr.	$525,000	—	$(57,284)	—	$1,517,447
Denis J. Salamone	—	—	—	—	—
James C. Kranz	—	—	—	—	—
Thomas E. Laird	—	—	—	—	—
Ronald J. Butkovich	—	—	2,463	—	83,381

(1)	The Summary Compensation Table includes executive contributions under the captions “Salary” and “Non-Equity Incentive Plan Compensation,” as applicable.

(2)	The Summary Compensation Table includes registrant contributions under the caption “All Other Compensation” in the Summary Compensation Table.

(3)	The Summary Compensation Table does not include reported earnings, as they did not accrue at above-market or preferential rates.

Termination and Change in Control Benefits

Hudson City provides additional benefits, not included in the previous tables, to the named executive officers in the event of retirement, termination of employment in certain circumstances, or a change in control. Employment or change in control agreements set forth these termination and change in control benefits for each of the named executive officers.

Employment Agreements.  Pursuant to the terms of the employment agreements with each of Messrs. Hermance and Salamone, in the event that Hudson City Savings or Hudson City Bancorp discharges the executive without cause, Hudson City will provide the executive with the following severance benefits:

•	continued group life, health, dental, accident and long-term disability insurance benefits for the remaining employment term;

•	a lump sum payment equal to the estimated present value of the executive’s base salary and bonus for the remaining employment term at the highest annual salary rate paid during the three-year period prior to the date of termination;

•	a lump sum supplemental pension makeup payment under the qualified and nonqualified defined benefit and defined contribution pension plans (including the employee stock ownership plan) computed as if the executive had continued employment for the remaining employment term; and

•	at the election of Hudson City Bancorp or Hudson City Savings, a lump sum payment in an amount equal to the spread of any options held by the executive or the value of any restricted stock held by the executive in exchange for such options or restricted stock, computed in each case as if the executive was fully vested at the time of payment.

The same severance benefits are payable if any of the executives resigns under any of the following circumstances:

•	during the term within 90 days following a loss of title, office or membership on the board of directors; material reduction in duties, functions or responsibilities which is not cured within 30 days following notice;

•	involuntary relocation of the executive’s principal place of employment to a location that is not the principal executive office of Hudson City Savings or that is over 25 miles in distance from Hudson City Savings’ principal office in Paramus, New Jersey and over 25 miles from the executive’s principal residence;

•	reduction in base salary; change in the terms and conditions of any compensation or benefit program that alone, or in conjunction with other changes, has a material adverse effect on the aggregate value of the executive’s total compensation package (other than as a result of certain across-the-board reductions) which is not cured within 30 days following notice; or

•	other material breach of any material term of the agreement by Hudson City Bancorp or Hudson City Savings which is not cured within 30 days following notice.

In addition, the employment agreements provide that, for 60 days after a change of control, each executive may resign for any reason or no reason and collect severance benefits as if he had resigned for good reason. In the event of such a resignation, severance benefits are calculated based on a remaining term of three years.

If Hudson City Bancorp or Hudson City Savings experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of its assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreements might constitute an “excess parachute payment” under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. Under the employment agreements with Hudson City Bancorp, Hudson City Bancorp would reimburse the executive for the amount of this excise tax and would make an additional indemnification payment so that, after payment of the initial excise tax and all additional income and excise taxes imposed on the indemnification payment, the executive would retain approximately the same net after-tax amounts under the employment agreement that he would have retained if there was no 20% excise tax. The effect of this provision is that Hudson City Bancorp, rather than the executive, bears the financial cost of the excise tax. Neither Hudson City Savings nor Hudson City Bancorp could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment.

In the event that any of the executives performs services for both Hudson City Savings and Hudson City Bancorp, the employment agreements apportion liability for the payment of severance benefits between the two entities in the same manner in which the entities apportion compensation. Notwithstanding the foregoing, Hudson City Bancorp is jointly and severally liable with Hudson City Savings for all obligations of Hudson City Savings under the employment agreement with Hudson City Savings.

The agreements allow Hudson City Savings or Hudson City Bancorp to condition payment of severance benefits on the executive’s resignation from all positions as an officer, director or committee member of Hudson City Savings, Hudson City Bancorp or any of its or their subsidiaries or affiliates.

Change in Control Agreements.  Hudson City Bancorp and Hudson City Savings have jointly entered into two-year change in control agreements with Messrs. Kranz, Laird and Butkovich (as well as each of the other eight executive officers). The term of these agreements is perpetual until the later of (a) one year after Hudson City Savings gives notice of non-extension and (b) two years following the most recent change of control or pending change of control that occurs within one year following notice of non-extension.

Generally, Hudson City Savings may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a pending change of control without obligation for severance benefits. However, if Hudson City Bancorp or Hudson City Savings signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, Hudson City Savings cannot terminate an officer’s employment without cause without liability for severance benefits. The severance payments and benefits generally include:

•	continued group life, health, dental, accident and long-term disability insurance benefits for two years;

•	a lump sum payment equal to the estimated present value of the executive’s salary and bonus for two years at the highest annual salary rate paid during the three-year period immediately prior to the date of termination;

•	a lump sum payment equal to the estimated present value of the executive’s long-term incentive compensation payments for two years;

•	a lump sum supplemental pension makeup payment under the qualified and non-qualified defined benefit and defined contribution pension plans (including the employee stock ownership plan) computed as if the executive had continued employment for an additional two years; and

•	at the election of Hudson City Savings, a lump sum payment in an amount equal to the spread of any options held by the executive or the value of any restricted stock held by the executive in exchange for such options or restricted shares, computed in each case as if the executive was fully vested at the time of payment.

Hudson City Savings must pay the same severance benefits if the officer resigns after a change of control under any of the following circumstances:

•	loss of title, office or membership on the Board of Directors;

•	material reduction in duties, functions or responsibilities which is not cured within 30 days following notice;

•	involuntary relocation of his or her principal place of employment to a location that is not the principal executive office of Hudson City Savings or that is over 25 miles from Hudson City Savings’ principal office on the day before the change of control and over 25 miles from the officer’s principal residence;

•	reduction in base salary; change in the terms and conditions of any compensation or benefit program that alone, or with other changes, has a material adverse effect on the aggregate value of his total compensation package (other than as a result of certain across-the-board reductions) which is not cured within 30 days following notice; or

•	other material breach of any material term of the agreement which is not cured within 30 days following notice.

If Hudson City Savings or Hudson City Bancorp experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of its assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the change in control agreements might constitute an “excess parachute payment” under current federal tax laws. Any excess parachute payment would be subject to a federal excise tax payable by the officer and would be non-deductible by Hudson City Savings and Hudson City Bancorp for federal income tax purposes. The change in control agreements do not provide a tax indemnity.

The change in control agreements allow Hudson City Savings or Hudson City Bancorp to condition payment of severance benefits on the executive’s resignation from all positions as an officer, director or committee member of Hudson City Savings or any of its subsidiaries or affiliates. The agreements also allow Hudson City to condition payments on a release of claims against Hudson City Savings and its officers, directors, shareholders, subsidiaries and affiliates from liability for compensation or damages in connection with the executive’s employment and termination of employment except liability for severance benefits. Hudson City Bancorp guarantees all amounts payable under the change in control agreements.

The following table sets forth estimates of the amounts that would be payable to each of our executive officers in the event of their termination of employment on December 31, 2009 under designated circumstances. The table does not include amounts payable under broad-based termination benefits programs that are generally applicable to all salaried employees or vested, accrued benefits under qualified and non-qualified defined benefit or actuarial pension plans or qualified or non-qualified deferred compensation plans that are disclosed elsewhere in this proxy statement. See “Executive Officer Compensation — Post-Employment Compensation”. The estimates shown are highly dependent on a variety of factors, including but not limited to: the date of termination, the closing sales price of our common stock on such date, interest rates, federal, state and local tax rates and compensation history. Actual payments due could vary substantially from the estimates shown. In general, we consider each termination scenario listed below to be exclusive of all other scenarios and do not expect that any of our executive officers would be eligible to collect the benefits shown under more than one termination scenario.

	Mr. Hermance	Mr. Salamone	Mr. Kranz	Mr. Laird	Mr. Butkovich

Early Retirement
Early Retirement Subsidy(2)	994,244	—	435,004	626,629	—
Retiree Health/Life Insurance(1)	171,222	—	164,744	135,698	—
Stock Option Vesting(4)	193,642	—	38,728	38,733	—
Restricted Stock Vesting(5)	264,110	—	44,018	44,018	—
ESOP Restoration Benefit(11)	17,553,595	—	—	—	—
Disability
Salary Continuation(3)	800,000	485,000	234,600	207,500	180,020
Disability Retirement Subsidy(2)	1,067,488	2,012,764	506,813	1,216,913	438,366
Stock Option Vesting(4)	193,642	96,821	38,728	38,733	—
Restricted Stock Vesting(5)	1,911,710	732,743	249,968	249,968	85,813
ESOP Restoration Benefit(11)	17,553,595	—	—	—	—
Death
Stock Option Vesting(4)	193,642	96,821	38,728	38,733	—
Restricted Stock Vesting(5)	1,911,710	732,743	249,968	249,968	85,813
ESOP Restoration Benefit(11)	17,553,595	—	—	—	—
Discharge w/o Cause or Resignation w/ Good Reason — No Change of Control
Stock Option Vesting(4)	1,468,642	897,821	38,728	38,733	—
Restricted Stock Vesting(5)	5,206,910	1,934,118	44,018	44,018	—
Cash Payment(s)(6)	12,617,059	7,686,325	—	—	—
Retirement Subsidy(8)	3,329,389	2,781,535	435,004	626,629	—
Other In-kind Benefits(7)	171,222	50,173	164,744	135,698	—
ESOP Restoration Benefit(11)	17,553,595	—	—	—	—
Discharge w/o Cause or Resignation w/ Good Reason — Related to Change of Control
Stock Option Vesting(4)	1,468,642	897,821	313,678	313,683	172,950
Restricted Stock Vesting(5)	5,206,910	1,934,118	661,868	661,868	257,438
Cash Payment(s)(6)	12,617,059	6,555,444	2,509,598	2,235,190	1,636,162
Other In-kind Benefits(7)	171,222	50,173	164,744	135,698	34,127
Retirement Subsidy(8)	3,812,978	3,854,691	1,332,382	1,973,961	322,950
ESOP Restoration Benefit(9)	6,202,280	2,568,728	471,576	227,662	184,633
280G Tax Indemnification Payment(10)	—	8,309,699	—	—	—
Change of Control — No Termination of Employment
Stock Option Vesting(4)	193,642	96,821	38,728	38,733	—
Restricted Stock Vesting(5)	5,206,910	1,934,118	661,868	661,868	257,438
Retirement Subsidy(8)	1,354,931	—	602,930	1,320,038	—
ESOP Restoration Benefit(9)	6,202,280	2,568,728	471,576	227,662	184,633
280G Tax Indemnification Payment(10)	—	2,229,211	—	—	—

(1)	Individuals are entitled to post-retirement medical benefits upon normal or early retirement after attainment of ten years of continuous service. In 2007 we capped our obligation to individuals under this policy to annual coverage rates for 2007. Each individual receiving benefits under this policy is thus responsible for annual coverage costs in excess of those 2007 rates. Individuals who retire before the year they would attain age 65 are also responsible for a percentage of the coverage costs at 2007 rates. The amount of this responsibility is based on how early the individual retires and includes 5% of such costs for each year that the year in which they retire precedes the year in which they would attain age 65. Individuals are responsible for an increase in the cost of coverage over that amount. At December 31, 2009, only Messrs. Hermance, Kranz and Laird were eligible for retiree insurance benefits, because only they were eligible for normal or early retirement. The reported figure reflects the estimated present value of the future premium cost of such benefits for the named individual, calculated on the basis of the assumptions used by Hudson City Bancorp in measuring its liability for such benefits for financial statement purposes under FASB ASC Topic 715. For more information concerning the assumptions used for these calculations, please refer to note 10(a) to the audited financial statements included in our 2009 Annual Report to Shareholders filed as Exhibit 13.1 to our Annual Report on Form 10-K for the year ended December 31, 2009.

(Notes continued on following page)

(2)	Participants are entitled to a reduced early retirement allowance under the Employees’ Retirement Plan and Benefit Maintenance Plan upon termination of employment after age 60 with at least five years of credited service or at least 30 years of credited service regardless of age. The plans calculate the early retirement benefit under the same formula as the normal retirement benefit, but base the early retirement benefit on compensation and credited service as of the date of termination of employment, and reduce the benefit by 2/12 of 1% for each of the first 60 months that payment commencement precedes the normal retirement date. A participant who has completed at least 30 years of service and wants to begin payment before age 60 is entitled to the actuarial equivalent to the benefit payable at age 60.

The Employees’ Retirement Plan and Benefit Maintenance Plan entitle participants to a disability retirement allowance upon the requisite certification of disability with at least ten years of credited service (at least five of which are with Hudson City Savings). The plans calculate the disability retirement benefit under the same formula as the normal retirement benefit, but do not reduce the benefit for early receipt. Payment of the disability retirement allowance will commence at least 30, but no later than 90, days after the retirement committee has approved an executive’s application. The figure shown reflects the present value of a pension payable to the named individual commencing on July 1, 2010 (the end of an assumed 6-month salary continuation period) and continuing until age 65 with no mortality assumption and a discount rate of 6.0% per annum.

(3)	The employment agreements in effect for Messrs. Hermance and Salamone provide for salary continuation payments following termination due to disability for the remaining contract term or until group long-term disability benefits begin. The change in control agreements in effect for Messrs. Kranz, Laird and Butkovich provide for salary continuation payments following termination due to disability following a change of control or pending change of control. The figures shown assume payment of full salary for 180 days, equal to the waiting period for benefits under our group long-term disability program, without discount for present value.

(4)	All stock options granted under our 2000 Stock Option Plan provide for full vesting upon death, disability, retirement, or change in control. Stock options granted under our 2006 Stock Incentive Plan provide for full vesting upon death or disability of those options scheduled to vest within 6 months following death or disability as well as full vesting in the event of discharge without cause or resignation with good reason following a change in control. The figures shown reflect the in-the-money value of those stock options that would accelerate, calculated based on the positive difference between the option exercise price and $13.73, which is the closing sales price for a share of our common stock on December 31, 2009.

(5)	All of the shares of restricted stock granted under our 2000 Recognition and Retention Plan provide for full vesting upon death, disability, retirement or change in control. Shares of restricted stock granted under our 2006 Stock Incentive Plan provide for full vesting upon death or disability of those shares scheduled to vest within 6 months following death or disability as well as full vesting in the event of discharge without cause or resignation with good reason following a change in control. The figures shown reflect the value of those restricted stock awards that would accelerate, calculated based on a per share value of $13.73, which is the closing sales price for a share of our common stock on December 31, 2009.

(6)	The employment agreements in effect for Messrs. Hermance and Salamone provide for a lump sum cash payment equal to the present value of the salary payments, estimated cash incentives (based on the prior three-years’ cash incentives, as a percentage of salary), along with cash payments of additional qualified and non-qualified defined contribution plan benefits that would be earned during the remaining contract term. The figures shown for Messrs. Hermance and Salamone reflect an assumed remaining contract term of three years. The change in control agreements in effect for Messrs. Kranz, Laird and Butkovich provide for a lump sum cash payment equal to the present value of the salary payments, estimated cash incentives (based on the prior three-years’ cash incentives, as a percentage of salary), and additional qualified and non-qualified defined contribution plan

(Notes continued on following page)

benefits that would be earned during the two-year period following certain terminations of employment. All figures assume a discount rate of 0.69%.

(7)	The employment agreements in effect for Messrs. Hermance and Salamone and the change in control agreements in effect for Messrs. Kranz, Laird and Butkovich provide for continued health, life and other insurance benefits for the remaining contract term, with an offset for benefits provided by a subsequent employer. The change in control agreements in effect for Messrs. Kranz, Laird and Butkovich provide for continued health, life and other insurance benefits for the two-year period following certain terminations of employment, with an offset for benefits provided by a subsequent employer. The figures shown for Messrs. Salamone and Butkovich represent the present value of continued insurance benefits for an assumed remaining contract term of three years and a fixed period of two years respectively and assume no offset for benefits provided by a subsequent employer, calculated on the basis of a discount rate of 4.09%. The figures shown for Messrs. Hermance, Kranz and Laird represent the post-retirement medical benefits for which those individuals are eligible, as discussed above in footnote (1) to this table.

(8)	In the event of termination of employment following a change in control, our Benefit Maintenance Plan provides for supplemental pension benefits beginning immediately without reduction for early payment. In addition, the employment agreements in effect for Messrs. Hermance and Salamone, and the change in control agreements in effect for Messrs. Kranz, Laird and Butkovich provide for cash payments of additional qualified and non-qualified pension plan benefits that would be earned during the remaining contract term. The figures shown include the present value of an un-reduced pension under our qualified and non-qualified defined benefit plans payable beginning January 1, 2010 and ending at the later of age 65 or normal current retirement age. In addition, the figures provided for discharge or resignation related to a change in control include the present value of the increased benefits that each named individual would have earned under our qualified and non-qualified pension plans if his service had continued for an additional three years (in the case of the employment agreements) or two years (in the case of the change in control agreements). For the mortality, discount rate and other assumptions used for this purpose, please refer to note 10(a) to the audited financial statements included in our 2009 Annual Report to Shareholders filed as Exhibit 13.1 to our Annual Report on Form 10-K for the year ended December 31, 2009.

(9)	In the event of a change in control, our tax-qualified Employee Stock Ownership Plan would sell the shares of our common stock held in a suspense account for future allocation to employees. The plan would then apply a portion of the proceeds from this sale to repay the outstanding balance on the loan used to purchase the unallocated shares. The plan would then distribute the remaining unallocated shares (or the proceeds from their sale) on a pro-rata basis among the accounts of plan participants. We estimate this distribution to be approximately $28.83 per allocated share, based on 7,995,955 allocated and undistributed shares, 33,676,464 unallocated shares, an outstanding loan balance of $231.856 million and stock price of $13.73 per share, which is the closing sales price for a share on the NASDAQ Global Market on December 31, 2009. The Benefit Maintenance Plan would apply a corresponding earnings credit to accumulated share equivalents provided under the ESOP-related portion of that plan. The figures shown represent an estimated earnings credit of $28.83 per share equivalent credited to each of the named individuals.

(10)	The employment agreements in effect for Messrs. Hermance and Salamone provide that Hudson City Bancorp will indemnify them, on a net after-tax basis, against the effects of a 20% federal excise tax on “excess parachute payments.” Excess parachute payments are payments that are contingent on a change in control, where the aggregate value of such payments equals or exceeds three times the individual’s average five-year W-2 earnings for the period of five consecutive calendar years ending prior to the date of the change in control. The figure shown reflects an estimate of the indemnification payment that would be due to each named individual.

(11)	This amount is payable only if retirement, disability or death precedes the occurrence of a change in control. Only Messrs. Hermance and Salamone participate in this benefit.

Director Compensation

Cash Compensation.  Non-employee directors received the following cash compensation for service on the Boards of Directors of Hudson City Bancorp, Inc. and Hudson City Savings Bank and the respective Board committees during 2009:

Non-Employee Board Member Compensation
Annual Retainer	$50,000
Meeting Fee	1,500
Lead Independent Director Compensation
Additional Annual Retainer	35,000
Non-Employee Committee Member Compensation
Meeting Fee	1,500
Committee Chair Additional Annual Retainers
Audit Committee	15,000
Compensation Committee	15,000
Nominating & Governance Committee	10,000

The lead independent director does not receive meeting fees for attending committee meetings or attending or presiding at executive sessions of the independent directors.

Stock Options.  On July 18, 2006, the Compensation Committee authorized the grant to each non-employee director of a non-qualified stock option to purchase 50,000 shares of our common Stock pursuant to the 2006 Stock Incentive Plan. Hudson City granted the options on July 21, 2006, the third trading day after the release of the Company’s financial results for the quarter ended June 30, 2006, to each individual who was a non-employee director on such date. The options have an exercise price per share of $12.76, equal to the closing sales price of our common stock on the NASDAQ Global Market on such date. The options vested and became exercisable on the first anniversary of the grant date. A non-employee director will generally forfeit these options in the event that he or she terminates service before such date. In the event of termination of service due to death or disability (as defined in the 2006 Stock Incentive Plan) within six months prior to the first anniversary of the grant date, the options will vest on the date of termination. In the event of a change in control (as defined in the 2006 Stock Incentive Plan) before the first anniversary of the grant date, the options will vest on the date of the change in control. The options expire on the tenth anniversary of the grant date or, if earlier, immediately upon termination of service for cause (as defined in the 2006 Stock Incentive Plan), one year after termination due to death, disability (as defined in the 2006 Stock Incentive Plan) or retirement (as defined in the 2006 Stock Incentive Plan), and three months after voluntary or involuntary termination for any other reason.

On April 27, 2007, the Compensation Committee granted to each non-employee director an option to purchase 50,000 shares of our common Stock at an exercise price of $13.35 per share. These options have a ten-year term and vested on April 27, 2008. The option term is subject to earlier expiration in the same manner described above for the July 21, 2006 grants.

On April 24, 2008, the Compensation Committee granted to each non-employee director an option to purchase 50,000 shares of our common Stock at an exercise price of $18.84 per share. These options have a ten-year term and vested on April 24, 2009. The option term is subject to earlier expiration in the same manner described above for the July 21, 2006 grants.

On April 24, 2009, the Compensation Committee granted to each non-employee director an option to purchase 50,000 shares of our common Stock at an exercise price of $12.81 per share. These options have a ten-year term and vest on April 24, 2010. The option term is subject to earlier expiration and vesting is subject to acceleration in the same manner described above for the July 21, 2006 grants.

Outside Directors Consultation Plan.  The Outside Directors Consultation Plan provides continued compensation following termination of service as a director to eligible outside directors who agree to serve as consultants to Hudson City Savings. A director is eligible to participate if he or she became a director before January 1, 2005 and retires after attaining age 65 and completing 10 years of service as an outside director. The monthly consulting fee is equal to the sum of (a) 5/12 of 1% of the annual board retainer fee in effect at the date of termination of service plus (b) 5% of the fee for attendance at a meeting of the board of directors in effect at the date of termination of service as a director, multiplied by the number of full years of service as an outside director, to a maximum of 20 years of service. A director’s consulting arrangement will continue for 120 months or until an earlier date when the director withdraws from the performance of consulting services. If a change of control of Hudson City Bancorp or Hudson City Savings occurs, this plan will settle all of its obligations by lump sum payment to all participants and will then terminate. In computing these obligations, each eligible non-employee director is presumed to have attained age 65 and completed 20 years of service. This plan has been suspended for individuals who become non-employee directors after December 31, 2004.

Charitable Matching Contribution Program.  Each of our directors is also eligible, under our charitable matching contribution program, to direct us to make charitable gifts in limited dollar amounts to the tax-exempt organizations of their choice. We offer this program to encourage philanthropy among our directors and to capture any benefit to our corporate reputation that may result from our directors’ philanthropic activity.

The following table sets forth information regarding compensation earned by the non-employee directors of Hudson City Bancorp, Inc. during the last fiscal year.

				Change in
				Pension Value
				and Nonqualified
	Fees Earned or	Stock	Option	Deferred	All Other
	Paid in Cash	Awards	Awards	Compensation	Compensation
Name	($)(1)	($)	($)(2)	Earnings(3)	($)(4)	Total($)

Michael W. Azzara	$107,500	—	$102,500	—	$30,000	$240,000
William G. Bardel	104,000	—	102,500	—	30,000	236,500
Scott A. Belair	107,500	—	102,500	—	30,000	240,000
Victoria H. Bruni	80,000	—	102,500	—	8,400	190,900
William J. Cosgrove	86,000	—	102,500	—	28,575	217,075
Donald O. Quest, M.D.	83,000	—	102,500	—	30,000	215,500
Joseph G. Sponholz	104,500	—	102,500	—	30,000	237,000

(1)	Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the fiscal year, whether the director received payment of such fees or elected to defer them.

(2)	Represents the aggregate grant-date fair value of options to purchase shares of Hudson City Bancorp common stock granted to the director during the applicable year, calculated in accordance with FASB ASC Topic 718 for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to note 10(d) to the audited financial statements, included in the 2009 Annual Report to Shareholders filed as Exhibit 13.1 to our Annual Report on Form 10-K for the year ended December 31, 2009. The grant date fair value of the option awards to directors in 2009 was $2.05 per share. The total number of options outstanding to each non-employee director at December 31, 2009 was: Mr. Azzara, 429,720; Mr. Bardel, 406,480; Mr. Belair, 328,240; Ms. Bruni, 200,000; Mr. Cosgrove, 200,000; Dr. Quest, 200,000; and Mr. Sponholz, 584,720.

(3)	Does not include the value of compensation that may become payable under the Outside Directors Consultation Plan following termination of service as a director, as these amounts are only payable in consideration for a written agreement to provide post-termination consulting services. This plan has been suspended for individuals who become non-employee directors after December 31, 2004. Certain directors participate in a voluntary deferred compensation plan under which they may invest deferred amounts in phantom shares of our common stock or in a phantom account to which we credit interest quarterly based

(Notes continued on following page)

on the highest rate of interest paid to depositors by Hudson City Savings for the quarter. Neither of these investment options produces above-market earnings reportable in this table.

(4)	The figure for each named individual represents the amount of cash contributions made by Hudson City Bancorp during the fiscal year to charities that the named individual designates pursuant to Hudson City Bancorp’s charitable contribution matching program.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors of Hudson City Bancorp does not know of any other matters to be brought before the shareholders at the 2010 Annual Meeting of Shareholders. If, however, any other matters not known are properly brought before the meeting, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

ADDITIONAL INFORMATION

Notice of Business to be Conducted at Annual Meeting

The bylaws of Hudson City Bancorp provide for an advance notice procedure for a shareholder to properly bring business before an annual meeting or to nominate any person for election to our Board of Directors. The shareholder must be a shareholder of record and have given timely notice thereof in writing to our corporate secretary. To be timely, a shareholder’s notice must be delivered to or received by the corporate secretary not later than the following dates: (i) with respect to an Annual Meeting of Shareholders, ninety (90) days in advance of the anniversary of the previous year’s annual meeting if the current year’s meeting is to be held within thirty (30) days prior to, on the anniversary date of, or after the anniversary of the previous year’s annual meeting; and (ii) with respect to an Annual Meeting of Shareholders held at a time other than within the time periods set forth in the immediately preceding clause (i), the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to shareholders. Notice shall be deemed to first be given to shareholders when disclosure of such date of the meeting of shareholders is first made in a press release reported to Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by Hudson City Bancorp with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act. A shareholder’s notice to the Secretary shall set forth such information as required by the bylaws of Hudson City Bancorp. Nothing in this paragraph shall be deemed to require Hudson City Bancorp to include in its proxy statement and proxy card relating to an annual meeting any shareholder proposal or nomination which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal or nomination is received. See “Date For Submission of Shareholder Proposals.”

Date for Submission of Shareholder Proposals

Any shareholder proposal intended for inclusion in our proxy statement and proxy card relating to our 2011 Annual Meeting of Shareholders must be received by us by November 18, 2010, pursuant to the proxy solicitation regulations of the Securities and Exchange Commission. Nothing in this paragraph shall be deemed to require Hudson City Bancorp to include in its proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at the time. Any such proposal will be subject to 17 C.F.R. § 240.14a-8 of the rules and regulations promulgated by the Securities and Exchange Commission under the Exchange Act.

Annual Report to Shareholders

A copy of the 2009 Annual Report to Shareholders, including the consolidated financial statements prepared in conformity with U.S. generally accepted accounting principles, for the fiscal year ended December 31, 2009 accompanies this proxy statement. The consolidated financial statements have been audited by KPMG LLP, whose report appears in the 2009 Annual Report to Shareholders. Hudson City Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009 has been filed with the Securities and Exchange Commission. Shareholders may obtain, free of charge, an additional copy of the 2009 Annual Report to Shareholders and a copy of the Annual Report on Form 10-K by writing to Susan K. Munhall, Hudson City Bancorp, Inc., West 80 Century Road, Paramus, New Jersey 07652 or by calling (201) 967-8290.

The 2009 Annual Report to Shareholders and the Annual Report on Form 10-K are also available on Hudson City Bancorp’s website at www.hcbk.com and on the Securities and Exchange Commission’s website at www.sec.gov.

By Order of the Board of Directors,

Veronica Olszewski
Senior Vice President, Treasurer
and Corporate Secretary

Paramus, New Jersey
March 18, 2010

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING
PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING
PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED OR, IF YOU PREFER,
VOTE BY USING THE TELEPHONE OR INTERNET.

Appendix A

EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN
OF
HUDSON CITY BANCORP, INC.

Adopted on January 19, 2010
Effective as of January 1, 2010

EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN
OF
HUDSON CITY BANCORP, INC.

Article I

Plan Objectives

Section 1.1  Purpose.  The purpose of the Plan is to achieve the following objectives: (i) to promote the achievement of Hudson City Bancorp, Inc.’s and Hudson City Savings Bank’s performance objectives; (ii) to link executive compensation to specific corporate performance objectives; (iii) to provide a competitive reward structure for executive management; and (iv) to encourage involvement in and communication regarding Hudson City Bancorp, Inc.’s and Hudson City Savings Bank’s strategic plans and objectives.

Article II

Plan Duration

Section 2.1  Term.  The Plan shall be effective for five consecutive Plan Years beginning on the Effective Date and ending on December 31, 2014.

Article III

Definitions

The following definitions shall apply for purposes of this Plan unless a different meaning is clearly indicated by the context:

Section 3.1  “Bank” means Hudson City Savings Bank, a federally chartered savings association, and any successor thereto.

Section 3.2  “Base Salary” means, for any Participant for a Plan Year, such Participant’s annual rate of base salary as of January 1 of the Plan Year.

Section 3.3  “Board” means the Board of Directors of the Company.

Section 3.4  “Change of Control” means any of the following events:

(a) the consummation of a reorganization, merger or consolidation of the Company with one or more other persons, other than a transaction following which:

(i) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(ii) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(b) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(c) a complete liquidation or dissolution of the Company;

(d) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of Directors of Hudson City Bancorp, Inc. do not belong to any of the following groups:

(i) individuals who were members of the Board of Directors of Hudson City Bancorp, Inc. on January 1, 2010; or

(ii) individuals who first became members of the Board of Directors of Hudson City Bancorp, Inc. after January 1, 2010 either:

(A) upon election to serve as a member of the Board of Directors of Hudson City Bancorp, Inc. by affirmative vote of three-quarters of the members of such board, or of a nominating committee thereof, in office at the time of such first election; or

(B) upon election by the shareholders of the Company to serve as a member of such board, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of Directors of Hudson City Bancorp, Inc., or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board of Directors of Hudson City Bancorp, Inc.; or

(e) any event which would be described in section 3.4(a), (b), (c) or (d) if the term “Bank” were substituted for the terms “Company” or “Hudson City Bancorp, Inc.” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this section 3.4, the term “person” shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

Section 3.5  “Code” means the Internal Revenue Code of 1986, including the corresponding provisions of any succeeding law.

Section 3.6  “Committee” means a committee consisting of those members of the Compensation Committee of the Company whom are outside directors as defined in section 162(m) of the Code or such other committee consisting of outside directors as defined in section 162(m) of the Code as the Board may appoint to serve as the Committee. The Committee shall at all times consist of at least two members who are outside directors as defined in section 162(m) of the Code.

Section 3.7  “Company” means Hudson City Bancorp, Inc., a Delaware corporation, and any successor thereto.

Section 3.8  “Company and the Bank” means the Company, together with any other organization that is required to be considered, along with the Company, a single entity for purposes of consolidated financial reporting under GAAP.

Section 3.9  “Corporate Performance Objectives” means for any Plan Year those objective performance objectives selected and established by the Committee in accordance with the requirements of Article VI of the Plan.

Section 3.10  “Disabled” means, with respect to any Participant, suffering from a mental or physical condition of total incapacity which the Committee shall have determined, on the basis of competent medical evidence, is likely to be permanent and precludes further performance of duty with the Company and the Bank.

Section 3.11  “Discharge for Cause” means the termination upon the finding of the Committee of an intentional failure to perform stated duties, breach of a fiduciary duty involving personal dishonesty which results in material loss to the Company, the Bank or one of their affiliates, or willful violation of any law, rule or regulation, (other than traffic violations or similar offenses), or final cease-and-desist order which results in material loss to the Company, the Bank or one of their affiliates.

Section 3.12  “Effective Date” means January 1, 2010, subject to approval by the Company’s shareholders at a meeting of shareholders convened within twelve (12) months thereafter, or any adjournment or postponement thereof.

Section 3.13  “Employee” means any individual employed by the Company or the Bank as an employee, but does not mean an individual who renders service solely as a director or independent contractor.

Section 3.14  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 3.15  “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the corresponding provisions of any succeeding law.

Section 3.16  “GAAP” means generally accepted accounting principles, as amended from time to time and applied in preparing the financial statements of the Company and the Bank.

Section 3.17  “Participant” means an Employee who is selected by the Committee as eligible to participate in the Plan for a Plan Year.

Section 3.18  “Performance Measurement Period” means the period in which the achievement of Corporate Performance Objectives is measured. The Performance Measurement Period shall consist of one or more consecutive Plan Years or such other continuous period of not less than twelve (12) months as the Committee shall determine.

Section 3.19  “Plan” means the Executive Officer Annual Incentive Plan of Hudson City Bancorp, Inc.

Section 3.20  “Plan Year” means the calendar year.

Section 3.21  “Retires” means, with respect to any Employee, terminates employment at a time when the Employee is eligible to receive a benefit based upon his retirement or early retirement as set forth in any tax-qualified retirement or pension plan of the Company or the Bank.

Section 3.22  “Section 162(m) Employee” means at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of section 162(m) of the Code, as hereinafter defined; provided, however, that the term “Section 162(m) Employee” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid.

Section 3.23  “Taxable Year” means the taxable year of the Company for federal income tax purposes.

Article IV

Eligibility And Participation

Section 4.1  Eligibility.  The Committee shall annually select the individual Employees, if any, eligible for participation in the Plan. Eligibility shall be limited to top executive-level Employees whose functional responsibility includes the establishment of strategic direction and long-range plans for the Company and the Bank, including, but not limited to, the Chief Executive Officer, Chief Operating Officer, Senior Executive Vice Presidents, Executive Vice Presidents and Senior Vice Presidents.

Section 4.2  Participation.  An Employee who holds or assumes an eligible position shall not be a Participant for any Performance Measurement Period unless selected by the Committee to participate in the Plan for the Performance Measurement Period. An Employee who is hired, transferred or promoted into an eligible position during a Performance Measurement Period and selected to participate in the Plan for that Performance Measurement Period shall receive a prorated award for that Performance Measurement Period. In no event shall a person who is a Section 162(m) Employee be added to the Plan for any Performance Measurement Period during the final four (4) months of the Performance Measurement Period.

Section 4.3  Termination of Employment.  In general, a Participant must be employed by the Company and/or the Bank on the last day of the Performance Measurement Period to receive an award. A Participant who Retires, dies or becomes Disabled during a Performance Measurement Period shall receive a prorated award for that Performance Measurement Period. In these circumstances, the amount of any prorated award shall be calculated and paid after the end of the Performance Measurement Period on the basis of the level of attainment of the established performance goals for the entire Performance Measurement Period.

Section 4.4  Change of Control.  A Participant who terminates employment with the Company and the Bank on or after the effective date of a Change of Control shall be eligible for a prorated award, provided that his termination was not a Discharge for Cause. In these circumstances, the amount of any prorated award shall be calculated and paid at or as soon as practicable following termination of employment on the basis of the level of attainment of the established performance goals for the portion of the Performance Measurement Period preceding the Change of Control, annualized to project full-year performance.

Section 4.5  Other Terminations.  The Committee shall have the authority to determine whether a Participant who otherwise ceases employment prior to the end of a Performance Measurement Period is eligible to receive a prorated award for that Performance Measurement Period; provided, however, that following the occurrence of a Change of Control, the Committee may not exercise its authority to deny a prorated award to any Participant whose termination of employment is not a Discharge for Cause.

Section 4.6  Prorated Awards.  Prorated awards shall be calculated by dividing the applicable award by the number of months in the applicable Performance Measurement Period and multiplying the result by the number of months of the Participant’s service during the Performance Measurement Period, rounded to the next highest whole month.

Article V

Award Opportunity

Section 5.1  Awards.  The Committee may provide an award opportunity to Participants who assist the Company and the Bank in achieving certain Corporate Performance Objectives for a Performance Measurement Period. The award opportunity for each Performance Measurement Period shall be a percentage of each Participant’s Base Salary. The amount of a Participant’s award, if any, shall be based on the degree to which the Company and the Bank achieve their Corporate Performance Objectives.

Section 5.2  Award Opportunity Level.  The Committee recognizes that the level of control and influence a Participant has over the achievement of Corporate Performance Objectives is influenced by the Participant’s level of responsibility. As such, the Committee shall establish annually a matrix which shall establish for each Participant the award opportunity for such Participant if the Company and the Bank achieve their target Corporate Performance Objectives. The matrix may also include enhanced or reduced award opportunity levels for such Participant if the Company and the Bank achieve at a level above or below the target Corporate Performance Objectives.

Article VI

Establishment Of Corporate Performance Objectives

Section 6.1  Performance Objectives.

(a) As soon as practicable, but in any event within the first ninety (90) days of each Performance Measurement Period, the Committee shall establish specific Corporate Performance Objectives for the Company and the Bank, including target levels and, if deemed appropriate by the Committee, one or more enhanced or reduced award opportunity levels associated with each Corporate Performance Objective. If the Committee adds a Participant to the Plan for a Performance Measurement Period after initially establishing the award opportunities and Corporate Performance Objectives for the Plan Year, it shall establish the award opportunities and Corporate Performance Objectives applicable to the new Participant within 30 days after adding the Participant to the Plan. The Corporate Performance Objectives for a Performance Measurement Period shall be based on one or more of the following criteria:

(i) Basic earnings per common share,

(ii) Basic cash earnings per common share,

(iii) Diluted earnings per common share,

(iv) Diluted cash earnings per common share,

(v) Net income,

(vi) Cash earnings,

(vii) Net interest income,

(viii) Non-interest income,

(ix) General and administrative expense to average assets ratio,

(x) Cash general and administrative expense to average assets ratio,

(xi) Efficiency ratio,

(xii) Cash efficiency ratio,

(xiii) Return on average assets,

(xiv) Cash return on average assets,

(xv) Return on average stockholders’ equity,

(xvi) Cash return on average stockholders’ equity,

(xvii) Return on average tangible stockholders’ equity,

(xviii) Cash return on average tangible stockholders’ equity,

(xix) Core earnings,

(xx) Operating income,

(xxi) Operating efficiency ratio,

(xxii) Net interest rate spread,

(xxiii) Loan production volume,

(xxiv) Non-performing loans,

(xxv) Cash flow,

(xxvi) Strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management,

(xxvii) Any combination of the foregoing.

The Corporate Performance Objectives may be expressed on an absolute and/or relative basis, or a before- or after-tax basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies and may include or exclude any or all extraordinary, non-recurring or other specifically identified items.

(b) Those Corporate Performance Objectives which have meanings ascribed to them by GAAP shall have the meanings assigned to them under GAAP as in effect and applied to the Company and the Bank on the date on which the Corporate Performance Objectives are established, without giving effect to any subsequent changes in GAAP, unless the Committee specifically provides otherwise when it establishes the Corporate Performance Objectives. Corporate Performance Objectives based upon cash earnings or cash returns shall refer to or be calculated based upon net income adjusted to exclude non-cash charges for goodwill amortization and non-cash amortization expenses relating to employee stock ownership plans and restricted stock plans and (if applicable) related tax benefits. Corporate Performance Objectives based upon cash general and administrative expenses shall refer to general and administrative expenses, calculated in accordance with GAAP, adjusted to eliminate non-cash charges for goodwill amortization and non-cash amortization expenses relating to employee stock ownership plans and restricted stock plans and (if applicable) related tax benefits.

Section 6.2  Award Matrix.  The Committee shall assign a percentage weight to each Corporate Performance Objective for each Performance Measurement Period. The weight assigned to any one or more Corporate Performance Objectives may be zero, but the aggregate weight assigned to all Corporate Performance Objectives shall equal 100%. The Committee may assign different weightings to Corporate Performance Objectives for each Participant or classes of Participants. The Committee shall establish a matrix which shall set forth the Corporate Performance Objectives, the target and other applicable performance levels with respect thereto, the weighting of such Corporate Performance Objectives, if any, and the corresponding award opportunity for each Participant.

Section 6.3  Adjustments.  Under normal business conditions, once established for a Performance Measurement Period as provided herein, Corporate Performance Objectives shall not be subject to revision or alteration. However, unusual conditions may warrant a reexamination of such criteria. Such conditions may include, but not be limited to, a Change of Control, declaration and distribution of stock dividends or stock splits, mergers, consolidation or reorganizations, acquisitions or dispositions of material business units, or infrequently occurring or extraordinary gains or losses. In the event the Committee determines that, upon reexamination, alteration of the Corporate Performance Objectives is appropriate, the Committee shall reestablish the Corporate Performance Objectives to maintain as closely as possible the previously established expected level of overall performance of the Participants, taken as a whole, as is practicable. Notwithstanding the foregoing, any adjustments to the award opportunities or Corporate Performance Objectives applicable to a Section 162(m) Employee for a Performance Measurement Period shall conform to the requirements of section 162(m) of the Code and the regulations promulgated pursuant thereto.

Section 6.4  Negative Discretion.  The Committee may, in its sole discretion, determine to adjust the amount of an award computed by applying the award matrix contemplated by section 6.2 for any or all Participants if it determines that prevailing circumstances (including but not limited to, the subjective appraisal of the Participant’s performance for the Performance Measurement Period) warrant; provided, however, that in the case of Section 162(m) Employees, any such adjustment shall result in a reduced payment.

Article VII

Determination And Payment Of Awards

Section 7.1  Certification of Corporate Performance Objectives.  As promptly as practicable, but in any event within 75 days after the end of each Performance Measurement Period, the Committee shall certify the performance of the Company and the Bank relative to the Corporate Performance Objectives established for Participants. Each Participant’s award shall be determined by multiplying the Participant’s Base Salary earned during the applicable Performance Measurement Period by the percentage set forth in the matrix established pursuant to sections 6.2 and 6.3 of the Plan, as possibly adjusted down, but not up, for such subjective factors as the Committee deems appropriate, including, but not limited to, whether the Participant’s overall individual performance met expectations. Awards under the Plan shall be paid in cash, subject to applicable withholding taxes, as soon as practicable following the end of the Performance Measurement Period but in no event later than March 15 of the year immediately following the Performance Measurement Period.

Section 7.2  Deferral of Awards.  In lieu of receiving a cash payment in respect of Awards payable under the Plan, Participants may elect to defer Awards pursuant to section 409A of the Code and the terms of the Officers’ Deferred Compensation Plan of Hudson City Bancorp, Inc. if such plan is adopted and in effect.

Article VIII

Maximum Award

Section 8.1  Maximum Award.  The maximum award that may be paid to any Participant for any Performance Measurement Period shall be:

(a) in the case of a Participant with the title of or senior to Senior Executive Vice President or the functional equivalent of such position or title, six-tenths of one percent (0.6%) of the pre-tax net income of the Company and the Bank (excluding extraordinary items) for the Performance Measurement Period as determined under GAAP;

(b) in the case of any other Participant, fifteen hundredths of one percent (0.15%) of the pre-tax net income of the Company and the Bank (excluding extraordinary items) for the Performance Measurement Period as determined under GAAP.

Article IX

Administration

Section 9.1  Committee.  The Plan shall be administered by the Committee.

Section 9.2  Committee Action.  The Committee shall hold such meetings, and may make such administrative rules and regulations, as it may deem proper. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at a meeting at which a quorum is present, as well as actions taken pursuant to the unanimous written consent of all of the members of the Committee without holding a meeting, shall be deemed to be actions of the Committee. All actions of the Committee shall be final and conclusive and shall be binding upon the Company and all other interested parties. Any person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by the Secretary of the Committee and one member of the Committee, by two members of the Committee or by a representative of the Committee authorized to sign the same in its behalf.

Section 9.3  Committee Responsibilities.  Subject to the terms and conditions of the Plan and such limitations as may be imposed by the Board, the Committee shall be responsible for the overall management and administration of the Plan and shall have such authority as shall be necessary or appropriate in order to carry out its responsibilities, including, without limitation, the authority:

(a) to interpret and construe the Plan, and to determine all questions that may arise under the Plan as to eligibility for participation in the Plan;

(b) to adopt rules and regulations for the operation and administration of the Plan; and

(c) to take any other action not inconsistent with the provisions of the Plan that it may deem necessary or appropriate.

Section 9.4  Incorporation of Committee Policies.  Any policy or procedure adopted by the Committee and purporting to establish terms, conditions and limitations for, or otherwise affect, the award or payment of compensation under this Plan shall, to the extent not inconsistent with the terms of the Plan, apply to awards and payments under the Plan as actions taken by the Committee pursuant to section 9.3.

Article X

Amendment And Termination

Section 10.1  Amendment.  The Board may amend or revise the Plan in whole or in part at any time; provided, however, that to the extent required to comply with section 162(m) of the Code, no such amendment or revision shall be effective if it amends a material term of the Plan unless approved by a majority of the votes cast on a proposal to approve such amendment or revision.

Section 10.2  Termination.  The Board may suspend or terminate the Plan in whole or in part at any time by giving written notice of such suspension or termination to the Committee.

Article XI

Miscellaneous

Section 11.1  No Right to Continued Employment.  Neither the establishment of the Plan nor any provisions of the Plan nor any action of the Board or the Committee with respect to the Plan shall be held or construed to confer upon any Participant any right to continuation of his or her position as an Employee. The Company and the Bank reserve the right to dismiss any Participant or otherwise deal with any Participant to the same extent as though the Plan had not been adopted.

Section 11.2  Non-Alienation of Benefits.  Except as may otherwise be required by law, no distribution or payment under the Plan to any Participant, former Participant or beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any such distribution or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such distribution or payment. If any Participant, former Participant or beneficiary is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any such distribution or payment, voluntarily or involuntarily, the Committee, in its sole discretion, may cancel such distribution or payment or may hold or cause to be held or applied to such distribution or payment, or any part thereof, to or for the benefit of such Participant, former Participant or beneficiary, in such manner as the Committee shall direct; provided, however, that no such action by the Committee shall cause the acceleration or deferral of any benefit payments from the date on which such payments are scheduled to be made.

Section 11.3  No Effect Prior to Shareholder Approval.  The Plan shall not be effective or implemented prior to approval by the holders of a majority of the total votes present in person or by proxy and entitled to vote at any duly called annual or special meeting of the Company that is convened within twelve (12) months after January 18, 2010, or any adjournment or postponement thereof.

Section 11.4  Status of Plan Under ERISA.  The Plan is intended to be a non-qualified incentive compensation program that is exempt from the regulatory requirements of ERISA. The Plan is not intended to comply with the requirements of section 401(a) of the Code or to be subject to Parts 2, 3 and 4 of Title I of ERISA. The Plan shall be administered and construed so as to effectuate this intent.

Section 11.5  Construction and Language.  Wherever appropriate in the Plan, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and the masculine gender may be read as referring equally to the feminine gender or the neuter.

Section 11.6  Governing Law.  The Plan shall be construed, administered and enforced according to the laws of the State of New Jersey, without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by federal law. The federal and state courts having jurisdiction in Bergen County, New Jersey shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan or in any way relating to the rights or obligations of any person under, or the acts or omissions of the Company, the Bank, the Board, the Committee or any duly authorized person acting in their behalf in relation to the Plan. By participating in this Plan, the Participant, for himself and any other person claiming any rights under the Plan through him, agrees to submit himself, and any such legal action described herein that he shall bring, to the sole jurisdiction of such courts for the adjudication and resolution of such disputes.

Section 11.7  Headings.  The headings of Articles and sections are included solely for convenience of reference. If there is any conflict between such headings and the text of the Plan, the text shall control.

Section 11.8  Withholding.  Payments from this Plan shall be subject to all applicable federal, state and local income withholding taxes. The Company, the Bank or the Committee shall have the right to require any person entitled to receive a payment under this Plan to pay the amount of any tax which is required to be withheld with respect to such payment, or, in lieu thereof, to deduct from the amount payable the amount required to be withheld.

Section 11.9  Notices.  Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party:

(a) If to the Committee:

Hudson City Bancorp, Inc.
West 80 Century Road
Paramus, NJ 07652
Attention: Corporate Secretary

(b) If to a Participant, to the Participant’s address as shown in the Company’s and the Bank’s personnel records.

Section 11.10  Indemnification.  The Company shall indemnify, hold harmless and defend each Participant, former Participant and beneficiary, against their reasonable costs, including legal fees, incurred by them or arising out of any action, suit or proceeding in which they may be involved, as a result of their efforts, in good faith, to defend or enforce the obligations of the Company and the Bank under the terms of the Plan.

Section 11.11  Severability.  A determination that any provision of the Plan is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 11.12  Waiver.  Failure to insist upon strict compliance with any of the terms, covenants or conditions of the Plan shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of the Plan must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 11.13  No Deposit Account.  Nothing in this Plan shall be held or construed to establish any deposit account for any Participant or any deposit liability on the part of the Company or the Bank. Participants’ rights hereunder shall be equivalent to those of a general unsecured creditor of the Company and the Bank.

Section 11.14  Successors and Assigns.  The provisions of the Plan will inure to the benefit of and be binding upon the Participants and their respective legal representatives and testate or intestate distributes, and the Company and the Bank and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company or the Bank may be sold or otherwise transferred.

Section 11.15  Required Provisions.  The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Company and the Bank:

(a) Notwithstanding anything herein contained to the contrary, in no event will the aggregate amount of compensation payable by the Bank to any person on account of his termination of employment exceed three times such person’s average annual total compensation for the last five consecutive calendar years to end prior to his termination of employment with the Company and the Bank or for his entire period of employment with the Company and the Bank and their respective predecessors, if less than five calendar years.

(b) Notwithstanding anything herein contained to the contrary, any payments pursuant to this Plan are subject to and conditioned upon their compliance with section 1828(k) of the Federal Deposit Insurance Act and any regulations promulgated thereunder and Federal Deposit Insurance Corporation regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

(c) Notwithstanding anything herein contained to the contrary, if any Participant is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, the Bank’s obligations under this Plan shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Bank, in its discretion, may (i) pay to the Participant all or part of the compensation withheld while the Bank’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(d) Notwithstanding anything herein contained to the contrary, if the Participant is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, all prospective obligations of the Bank under this Plan shall terminate as of the effective date of the order, but vested rights and obligations of the Bank and the Participant shall not be affected.

(e) Notwithstanding anything herein contained to the contrary, if the Bank is in default, within the meaning of section 3(x)(1) of the Federal Deposit Insurance Act, all prospective obligations of the Bank under this Plan shall terminate as of the date of default, but vested rights and obligations of the Bank and the Participant shall not be affected.

(f) Notwithstanding anything herein contained to the contrary, all prospective obligations of the Bank hereunder shall be terminated, except to the extent that a continuation of this Plan is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision or his designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director of the Office of Thrift Supervision or his designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Director to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

If and to the extent that any of the foregoing provisions is not or shall cease to be required by applicable law, rule or regulation, the same shall become inoperative automatically as though eliminated by formal amendment of the Plan. Any of the foregoing provisions which, by their terms, apply only to the Bank shall not affect the rights and obligations of the Company.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 p.m., Eastern Time on Tuesday, April 20, 2010.

INTERNET
http://www.proxyvoting.com/hcbk
HUDSON CITY BANCORP, INC.	Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
▼ FOLD AND DETACH HERE ▼

Please mark your votes as	☒
indicated in this example

	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1. Election of two Directors for terms of three years each.				2.	Adoption of the Executive Officer Annual Incentive Plan of Hudson City Bancorp.	☐	☐	☐

Nominees:

01 Donald O. Quest, M.D. 02 Joseph G. Sponholz	☐ ☐	☐ ☐	☐ ☐	3.	Ratification of the appointment of KPMG LLP as Hudson City Bancorp, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

					I will attend the annual meeting.		☐

					(Please mark box if you plan to attend the annual meeting.) (Important: If your shares are not registered in your name, you will need additional documentation to attend the annual meeting. Please contact your broker promptly to obtain such additional documentation if you plan to attend the annual meeting.)

					The undersigned hereby acknolwedges receipt of the Notice of the 2010 Annual Meeting of Shareholders, the Proxy Statement, dated March 18, 2010, for the annual meeting and the 2009 Annual Report to shareholders.

							Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

Please sign exactly as your name appears on this proxy card. Joint Owners should sign personally. If signing as an attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.

You can now access your Hudson City Bancorp, Inc. account online.
Access your Hudson City Bancorp, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Hudson City Bancorp, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2009 Annual Report to Shareholders are available at: http://www.hcsbonline.com/documents/hcbk_annual_report_2009.pdf
▼ FOLD AND DETACH HERE ▼

REVOCABLE PROXY
HUDSON CITY BANCORP, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
HUDSON CITY BANCORP, INC.
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, APRIL 21, 2010
      The undersigned shareholder of Hudson City Bancorp, Inc. hereby appoints Michael W. Azzara, Scott A. Belair and Victoria H. Bruni or any of them, with full powers of substitution, to act as proxy for the undersigned and to vote all shares of common stock of Hudson City Bancorp, Inc., which the undersigned is entitled to vote, at the 2010 Annual Meeting of Shareholders to be held at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656, Wednesday, April 21, 2010 at 4:30 p.m. Eastern Time, and at any adjournment or postponement thereof.
THIS PROXY CARD, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF YOU DO NOT GIVE ANY DIRECTION, THIS PROXY WILL BE VOTED FOR THE PROPOSALS IN ITEMS 1, 2 AND 3.
PLEASE PROMPTLY MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED POSTED PRE-PAID ENVELOPE OR VOTE USING THE INTERNET OR TELEPHONE INSTRUCTIONS ON THE REVERSE SIDE.

Address Change/Comments
(Mark the corresponding box on the reverse side)

       BNY MELLON SHAREOWNER SERVICES
       P.O. BOX 3550
       SOUTH HACKENSACK, NJ 07606-9250
(Continued on Reverse Side)

March 18, 2010

To:	All Employee Stock Ownership Plan (“ESOP”) Members

Re:	Annual Meeting of Shareholders to Be Held on April 21, 2010
Dear Members:
     As you know, Hudson City Savings Bank (the “Bank”) maintains the Employee Stock Ownership Plan (“ESOP”) for employees of the Bank. The ESOP holds shares of Hudson City Bancorp, Inc. (the “Company”) for the benefit of ESOP members. The shares in the ESOP are held by GreatBanc Trust Company as trustee (“ESOP Trustee”) of the ESOP. Shares purchased by the ESOP are being held by the ESOP Trustee to be allocated to ESOP members’ Share Investment Accounts over a period of years. The ESOP allows its members (including former members and beneficiaries) to have certain voting rights at the Company’s shareholder meetings.
     In connection with the Company’s Annual Meeting of Shareholders to be held on April 21, 2010, enclosed are the following documents:
1.	Confidential Voting Instructions card for the ESOP (white card);

2.	Proxy Statement dated March 18, 2010, including a Notice of the Annual Meeting of Shareholders; and

3.	2009 Annual Report to Shareholders.
     As a member of the ESOP, you have the right to direct the ESOP Trustee how to vote the shares allocated to your ESOP Share Investment Account as of March 1, 2010, the record date for the Annual Meeting (“Record Date”), on the proposals to be voted on by the Company’s shareholders. You have this right because the ESOP deems you to be a “named fiduciary” of the shares of the Company allocated to your account for voting purposes. As a named fiduciary, the law gives you the right to direct the ESOP Trustee how to vote the shares allocated to your Share Investment Account, and requires the ESOP Trustee to follow your directions except in limited circumstances. As a named fiduciary, you, and not the ESOP Trustee, will be responsible for the consequences of the voting directions that you give.
     Your rights as a member of the ESOP will vary depending on whether the matter being voted on is an “Anticipated Proposal” or an “Unanticipated Proposal.”

Anticipated Proposals.
     Each ESOP member has the right to specify how the ESOP Trustee should vote the shares allocated to his or her Share Investment Account as of the Record Date. In general, the ESOP Trustee will vote the shares allocated to your Share Investment Account by casting votes FOR or AGAINST or ABSTAIN as to each proposal as you specify on the Confidential Voting Instructions card accompanying this letter. For proposal 1 any shares for which you cast a vote for ABSTAIN will be treated as shares that are not are presented and will have no effect on the outcome of the vote. However, for proposals 2 and 3, such shares will be counted as shares represented and entitled to vote and will be treated as votes AGAINST the proposal. The number of shares allocated to your ESOP account is shown on the enclosed Confidential Voting Instructions card.
     The ESOP Trustee’s fiduciary duties require it to vote any shares for which it receives no voting instructions, as well as any shares not yet allocated to ESOP members’ Share Investment Accounts, in a manner determined to be prudent and solely in the interest of the members. If you do not direct the ESOP Trustee how to vote the shares allocated to your Share Investment Account, the ESOP Trustee will, to the extent consistent with its fiduciary duties, vote shares either FOR or AGAINST each proposal in a manner calculated to most accurately reflect the instructions received from other members in the ESOP. The same is true of shares not yet allocated to anyone’s Share Investment Account. The ESOP Trustee will vote unallocated shares and allocated shares for which no instructions were received according to the proportion of instructions received FOR and AGAINST. The ESOP Trustee will not take into consideration those instructions received that are marked ABSTAIN in determining how to vote these shares.
Unanticipated Proposals.
     It is possible, although very unlikely, that proposals other than those specified on the Confidential Voting Instructions card will be presented for shareholder action at the Annual Meeting of Shareholders. If this should happen, the ESOP Trustee will vote upon such matters in its discretion, or cause such matters to be voted upon in the discretion of the individuals named in any proxies executed by it.
* * * * *
     Your instruction is very important. You are encouraged to review the enclosed materials carefully and to complete, sign and date the enclosed Confidential Voting Instructions card or cards to signify your direction to the ESOP Trustee. You should then seal the completed card or cards in the enclosed envelope and return it directly to the ESOP Trustee using the postage-paid return envelope provided. The Confidential Voting Instructions card or cards must be received by the ESOP Trustee no later than April 16, 2010.
     Please note that the voting instructions of individual members are to be kept confidential by the ESOP Trustee, who has been instructed not to disclose them to anyone at the Bank or the Company. If you have any questions regarding your voting rights or the terms of the ESOP, please call Chris Nettleton at (201) 967-1900.
Very truly yours,
The Compensation Committee
Enclosures

HUDSON CITY BANCORP, INC.
CONFIDENTIAL VOTING INSTRUCTIONS
SOLICITED BY THE COMPENSATION COMMITTEE
OF HUDSON CITY BANCORP, INC.
FOR THE EMPLOYEE STOCK OWNERSHIP PLAN OF HUDSON CITY SAVINGS BANK
     The undersigned member, former member or beneficiary of a deceased former member in the Employee Stock Ownership Plan of Hudson City Savings Bank (“ESOP”) acting as a named fiduciary, hereby provides the voting instructions specified to the Trustee of the ESOP (the “Trustee”), which instructions shall be taken into account by the Trustee in voting, in person, by limited or general power of attorney, or by proxy, the shares and fractional shares of common stock of Hudson City Bancorp, Inc. that are held by the Trustee, in its capacity as Trustee of the ESOP, as of March 1, 2010 at the Annual Meeting of Shareholders of Hudson City Bancorp, Inc. to be held on April 21, 2010 and at any adjournment or postponement thereof.
     As to the proposals listed on the reverse side, which are more particularly described in the Proxy Statement dated March 18, 2010, the Trustee will vote the common stock of Hudson City Bancorp, Inc. held by the ESOP Trust to reflect the voting instructions on this Confidential Voting Instructions card, in the manner described in the accompanying letter from the Compensation Committee dated March 18, 2010.
     (Continued on reverse side. Please complete, sign and date on the reverse side and promptly return in the enclosed postage-paid envelope).

     The Board of Directors of Hudson City Bancorp, Inc. recommends a vote “FOR” the Proposals in Items 1, 2 and 3. If this Confidential Voting Instructions card is signed but no direction is given, this voting instructions card will be deemed to instruct votes “FOR” the Proposals in Items 1, 2 and 3. The directions, if any, given in this Confidential Voting Instructions card will be kept confidential from all directors, officers and employees of Hudson City Bancorp, Inc. or of Hudson City Savings Bank.
Please mark your instructions like this      ☑

1.	Election of two Directors for terms of three years each.	FOR	AGAINST	ABSTAIN
	Nominees: Donald O. Quest, M.D.	☐	☐	☐

	Joseph G. Sponholz	☐	☐	☐

2	Adoption of the Executive Officer Annual Incentive Plan of	FOR	AGAINST	ABSTAIN
	Hudson City Bancorp, Inc.	☐	☐	☐

3	Ratification of the appointment of KPMG LLP as the	FOR	AGAINST	ABSTAIN
	Company’s independent registered public accounting firm	☐	☐	☐
for the fiscal year ending December 31, 2010
     In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof or to cause such matters to be voted upon in the discretion of the individuals named in any proxies executed by the Trustee.
     All proposals listed above in this Confidential Voting Instructions card were proposed by Hudson City Bancorp, Inc.
     The undersigned hereby instructs the Trustee to vote in accordance with the voting instructions indicated above and hereby acknowledges receipt, prior to the execution of this Confidential Voting Instructions card, of a Voting Instructions Letter, a Notice of the Annual Meeting of Shareholders of Hudson City Bancorp, Inc., a Proxy Statement dated March 18, 2010 for the Annual Meeting to be held April 21, 2010 and a 2009 Annual Report to Stockholders.
     Please sign and date below and return promptly in the enclosed postage-paid envelope. Your Confidential Voting Instructions card must be received no later than April 16, 2010.

Date

Signature

     Signature of member, former member or designated beneficiary of deceased former member. Please sign name exactly as it appears herein. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

March 18, 2010

To:	All Profit Incentive Bonus Plan (“PIB Plan”) Members

Re:	Annual Meeting of Shareholders to Be Held on April 21, 2010
Dear Members:
     As you know, the Profit Incentive Bonus Plan (“PIB Plan”) of Hudson City Savings Bank (the “Bank”) includes an investment alternative to purchase the stock of the Bank’s parent company, Hudson City Bancorp, Inc. (the “Company”), using funds from your PIB Plan account (the “Employer Stock Fund”). Fidelity Management Trust Company as trustee (“PIB Plan Trustee”) holds Company common stock in the Employer Stock Fund for the benefit of members who have chosen this investment.
     Because a portion of your PIB Plan account is invested in the Employer Stock Fund, enclosed are the following documents in connection with the Company’s Annual Meeting of Shareholders to be held on April 21, 2010:
1.	Confidential Voting Instructions card for the PIB Plan;

2.	Proxy Statement dated March 18, 2010, including a Notice of the Annual Meeting of Shareholders; and

3.	2009 Annual Report to Shareholders.
     You have the right to direct the PIB Plan Trustee how to vote the shares of Company common stock held by the PIB Plan and attributed to your account as of March 1, 2010, the record date for the Annual Meeting (“Record Date”), on the proposals to be voted on by the Company’s shareholders. You, and not the PIB Plan Trustee, will be responsible for the consequences of the voting directions that you give.
     The PIB Plan Trustee will vote the number of shares of Company common stock attributed to your account as you direct on each proposal specified on the Confidential Voting Instructions card. For purposes of the PIB Plan, if you do not return your Confidential Voting Instructions card for the PIB Plan to the PIB Plan Trustee by April 16, 2010, or if you return it unsigned or without marking instructions, the PIB Plan Trustee will not vote shares attributed to your account. The shares that are not voted will have no effect on the outcome of the vote for proposals 1, 2 and 3. If you ABSTAIN as to a proposal, the

PIB Plan Trustee will ABSTAIN as to the shares attributed to your interest in the Employer Stock Fund. For proposal 1 such shares will be treated as shares that are not represented and will have no effect on the outcome of the vote; however for proposals 2 and 3, those shares will be counted as shares represented and entitled to vote and will be treated as votes AGAINST the proposal.
* * * * *
     Your instruction is very important. You are encouraged to review the enclosed materials carefully and to complete, sign and date the enclosed Confidential Voting Instructions card or cards to signify your direction to the PIB Plan Trustee. You should then seal the completed card or cards in the enclosed envelope and return it directly to the PIB Plan Trustee using the postage-paid return envelope provided. The Confidential Voting Instructions card or cards must be received by the PIB Plan Trustee no later than April 16, 2010.
     Please note that the voting instructions of individual members are to be kept confidential by the PIB Plan Trustee, who has been instructed not to disclose them to anyone at the Bank or the Company. If you have any questions regarding your voting rights or the terms of the PIB Plan, please call Chris Nettleton at (201) 967-1900.
Very truly yours,
The Compensation Committee
Enclosures

FIDELITY INVESTMENTS P.O. BOX 9112 FARMINGDALE, NY 11735 HUDSON CITY BANCORP, INC. ANNUAL MEETING OF SHAREHOLDERS — APRIL 21, 2010 THIS INSTRUCTION CARD IS SOLICITED BY FIDELITY MANAGEMENT TRUST COMPANY As a participant in the Profit Incentive Bonus Plan of Hudson City Savings Bank, you have the right to direct Fidelity Management Trust Company regarding how to vote the shares of Hudson City Bancorp, Inc. attributable to your account at the Annual Meeting of Shareholders to be held on April 21, 2010. Your voting directions will be tabulated confidentially. Only Fidelity and its affiliates or agents will have access to your individual voting direction. Unless otherwise required by law, the shares attributable to your account will be voted as directed; if no direction is made, if the card is not signed, or if the card is not received by April 16, 2010, the shares attributable to your account will not be voted. Signature (Sign in the Box) Date Please sign name exactly as it appears herein. The undersigned hereby instructs the Trustee to vote in accordance with the voting instructions indicated above and hereby acknowledges receipt, prior to the execution of this Confidential Voting Instructions card, of a Voting Instructions Letter, a Notice of the Annual Meeting of Shareholders of Hudson City Bancorp, Inc., a Proxy Statement dated March 18, 2010 for the annual meeting and the 2009 Annual Report to shareholders. km-hudson-10

Please fold and detach card at perforation before mailing ?? Please complete, sign and date on the reverse side and promptly return in the enclosed postage-paid envelope. Please fill in box(es) as shown using black or blue ink or number 2 pencil. X PLEASE DO NOT USE FINE POINT PENS. 0 1. Election of two Directors for terms of three years each. Nominees: (01) Donald O. Quest, M.D. (02) Joseph G. Sponholz 0 0 0 FOR AGAINST ABSTAIN 0 0 0 0 0 0 0 0 0 Adoption of the Executive Officer Annual Incentive Plan of Hudson City Bancorp, Inc. 3. Ratification of the appointment of KPMG LLP as Hudson City Bancorp, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2010. ?? km-hudson-10 2.